As filed with the Securities and Exchange Commission on October 29, 2001

File No. _________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities and Exchange Act of 1934

Stage Stores, Inc.

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of Incorporation or organization)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas (Address of principal executive offices)	77025 (Zip Code)

Registrant's telephone number, including area code: (800) 579-2302

Copies to:
Michael E. McCreery Stage Stores, Inc. 10201 Main Street Houston, TX 77025	Phillip B. Sears, Esq. McKinney & Stringer, P.C. 101 North Robinson, Suite 1300 Oklahoma City, OK 73102

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock ($0.01 par value)
Series A Warrants (Expiration Date August 23, 2006)
Series B Warrants (Expiration Date August 23, 2006)
(Title of each Class to be so registered)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES	42
EXHIBIT INDEX	X-1

          In conjunction with the Company's Plan of Reorganization, on August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation. On the merger date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. Depending on the context and the period being referenced, Stage Stores, Inc., its affiliates and their predecessors in interest will, from time-to-time, be referred to collectively as the "Company", "Stage Stores", "Predecessor Company" or "Reorganized Company" in this Registration Statement.

          Certain statements in this Registration Statement contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, the ability of Stage Stores and its subsidiaries to maintain normal trade terms with vendors, the ability of the Company and its subsidiaries to comply with the various covenant requirements contained in the Company's Financing Agreements (see Item 2. "Liquidity and Capital Resources"), the ability of the Company to maintain its private label credit card program, including the quality of its accounts receivable portfolio, the demand for apparel and other factors. The demand for apparel can be affected by an economic downturn, a decline in consumer confidence, unusual weather patterns, an increase in the level of competition in the Company's market areas, competitors' marketing strategies, changes in fashion trends, availability of product on normal payment terms and the failure to achieve the expected results of the Company's merchandising and marketing plans as well as its store opening and closing plans. In addition, the Company cannot predict, with any degree of certainty, what effect, if any, the tragic events of September 11, 2001 and subsequent and continuing events of terrorism will have on the Company and its operations. The occurrence of any of the above could have a material and adverse impact on the Company's operating results. Most of these factors are difficult to predict accurately and are generally beyond our control. Readers should consider the areas of risk described in connection with any forward-looking statements that may be made in this Registration Statement. Readers should carefully review this Registration Statement in its entirety, including but not limited, to the Company's financial statements and the notes thereto and the risks described in Item 2. "Risk Factors." Except for the Company's ongoing obligations to disclose material information under the Federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

          References in this Registration Statement to a particular year are to the Company's fiscal year which is the 52 or 53 week period ending on the Saturday closest to January 31 of the following calendar year (e.g., a reference to "2000" is a reference to the fiscal year ended February 3, 2001 and a reference to "2001" is a reference to the fiscal year ending February 2, 2002). The 2000 fiscal year consisted of 53 weeks. The 2001 fiscal year consists of 52 weeks.

ITEM 1.           BUSINESS

Overview

          Stage Stores is a Houston, Texas-based regional department store retailer offering moderately priced, nationally recognized brand name and private label apparel, accessories, cosmetics and footwear for the entire family. At September 1, 2001, the Company operated 342 stores under the "Stage", "Bealls" and "Palais Royal" trade names in 13 south central states. With an average size store of 17,190 selling square feet, the Company's principal focus is on consumers in under-served and less competitive small to mid-size markets. Utilizing a 10 mile radius from each store, approximately 57% of the Company's stores are located in small towns and communities with populations below 50,000 people, while an additional 21% of the Company's stores are located in mid-sized communities with populations between 50,000 and 150,000 people. The remainder of the Company's stores are located in metropolitan areas, such as Houston and San Antonio, Texas. The Company believes that it is able to differentiate itself from the competition in the small and mid-size communities in which it operates by offering consumers access to basic as well as fashionable, brand name merchandise not typically carried by other retailers in the same market area.

History

          The Company was formed in 1988 when the management of Palais Royal, together with several venture capital firms, acquired the family-owned Bealls and Palais Royal chains, both of which were originally founded in the 1920's. At the time of the acquisition, Palais Royal operated primarily larger stores, which were located in and around the Houston metropolitan area while Bealls operated primarily smaller stores, which were principally located in rural Texas towns. Over the next five years, the Company concentrated on integrating the two businesses, identifying their respective strengths and developing and refining its growth strategy. During the period, the Company developed a unique growth strategy that was focused on expanding the Company's presence in small and under-served markets across the country through new store openings and strategic acquisitions. Starting in 1994, the Company aggressively pursued its strategy, increasing its store count from 188 at the end of fiscal 1994 to a high of 688 stores at the end of the first quarter of fiscal 1999, and expanding its geographic presence to 34 states over the same period.

          However, as a result of many factors including, but not limited to, the Company's rapid growth during 1997 and 1998, significant turnover in key executive positions, significant leverage coupled with an inflexible capital structure and changes in the retail environment, the Company's financial performance deteriorated significantly during 1999 and 2000. Because of the Company's rapidly deteriorating financial performance, the Company's suppliers significantly curtailed merchandise shipments to the Company during spring of 2000, thereby further exacerbating the Company's financial difficulties. In order to address these financial and operational issues facing the Company, the Company and its wholly owned subsidiaries, Specialty Retailers, Inc. ("SRI") and Specialty Retailers, Inc. (NV) ("SRI NV"), filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") (the "Chapter 11 Proceedings") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Court") on June 1, 2000 (the "Petition Date"). On June 2, 2000, the Company entered into a $450 million debtor-in-possession credit facility (the "DIP Facility") with a lender to finance, among other things, the Company's working capital requirements during the Chapter 11 Proceedings. During the Chapter 11 Proceedings, the Company continued to manage and operate its assets and business as a debtor-in-possession, pending the formulation and confirmation of a Plan of Reorganization (the "Plan") and subject to the supervision and orders of the Court.

          Subsequent to the Petition Date, the Company developed a Plan which it believed would fairly address pre-petition creditors while also allowing it to emerge from the Chapter 11 Proceedings without significant leverage. In addition, in order to strengthen the Company and improve its financial condition, during the reorganization period the Company rationalized its existing store base, exited markets that did not fit its current strategic focus, replaced the majority of its senior management team, including the Chief Executive Officer, re-established its historically strong relationship with its merchandise vendors, brought the stores' merchandise inventory and mix closer to planned levels, improved execution at the store level, reduced store operating expenses and reduced headcount at the Company's central office. As a result of the Company's review of its store base and geographic markets, the number of stores in operation was reduced over the reorganization period from 647 at April 29, 2000 to 342 at September 1, 2001, and the Company's geographic presence was reduced from 33 states to 13 states over the same period.

          The Plan was approved by the requisite number of pre-petition creditors and was confirmed by the Court on August 8, 2001. The Plan was subsequently consummated by the Company on August 24, 2001 (the "Effective Date"). In conjunction with the Company's emergence from the Chapter 11 Proceedings, on the Effective Date the Company entered into two separate financing agreements (see Item 2. "Liquidity and Capital Resources"). A portion of the initial loan proceeds was used to retire the DIP Facility on the Effective Date. Under the Plan, the Company generally settled pre-petition debt claims by issuing shares of a new class of Common Stock in a reorganized Stage Stores to those pre-petition creditors entitled to receive such distribution under the Plan. As set forth in the Plan, the pre-petition bank group, in the aggregate, received approximately 46% of the new Common Stock while the previous holders of the Company's pre-petition 8 1/2% Senior Notes, in the aggregate, similarly received approximately 46% of the new Common Stock. The remaining shares of new Common Stock issuable under the Plan were either distributed to other pre-petition creditors or are currently being held in escrow for future distribution. The Plan did not provide for any distribution to the holders of pre-petition equity interest in the Company, including holders of the Company's old Common Stock and holders of the Company's old Class B Common Stock. Further, under the Plan, all pre-petition equity interests, including all shares of old Common Stock and old Class B Common Stock outstanding on the Effective Date were cancelled. As a result of the consummation of the Plan, the Company's leverage and debt service requirements were significantly reduced from pre-petition levels.

Review of Current Operations

          Stage Stores is a Houston, Texas-based regional department store retailer offering moderately priced, nationally recognized brand name and private label apparel, accessories, cosmetics and footwear for the entire family. The Company has recognized the high level of brand awareness and demand for fashionable, quality apparel by consumers in small and mid-size markets and has identified these markets as a profitable and under-served niche. The Company believes that it has developed a unique retailing concept in these markets by offering a broad range of brand name merchandise with a high level of customer service in convenient locations.

          Stores. As of September 1, 2001, the Company, through its wholly owned subsidiary Specialty Retailers (TX) LP, operated 342 stores located in 13 states throughout the south central United States. Although the Company's stores may be operated under the "Stage", "Bealls" and "Palais Royal" trade names depending on the geographical market, the Company operates the vast majority of its stores under one concept and one strategy. Utilizing a 10 mile radius from each store, approximately 57% of the Company's stores are located in small towns and communities with populations below 50,000 people, while an additional 21% of the Company's stores are located in mid-sized communities with populations between 50,000 and 150,000 people. The remainder of the Company's stores are located in metropolitan areas, such as Houston and San Antonio, Texas.

          In targeting small to mid-size markets, the Company has developed a store format, generally ranging in size from 10,000 to 35,000 selling square feet, which is smaller than typical department stores yet large enough to offer a well edited, but broad selection of merchandise. With an average size store of 17,190 selling square feet, approximately 74% of the Company's stores are located in strategically positioned strip shopping centers in which they are typically one of the anchor stores. In addition, 22 % of the Company's stores are located in local or regional shopping malls while the remaining 4% are located in either free standing or downtown buildings. The Company attempts to locate its stores by, or in the vicinity of, other tenants that it believes will help attract additional foot traffic to the area, such as grocery stores, drug stores or major discount stores such as Wal-Mart.

          The Company's typical interior store layouts and visual merchandising displays are designed to create a friendly, modern department store environment, which is frequently not found in other department stores in small and mid-size markets. The Company's carefully edited assortment of merchandise is divided into distinct departments within each store which are clearly marked and easy to navigate as a result of the Company's standard "racetrack" configuration. In this configuration, the various merchandise departments are situated throughout the store in such a way that a central loop, or "racetrack", is created, which the Company believes helps enhance the customer's shopping experience by providing an open, easy-to-shop interior.

          The Company's current expansion strategy focuses on carefully managed growth. New store locations will be selected which either fill gaps in existing markets or expand the Company's presence into new, but contiguous, markets. During 2002, the Company anticipates opening 5 to 10 new stores.

          Customer Service. A primary corporate objective is to provide excellent customer service through conveniently located stores staffed with highly trained and motivated sales associates. In order to ensure consistency of execution, each sales associate is evaluated based on the attainment of specific customer service standards, such as offering prompt and knowledgeable assistance, suggesting complementary items, helping customers open store charge accounts and establishing consistent contact with customers to facilitate repeat business. The Company continuously monitors the quality of its service by utilizing "secret shoppers" and by making calls each month to Company credit card holders who have recently made a purchase to determine their level of satisfaction. The results of these customer surveys are shared and discussed with the appropriate sales associates so that excellent service can be recognized and, conversely, counseling can be used if improvements are needed. To further reinforce the Company's focus on customer service, associates who consistently display outstanding performance and who "go the extra mile for the customer" are recognized through the Company's Associate of the Quarter and President's Award programs. Depending on the program, associates who are chosen receive such things as a certificate of accomplishment, a recognition letter from the President, a plate with their name added to an Award Plaque, a gold or platinum name badge, a gold VIP credit card and a 50% off shopping spree. In addition, a President's Platinum Award Trip is awarded to one President's Award winner each year via a drawing. The Company further extends its service philosophy through the design of its stores, as discussed above, and by locating the store manager on the selling floor to increase accessibility to customers. In addition, the Company's customer-friendly merchandise return and exchange policies add to the high level of customer service.

          Competitive Advantages. As a result of its small and mid-size market focus, the Company generally faces less competition for brand name apparel because consumers in these markets generally are able to shop for branded merchandise only in regional malls, which are usually located more than 30 miles away. In those small to mid-size markets where the Company does compete for brand name apparel sales, competition generally comes from local retailers, small regional chains, such as Goody's, and to a lesser extent, national department stores, such as JC Penney. The Company believes it has a competitive advantage over local retailers and small regional chains due to its: (i) distinctive retail concept, (ii) economies of scale, (iii) historically good vendor relationships and (iv) private label credit card program. The Company also believes it has a competitive advantage in small and mid-size markets over national department stores due to its experience with smaller markets. In addition, due to minimal merchandise overlap, the Company generally does not directly compete for branded apparel sales with national discounters such as Wal-Mart. In the highly competitive metropolitan markets in which it operates, the Company competes against other national department store chains, which similarly offer moderately priced, name brand and private label merchandise. As a way of differentiating itself from the competition in these larger markets, the Company offers consumers a high level of customer service in convenient locations, along with its private label credit card. In addition, over the years, the Company has endeavored to nurture customer loyalty and foster name recognition.

          Merchandising Strategy. The Company's merchandising strategy focuses on matching merchandise assortments and offerings with customers' aspirations for fashionable, quality name brand apparel in order to maximize sales and earnings potential. The Company's merchandise assortments fall into the traditionally higher margin categories of women's, men's and children's branded apparel, accessories, cosmetics and footwear, and range from basics, which covers such things as denim, underwear and foundations, to more upscale, fashionable offerings. Merchandise mix may also vary from store to store to accommodate differing demographic factors. Over 90% of sales consist of nationally recognized brands such as Levi Strauss, Liz Claiborne, Chaps, Tommy Hilfiger, Polo Jeanswear, Sag Harbor, Jockey, Nike, Reebok and Adidas. The top 100 vendors currently account for approximately 75% of annual sales. Levi accounted for approximately 6.8% of the Company's 2000 retail purchases. No other vendor accounted for more than 5%. In addition, the Company, through its membership in Associated Merchandising Corporation ("AMC"), a cooperative buying service, purchases imported merchandise. The membership in AMC provides the Company with high quality, opening price-point merchandise for its private label program, allowing it to augment its branded merchandise assortments. Private label merchandise purchased through AMC accounted for approximately 5.3% of the Company's total retail purchases for 2000. The Company's merchandising activities are conducted centrally from its corporate headquarters in Houston, Texas.

          The Company offers a well edited selection of moderately priced, branded merchandise. The following tables set forth the distribution of net sales between the Company's various merchandise categories for the periods indicated:
	Fiscal Year		Last 12 Months
			Ended
Department	2000	1999	September 1, 2001

Men's/Young Men's	22%	22%	22%
Misses Sportswear	15	15	15
Footwear	12	12	12
Children's	11	12	12
Junior Sportswear	10	12	11
Accessories	7	7	7
Cosmetics	6	5	6
Dresses	6	4	5
Special Size Sportswear	5	5	4
Intimate	4	4	4
Outerwear	1	1	1
Gifts	1	1	1
	100%	100%	100%
	=====	=====	============

         Marketing Strategy. The Company's primary target customers are women between the ages of 25 and 59 with annual household incomes of over $25,000 who are the decision makers for family clothing purchases. The Company's broad based marketing strategy is designed to establish brand loyalty, convenience and promotional positioning. The Company uses a multi-media advertising approach, including newspapers, direct mail, radio and television to position its stores as the local destination for basic as well as fashionable, moderately priced brand name merchandise. In addition, the Company strongly promotes its private label credit card and relies heavily on creating strong customer loyalty through continuous one-on-one communication with its core private label credit card holders. The Company's best customers are recognized through a VIP credit card program, as discussed below, that creates greater customer retention and promotes increased purchasing activity.

          To complement its marketing efforts, the Company strongly supports local store involvement in the communities that they serve by encouraging store managers and associates to partner with local organizations and to participate in community activities.

          Private Label Credit Card. The Company aggressively promotes its private label credit card, and as a result, approximately 49% of net sales for the thirty weeks ended September 1, 2001 were attributable to customers using their Company credit card. This is up from approximately 46% for the comparable period last year. With more than 1.5 million active accounts, the Company considers its private label credit card program to be a critical component of its retailing concept because it (i) enhances customer loyalty, (ii) allows the Company to identify and regularly contact its best customers and (iii) creates a comprehensive database that enables the Company to implement detailed, segmented marketing and merchandising strategies for each store. As an example of how the Company encourages its customers to use their Company credit card, frequent credit card users, through the Company's VIP credit card program, enjoy an increasing array of benefits. The Company's most active charge customers are awarded a bronze, silver or gold VIP card based on their level of annual purchases. Depending on their level, holders of these cards receive such benefits as discounted or free gift-wrapping, special promotional discounts, invitations to private "VIP Only" sales and emergency check cashing. In addition, new holders of the Company's credit card receive a 10% discount the first time they use their new card. The Company believes that holders of the Company's credit card tend to buy more merchandise from the Company than those customers who do not have a Company credit card. To encourage associates to focus on getting customers to open new Company credit card accounts, the Company provides increasing incentive award payments based on the number of new charge accounts activated. In addition, top performers become eligible for additional year-end bonuses.

          The Company administers its private label credit card program through a dedicated in-house facility and staff located in Jacksonville, Texas. The Company's internally developed, fully computerized and highly automated credit systems analyze customer payment histories, automatically approve or reject new sales at point of sale and enable account representatives to efficiently manage delinquent account collections.

          Granite National Bank, N.A. ("GNB"), a nationally chartered bank founded in 1998 and indirectly wholly-owned by the Company, originates the Company's credit card accounts relating to all amounts charged by cardholders. On a daily basis, GNB sells the accounts receivables to another wholly-owned entity, who in turn sells substantially all receivables to another wholly-owned special purpose entity in connection with the Company's securitization of accounts receivable (see Item 2. "Liquidity and Capital Resources").

          Store Operations. The Company's stores are divided into two territories and then are further divided into two regions within each territory. Within the four regions, there are a total of 25 District Managers. The number of stores that each District Manager oversees depends on their proximity to each other and varies from a low of 11 to a high of 17. Within the stores, each one is managed by a team consisting of a Manager and a number of Assistant Managers, which is dependent on the size of the store. The selling floor staff within each store consists of both full-time and part-time associates, with temporary associates added during peak selling seasons. With a chain of 342 stores spread across 13 south central states, the Company believes that this structure provides a high level of oversight, strong management and tight operational control.

          Merchandise Distribution. The Company currently distributes merchandise to its stores through its 450,000 square foot automated distribution center located in Jacksonville, Texas. The Jacksonville facility is equipped with automated merchandise handling equipment that facilitates efficient distribution of merchandise to the Company's stores and provides for efficient cross docking of prepackaged and preticketed merchandise by store. Merchandise for individual stores is typically processed through the distribution centers within 48 hours of its receipt from vendors. The Company utilizes a third party contract carrier to deliver merchandise to its stores. Incoming merchandise received at the distribution center is inspected for quality control. The Company has formal guidelines for vendors with respect to shipping, receiving and invoicing for merchandise. Vendors that do not comply with the guidelines are charged specified fees depending upon the degree of non-compliance. These fees are intended to offset higher costs associated with the processing of, and payment for, such merchandise.

          The Company continues to improve its logistical systems, focusing on the adoption of new technology and operational best practices, with the goals of receiving, processing and distributing merchandise to stores at a faster rate and at a lower cost per unit. As an example, the Company is currently developing enhancements to its sortation and shipping processes to improve inventory control and unit tracking. In addition, the Company expects to install a fully integrated warehouse management system, which it believes will improve logistics, productivity and efficiency.

          Information Systems. Utilizing a central mainframe computer, the Company supports its retail concept with highly automated and integrated systems in areas such as merchandising, distribution, sales promotions, credit, personnel management, store design and accounting. The Company's merchandising systems assist merchandise planners in allocating merchandise assortments for each store based on specific characteristics and recent sales trends. The Company's point of sale systems include bar code scanning and electronic credit and check authorization, all of which allow the Company to capture customer specific sales data for use in its merchandising system. Other systems allow the Company to identify and mark down slow moving merchandise or efficiently transfer it to stores selling those items more rapidly, and to maintain planned levels of in-stock positions in basic items, such as jeans and underwear. These systems have enabled the Company to efficiently manage its inventory, improve sales productivity and reduce costs. The Company has also developed and utilizes an automated store personnel scheduling system that analyzes historical hourly and projected sales trends to efficiently schedule sales personnel. This system is designed to minimize labor costs while producing a higher level of customer service.

          The Company has made, and will continue to make, substantial investments in its information systems in order to enhance its store operations, merchandising, distribution and financial controls. Information systems projects and upgrades currently planned or underway by the Company include improving store communication capabilities by moving from a satellite-based network to a land-based network, upgrading the Company's point of sale systems to enhance customer service and improve data-capture and administrative support capabilities and installing a fully integrated warehouse management system to improve logistics, productivity and efficiency.

          Employees. At September 1, 2001, the Company employed a total of 9,342 full and part-time employees at all of its locations, of which 1,283 were salaried and 8,059 were hourly. The Company's central office (which includes corporate and credit offices) employed 450 salaried and 347 hourly employees. In its distribution center, the Company employed 32 salaried and 284 hourly employees. In its stores, the Company employed 801 salaried and 7,428 hourly employees. Those totals will vary during the year as the Company traditionally hires additional employees and increases the hours of part-time employees during peak seasonal selling periods. There are no collective bargaining agreements in effect with respect to any of the Company's employees. The Company believes that relationships with its employees are good.

          Seasonality. The Company's business is seasonal and sales traditionally are lower during the first nine months of the year (February through October) and higher during the last three months of the year (November through January). Working capital requirements fluctuate during the year and generally reach their highest levels during the third and fourth quarters. See also Item 2. "Seasonality and Inflation".

ITEM 2.          FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

          The following sets forth selected consolidated financial data for the periods indicated. The selected consolidated financial data for the fiscal years 1996 through 2000 were derived from, and should be read in conjunction with, the Company's Consolidated Financial Statements. The selected consolidated financial data for the thirty weeks ended September 1, 2001 and August 26, 2000 includes all adjustments that are necessary for a fair presentation of the results of the interim periods. All dollar amounts are stated in thousands, except for per share data. The Plan was confirmed by the Court on August 8, 2001 and was consummated on August 24, 2001. For financial reporting purposes here, the Effective Date was assumed to be September 1, 2001, the last day of the Company's seventh fiscal period.

          With the change in ownership resulting from the Plan, the Company has adopted fresh-start reporting in accordance with the recommended accounting principles for entities emerging from Chapter 11 set forth in the American Institute of Certified Public Accountants Statement of Position 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code. The adjustments to reflect the consummation of the Plan, including the gain on discharge of pre-petition liabilities and the adjustment to record assets and liabilities at their fair values, have been reflected in the accompanying consolidated financial data for the period ended September 1, 2001. Accordingly, the financial data as of September 1, 2001 and subsequent to September 1, 2001 for the Reorganized Company are not prepared on a basis comparable to the prior periods presented.

	Predecessor Company								Predecessor Company
	Fiscal Year								Thirty Weeks Ended

									September 1,		August 26,
	2000	(1)	1999		1998	1997		1996	2001		2000
Statement of operations data:
Net sales	$952,274	(1)	$1,121,567		$1,173,547	$1,073,316		$776,550	$461,642		$525,066
Cost of sales and related buying, occupancy and distribution expenses	714,192		897,117	(2)	839,238	730,179		532,563	322,029		396,422
	____________		__________		__________	__________		__________	_________		__________
Gross profit	238,082		224,450		334,309	343,137		243,987	139,613		128,644
Selling, general and administrative expenses	246,206		387,816	(3)	271,477	240,011		172,579	104,103		147,330
Store opening costs	-		749		10,192	8,686		2,838	-		-
Reorganization items and store closure costs	114,236	(4)	44,237	(5)	-	-		-	23,141	(4)	76,674	(4)
Fresh-start adjustments	-		-		-	-		-	35,249	(6)	-
Interest, net	39,807	(7)	48,634		46,471	38,277		45,954	10,651	(7)	26,448	(7)
Income (loss) before income tax, extraordinary item and cumulative effect of change in accounting principle	(162,167)		(256,986)		6,169	56,163		22,616	(33,531)		(121,808)
Income tax expense	48		20,217	(8)	2,455	21,623		8,594	15		75
	____________		__________		__________	__________		__________	_________		__________
Income (loss) before extraordinary items and cumulative effect of change in accounting principle	(162,215)		(277,203)		3,714	34,540		14,022	(33,546)		(121,883)
Extraordinary item, net of tax, early retirement of debt	-		(749)		-	(18,295)		(16,081)	-		-
Extraordinary item, net of tax, gain on debt discharge	-		-		-	-		-	265,978	(6)	-
Cumulative effect of change in accounting principle, net of tax, reporting costs of start-up activities	-		(3,938)		-	-		-	-		-
Net income (loss)	$(162,215)		$(281,890)		$3,714	$16,245		$(2,059)	$232,432		$(121,883)
Basic earnings per common share before extraordinary item and cumulative effect of change in accounting principle	$(5.77)		$(9.89)		$0.13	$1.34		$0.91	$(1.19)		$(4.34)
Basic earning (loss) per common share	$(5.77)		$(10.06)		$0.13	$0.63		$(0.13)	$8.27		$(4.34)
Basic weighted average common shares outstanding	28,098		28,028		27,885	25,808		15,394	28,096		28,093
Diluted earnings per common share before extraordinary item and cumulative effect of change in accounting principle	$(5.77)		$(9.89)		$0.13	$1.30		$0.88	$(1.19)		$(4.34)
Diluted earnings (loss) per common share	$(5.77)		$(10.06)		$0.13	$0.61		$(0.13)	$8.27		$(4.34)
Diluted weighted average common shares outstanding	28,098		28,028		28,428	26,483		15,927	28,096		28,093
Cash dividends	-		-		-	-		-	-		-

Margin and other data:
Gross profit margin	25.0%		20.0%		28.5%	32.0%		31.4%	30.2%		24.5%
Selling, general and administrative expense rate	25.9%		34.6%		23.1%	22.4%		22.2%	22.6%		28.1%
Capital expenditures	$5,390		$22,037		$88,719	$64,859		$26,096	$6,318		$2,773

Store data:
Comparable store sales growth (1)	(7.2%)		(7.0%)		(3.0%)	4.1%		3.3%	19.0%		(13.7%)
Store openings	1		10		86	301	(9)	69	0		1
Store closings	301	(10)	41		14	9		10	6		153
Number of stores open at end of period	348		648		679	607		315	342		496
Total selling area square footage at end of period ( thousands)	5,979		10,290		10,548	9,557		5,670	5,817		8,157
For the stores operating at September 1, 2001:
Number of stores open	342		341		337	317		194	342		342
Net sales	$748,142	(1)	$785,353		$813,951	$755,402		$586,243	$458,338		$385,149
Total selling area square footage at end of period (thousands)	5,879		5,859		5,796	5,522		3,703	5,879		5,879
									Reorganized		Predecessor
	Predecessor Company								Company		Company
									September 1,		August 26,
	2000	(1)	1999		1998	1997		1996	2001		2000
Balance sheet data (at end of period )
Working capital	$200,049		$(268,606)	(11)	$368,138	$318,064		$235,219	$208,409		$207,572
Total assets	665,999		554,687		857,680	759,396		509,283	421,101		739,059
Long-term debt	-		-	(11)	487,968	395,248		298,453	873		-
Pre-petition liabilities subject to compromise	574,968	(12)	-		-	-		-	-		570,264	(12)
Stockholders' equity (deficit)	(240,487)		(74,967)		204,392	205,078		92,266	300,000		(196,381)

(1)	2000 includes 53 weeks. Comparable store sales growth for 2000 has been determined based on a comparable 53-week period.
(2)	Includes $69.3 million of unusual charges related to store closings, lower of cost or market reserves for inventory and LIFO inventory reserves. See "Results of Operations" below.
(3)	Includes $115.9 million of unusual charges related to the write down of long-lived assets, including goodwill, and certain other charges. "Results of Operations" below.
(4)	Represents the net expense resulting from the Company's Chapter 11 filing and subsequent reorganization efforts. See "Results of Operations" below.
(5)	Represents costs associated with the Company's 1999 store closure program. See "Results of Operations" below.
(6)

With the change in ownership resulting from the Plan, the Company has adopted fresh-start reporting in accordance with the recommended accounting principles for entities emerging from Chapter 11 set forth in the American Institute of Certified Public Accountants Statement of Position 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code. The adjustments to reflect the consummation of the Plan, including the gain on discharge of pre-petition liabilities and the adjustment to record assets and liabilities at their fair values have been reflected in the accompanying consolidated financial data for the period ended September 1, 2001.

(7)

The Company ceased accruing interest expense on pre-petition debt after the Petition Date. In addition, interest expense related to the previously existing accounts receivable securitization program was charged to selling, general and administrative expense while all interest on the DIP Facility was charged to interest expense. See "Results of Operations" below.

(8)	Includes an $89.5 million valuation allowance provided for certain deferred tax assets. See "Results of Operations" below.
(9)	Includes 104 stores acquired from C. R. Anthony Company in 1997 that were not converted to the Company's format and trade names until 1998.
(10)

Includes 108 stores that were in the process of being closed. These stores were closed by the end of the first quarter of 2001. Revenues and expenses associated with liquidation sales in closing stores subsequent to the Petition Date are included reorganization items and store closure costs. See "Result of Operations" below.

(11)	As a result of the Company being in default under its various pre-petition debt agreements, all of the Company's long-term debt at January 29, 2000 was classified as current.
(12)

Substantially all of the Company's pre-petition liabilities were subject to compromise under reorganization proceedings. For financial reporting purposes subsequent to the Petition Date, those liabilities and obligations were segregated and reclassified as liabilities subject to compromise under reorganization proceedings on the Consolidated Balance Sheet.

PROFORMA OPERATING RESULTS

          The following unaudited Consolidated Proforma Statement of Operations reflects the financial results of the Company for the thirty weeks ended September 1, 2001, the thirty weeks ended August 26, 2000 and the year ended February 3, 2001 as if the Plan had been effective and the 1999 and 2000 Store Closures Programs had been completed as of the beginning of fiscal 2000.
	For the Thirty Weeks Ended September 1, 2001
		Restructuring	Closed	Fresh-Start	Financing
	As Reported	Items and Taxes	Stores	Adjustments	Agreements	Proforma

Net sales	$461,642	$ -	$(3,304)	$-	$ -	$458,338	(1)
Cost of sales and related buying,
occupancy and distribution expenses	322,029	-	(2,405)	(3,529)	-	316,095	(1),(5)
	__________________________________________________
Gross profit	139,613	-	(899)	3,529	-	142,243

Selling, general and administrative expenses	104,103	-	(660)	(2,888)	(4,063)	96,492	(1),(3),(5)
Reorganization items and store closure costs	23,141	(23,141)	-	-	-	-	(1)
Fresh-start adjustments	35,249	-	-	(35,249)	-	-	(2)
Interest, net	10,651	-	-	-	(9,635)	1,016	(4)
	__________________________________________________
Income (loss) before income tax and extraordinary item	(33,531)	23,141	(239)	41,666	13,698	44,735
Income tax expense	15	17,432	-	-	-	17,447	(6)
	__________________________________________________
Income (loss) before extraordinary item	(33,546)	5,709	(239)	41,666	13,698	27,288
	============================================
Basic earnings per share before extraordinary item						$ 1.37

Basic weighted average common shares outstanding						19,973	(7)

Diluted earnings per share before extraordinary item						$ 1.37

Diluted weighted average common shares outstanding						19,973	(7)
(1)

To eliminate the net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures, including sales, cost of sales including occupancy costs and direct operating expenses of six stores closed in 2001 prior to the Effective Date. See Note 3 in the accompanying Unaudited Consolidated Financial Statements.

(2)	To eliminate the effect of fresh-start adjustments. See Note 6 in the accompanying Unaudited Consolidated Financial Statements.
(3)

To record proforma interest of $4.6 million and amortization of debt issue costs of $0.4 million on the Securitization Facility and eliminate adjustments to accrete yield on repurchased accounts receivable of $9.0 million. Proforma interest on the Securitization Facility is based on $175.0 million of outstanding borrowings bearing interest of 3.95% plus a facility fee of 0.5% on $200.0 million.

(4)

To eliminate interest on the DIP Facility and related debt issue costs and record interest on Revolving Facility of $0.6 million plus amortization of new debt issue costs of $0.4 million. Revolving Facility interest is based on fees associated with outstanding letters of credit of $14.1 million and no outstanding borrowings.

(5)	To eliminate historical depreciation expense and record pro-forma depreciation using the "fresh start" cost basis for property, plant and equipment. The Company estimates that annual depreciation expense will be approximately $12.0 million.
(6)	To adjust tax expense to 39.0% effective tax rate.
(7)	Proforma weighted average common shares outstanding include the shares of new common stock issued under the Plan. All common share equivalents are anti-dilutive.

	For the Thirty Weeks Ended August 26, 2000
		Restructuring	Closed	Fresh-Start	Financing
	As Reported	Items and Taxes	Stores	Adjustments	Agreements	Proforma

Net sales	$525,066	$-	$(139,917)	$-	$-	$385,149	(1)
Cost of sales and related buying,
occupancy and distribution expenses	396,422	-	(122,954)	(3,529)	-	269,939	(1),(5)
	________________________________________________
Gross profit	128,644	-	(16,963)	3,529	-	115,210

Selling, general and administrative expenses	147,330	-	(30,055)	(2,888)	(16,378)	98,009	(1),(3),(5)
Reorganization items and store closure costs	76,674	(76,674)	-	-	-	-	(2)
Interest, net	26,448	-	-	-	(25,432)	1,016	(4)
	________________________________________________
Income (loss) before income tax	(121,808)	76,674	13,092	6,417	41,810	16,185
Income tax expense	75	6,237	-	-	-	6,312	(6)
	________________________________________________
Net income (loss)	(121,883)	70,437	13,092	6,417	41,810	9,873
	===========================================
Basic earnings per share						$ 0.49
Basic weighted average common shares outstanding						19,973	(7)
Diluted earnings per share						$ 0.49
Diluted weighted average common shares outstanding						19,973	(7)

(1)

To eliminate the net sales, cost of sales including occupancy costs and direct operating expenses of the stores included in the 1999 and 2000 Store Closure Program and six stores closed during 2001 prior to the Effective Date. See Note 6 in the accompanying Audited Consolidated Financial Statements.

(2)

To eliminate the net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures. See Note 6 in the accompanying Audited Consolidated Financial Statements.

(3)

To eliminate pre-petition securitization interest of $7.5 million, record proforma interest of $4.6 million and amortization of debt issue costs of $0.4 million on the Securitization Facility and eliminate adjustments to accrete yield on repurchased accounts receivable of $13.7 million. Proforma interest on the Securitization Facility is based on $175.0 million of outstanding borrowings bearing interest of 3.95% plus a facility fee of 0.5% on $200.0 million.

(4)

To eliminate interest on pre-petition debt, DIP Facility, and related debt issue costs and record interest on Revolving Facility of $0.6 million plus amortization of new debt issue costs of $0.4 million. Revolving Facility interest is based on fees associated with outstanding letters of credit of $14.1 million and no outstanding borrowings.

(5)	To eliminate historical depreciation expense and record pro-forma depreciation using the "fresh start" cost basis for property, plant and equipment. The Company estimates that annual depreciation expense will be approximately $12.0 million.
(6)	To adjust tax expense to 39.0% effective tax rate.
(7)	Proforma weighted average common shares outstanding include the shares of new common stock issued under the Plan. All common share equivalents are anti-dilutive.

	For the Fifty-Three Weeks Ended February 3, 2001
		Restructuring	Closed	Fresh-Start	Financing
	As Reported	Items and Taxes	Stores	Adjustments	Agreements	Proforma

Net sales	$952,274	$-	$(204,132)	$-	$-	$748,142	(1)
Cost of sales and related buying,
occupancy and distribution expenses	714,192	-	(170,373)	(6,050)	-	537,769	(1),(5)
	________________________________________________
Gross profit	238,082	-	(33,759)	6,050	-	210,373

Selling, general and administrative expenses	246,206	-	(41,301)	(4,950)	(36,738)	163,217	(1),(3),(5)
Reorganization items and store closure costs	114,236	(114,236)	-	-	-	-	(2)
Interest, net	39,807	-	-	-	(38,054)	1,753	(4)
	________________________________________________
Income (loss) before income tax	(162,167)	114,236	7,542	11,000	74,792	45,403
Income tax expense	48	17,659	-	-	-	17,707	(6)
	________________________________________________
Net Income (loss)	(162,215)	96,577	7,542	11,000	74,792	27,696
	===========================================
Basic earnings per share						$1.39
Basic weighted average common shares outstanding						19,973	(7)
Diluted earnings per share						$1.39
Diluted weighted average common shares outstanding						19,973	(7)

(1)

To eliminate the net sales, cost of sales including occupancy costs and direct operating expenses of the stores included in the 1999 and 2000 Store Closure Programs and six stores closed during 2001 prior to the Effective Date. See Note 6 in the accompanying Audited Consolidated Financial Statements.

(2)

To eliminate the net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures. See Note 6 in the accompanying Audited Consolidated Financial Statements.

(3)

To eliminate pre-petition securitization interest of $7.5 million, record proforma interest of $7.9 million and amortization of debt issue costs of $0.6 million on the Securitization Facility and eliminate adjustments to accrete yield on repurchased accounts receivable of $37.8 million. Proforma interest on the Securitization Facility is based on $175.0 million of outstanding borrowings bearing interest of 3.95% plus a facility fee of 0.5% on $200.0 million.

(4)

To eliminate interest on pre-petition debt, DIP Facility, and related debt issue costs and record interest on Revolving Facility of $1.0 million plus amortization of new debt issue costs of $0.7 million. Revolving Facility interest is based on fees associated with outstanding letters of credit of $14.1 million and no outstanding borrowings.

(5)	To eliminate historical depreciation expense and record pro-forma depreciation using the "fresh start" cost basis for property, plant and equipment. The Company estimates that annual depreciation expense will be approximately $12.0 million.
(6)	To adjust tax expense to 39.0% effective tax rate.
(7)	Proforma weighted average common shares outstanding include the shares of new common stock issued under the Plan. All common stock equivalents are anti-dilutive.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

          Certain statements contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, the ability of Stage Stores and its subsidiaries to maintain normal trade terms with vendors, the ability of the Company and its subsidiaries to comply with the various covenant requirements contained in the Company's Financing Agreements (as defined below), the ability of the Company to maintain its private label credit card program, including the quality of its accounts receivable portfolio, the demand for apparel and other factors. The demand for apparel can be affected by an economic downturn, a decline in consumer confidence, unusual weather patterns, an increase in the level of competition in the Company's market areas, competitors' marketing strategies, changes in fashion trends, availability of product on normal payment terms and the failure to achieve the expected results of the Company's merchandising and marketing plans as well as its store opening and closing plans. In addition, the Company cannot predict, with any degree of certainty, what effect, if any, the tragic events of September 11, 2001 and subsequent and continuing events of terrorism will have on the Company and its operations. The occurrence of any of the above could have a material and adverse impact on the Company's operating results. Most of these factors are difficult to predict accurately and are generally beyond our control. Readers should consider the areas of risk described in connection with any forward-looking statements that may be made in this Registration Statement. Readers should carefully review this Registration Statement in its entirety, including but not limited to the Company's financial statements and the notes thereto and the risks described in this section under "Risk Factors." Except for the Company's ongoing obligations to disclose material information under the Federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

General

          Overview. Stage Stores is a Houston, Texas-based regional department store retailer offering moderately priced, nationally recognized brand name and private label apparel, accessories, cosmetics and footwear for the entire family. The Company has recognized the high level of brand awareness and demand for fashionable, quality apparel by consumers in small and mid-size markets and has identified these markets as a profitable and under-served niche. The Company believes that it has developed a unique retailing concept in these markets by offering a broad range of brand name merchandise with a high level of customer service in convenient locations.

          As of September 1, 2001, the Company, through its wholly owned subsidiary Specialty Retailers (TX) LP, operated 342 stores located in 13 states throughout the south central United States. Although the Company's stores may be operated under its "Stage", "Bealls" and "Palais Royal" trade names depending on the geographical market, the Company operates the vast majority of its stores under one concept and one strategy. Utilizing a 10 mile radius from each store, approximately 57% of the Company's stores are located in small towns and communities with populations below 50,000 people, while an additional 21% of the Company's stores are located in mid-sized communities with populations between 50,000 and 150,000 people. The remainder of the Company's stores are located in metropolitan areas, such as Houston and San Antonio, Texas.

          Chapter 11 Filing and Reorganization. As a result of many factors including, but not limited to, the Company's rapid growth during 1997 and 1998, significant turnover in key executive positions, significant leverage coupled with an inflexible capital structure and changes in the retail environment, the Company's financial performance deteriorated significantly during 1999 and 2000. Because of the Company's rapidly deteriorating financial performance, the Company's suppliers significantly curtailed merchandise shipments to the Company during Spring of 2000, thereby further exacerbating the Company's financial difficulties. In order to address these financial and operational issues facing the Company, the Company and its wholly owned subsidiaries, SRI and SRI NV, filed voluntary petitions under the Bankruptcy Code in the United States Bankruptcy Court on June 1, 2000. On June 2, 2000, the Company entered into a $450 million debtor-in-possession credit facility with a lender to finance, among other things, the Company's working capital requirements during the Chapter 11 Proceedings. During the Chapter 11 Proceedings, the Company continued to manage and operate its assets and business as a debtor-in-possession, pending the formulation and confirmation of a Plan of Reorganization and subject to the supervision and orders of the Court.

          Subsequent to the Petition Date, the Company developed a Plan which it believed would fairly address pre-petition creditors while also allowing it to emerge from the Chapter 11 Proceedings without significant leverage. In addition, in order to strengthen the Company and improve its financial condition, during the reorganization period the Company rationalized its existing store base, exited markets that did not fit its current strategic focus, replaced the majority of its senior management team, including the Chief Executive Officer, re-established its historically strong relationship with its merchandise vendors, brought the stores' merchandise inventory and mix closer to planned levels, improved execution at the store level, reduced store operating expenses and reduced headcount at the Company's central office. As a result of the Company's review of its store base and geographic markets, the number of stores in operation was reduced over the reorganization period from 647 at April 29, 2000 to 342 at September 1, 2001, and the Company's geographic presence was reduced from 33 states to 13 states over the same period.

          The Plan was approved by the requisite number of pre-petition creditors and was confirmed by the Court on August 8, 2001. The Plan was subsequently consummated by the Company on August 24, 2001. For financial reporting purposes here, the Effective Date was assumed to be September 1, 2001, the last day of the Company's seventh fiscal period. In conjunction with the Company's emergence from the Chapter 11 Proceedings, the Company entered into two separate financing agreements (see Item 2. "Liquidity and Capital Resources"). A portion of the initial loan proceeds was used to retire the DIP Facility. Under the Plan, the Company generally settled pre-petition debt claims by issuing shares of a new class of Common Stock in a reorganized Stage Stores to those pre-petition creditors entitled to receive such distribution under the Plan. As set forth in the Plan, the pre-petition bank group, in the aggregate, received approximately 46% of the new Common Stock while the previous holders of the Company's pre-petition 8 1/2% Senior Notes, in the aggregate, similarly received approximately 46% of the new Common Stock. The remaining shares of new Common Stock issuable under the Plan were either distributed to other pre-petition creditors or are currently being held in escrow for future distribution. The Plan did not provide for any distribution to the holders of pre-petition equity interest in the Company, including holders of the Company's old Common Stock and holders of the Company's old Class B Common Stock. Further, under the Plan, all pre-petition equity interests, including all shares of old Common Stock and old Class B Common Stock outstanding on the Effective Date were cancelled. As a result of the consummation of the Plan, the Company's leverage and debt service requirements were significantly reduced from pre-petition levels.

The financial information, discussion and analysis that follow should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere herein.

Results of Operations

          The following sets forth the results of operations as a percentage of sales for the periods indicated:

				Thirty Weeks	Thirty Weeks
				Ended	Ended
				September 1,	August 26,
	2000	1999	1998	2001	2000

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales and related buying,
occupancy and distribution expenses	75.0	80.0	71.5	69.8	75.5
	_____	_____	_____	__________	__________
Gross profit margin	25.0	20.0	28.5	30.2	24.5
Selling, general and administrative
expenses	25.9	34.6	23.1	22.6	28.1
Store opening costs	-	0.1	0.9	-	-
Reorganization items and stores closure costs	12.0	3.9	-	5.0	14.6
Fresh-start adjustments	-	-	-	7.6	-
Interest, net	4.1	4.3	4.0	2.3	5.0
	_____	_____	_____	__________	__________
Income (loss) before income tax,
extraordinary item and cumulative effect
of change in accounting principle	(17.0)%	(22.9)%	0.5%	(7.3)%	(23.2)%
	====	====	====	========	========

Thirty Weeks Ended September 1, 2001 Compared to Thirty Weeks Ended August 26, 2000

          Sales for the thirty weeks ended September 1, 2001 (the "current year") decreased 12.1% to $461.6 million from $525.1 million for the thirty weeks ended August 26, 2000 (the "prior year"). The decrease in sales for the current year was primarily due to the impact of fewer stores in operation during the current year as compared to the number of stores in operation during the prior year. Comparable store sales, for stores opened for fourteen months, increased $73.3 million, or 19.0% during the current year as compared to a comparable sales decline of 13.7% in the prior year.

          Prior to the Petition Date, there was a significant disruption in the flow of merchandise from the Company's vendors due to the financial difficulties experienced by the Company. This disruption negatively affected the execution of merchandise and advertising plans during the prior year resulting in decreased sales and gross margin due to frequent use of "percent-off" promotions on available inventory to drive sales. Subsequent to the Petition Date and the implementation of the DIP Facility, the level of trade support increased significantly. As a result, the flow of merchandise from the Company's vendors normalized, thereby allowing the Company to properly inventory its stores. In the current year, the flow and content of merchandise receipts has been consistent with merchandising and advertising plans allowing for effective execution of those plans. The positive impact of the Company's improved inventory levels and merchandise mix is reflected in the comparable store sales and gross profit reported for the period.

          Although the Company has experienced a 19.0% increase in comparable store sales in the current year through September 1, 2001 as compared to a 13.7% decline in the comparable prior year period, this rate of improvement is not expected to continue as the Company began to benefit from the factors discussed above in the fall of 2000. To illustrate, comparable store sales for September 2001 increased 9.3% as compared to a comparable store sales decline of 1.1% in September 2000, while comparable store sales increased 2.2% for the period October 2000 through January 2001.

          Gross profit increased 8.5% to $139.6 million for the current year from $128.6 million for the prior year. Gross profit, as a percent of sales, increased to 30.2% for the current year from 24.5% for the prior year. The gross profit percentage for the current year benefited from, among other things, (i) a reduction in the level of markdowns taken during the period as a result of a lower level of clearance merchandise and (ii) an improved merchandise flow and content as discussed above. Gross profit in the current year includes shrink expense of $8.2 million, or 1.8% of sales, as compared to $9.0 million, or 1.7% of sales, in the prior year. Because of the volatility in shrink expense in the prior two fiscal years (See 2000 compared to 1999 comments), the Company took physical inventories of all stores during June 2001. The current year accrual rate is consistent with results realized on those physical inventories.

          Selling, general and administrative expenses ("SG&A") for the current year decreased 29.3% to $104.1 million from $147.3 million in the prior year and, as a percent of sales, decreased to 22.6% from 28.1% in the comparable period last year. SG&A expenses for the current year benefited from, among other things, (i) fewer stores in operation during the current year (approximately $29.4 million) and (ii) the Company's continuing efforts in controlling SG&A expenses. The improvement in SG&A expense expressed as a percent to sales reflects (i) improved leverage of store labor resulting from higher sales volume in the current year, (ii) improved leverage in advertising expense, (iii) reduction in costs in the Company's corporate office, and (iv) an increase in net credit income from the Company's private label credit card program.

          As discussed in Note 2 to the Audited Consolidated Financial Statements, prior to the Petition Date, the Company securitized substantially all accounts receivable under the Company's private label credit card (the "Accounts Receivable Securitization Program") through a wholly owned special purpose entity prior to the Petition Date. The Company held a retained interest (the "Retained Interest") in the securitization vehicle, a special purpose trust (the "Trust"). In connection with the bankruptcy filing and DIP Financing, the Company repurchased the accounts receivable from the Trust. The Company accounted for the repurchase as described in Note 2 to the Audited Consolidated Financial Statements. The following table summarizes the total credit card portfolio results when combining the Trust and the Company, the net of which is included in the Company's SG&A expense:
	Thirty Weeks Ended
	September 1,	August 26,
	2001	2000
Billed service charge and late fee revenue, net of
reserves of $9,904 and $14,142, respectively	$35,593	$43,334
Interest expense on securitized receivables	-	(7,537)
Charge-offs on receivables sold and provision for
credit losses on unsold receivables	(12,606)	(13,906)
Adjustment to accrete yield on repurchased
accounts receivable	(9,000)	(13,747)
	__________	_________
Net credit income before servicing costs	$13,987	$8,144
	========	=======

          Average outstanding accounts receivable during the thirty weeks ended September 1, 2001 and August 26, 2000 were $282.9 million and $331.9 million respectively. Interest expense on securitized receivables represents interest on the third party certificates outstanding in the Trust prior to the repurchase. The estimated future cash flows on the repurchased portfolio resulted in an implicit yield of 15.0% on the investment. The adjustment to accrete yield on repurchased receivables is intended to adjust the yield on the accounts comprising the repurchased accounts receivable to approximately 15.0%.

          Reorganization items and store closure costs decreased to $23.1 million for the current year from $76.7 million for the prior year. The net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures is as follows (in thousands):
	Predecessor Company
	Thirty Weeks	Thirty Weeks
	Ended	Ended
	September 1,	August 26,
	2001	2000
Costs associated with the store closures	$2,454	$47,135
Professional fees associated with the bankruptcy	14,600	5,993
Write-off of pre-petition debt issue costs
and original issue discount	-	17,987
Write-down of undivided interest in
accounts receivable trust	-	6,155
Key employee retention and emergence bonuses	5,925	-
Other	162	(596)
	____________	___________
Total	$23,141	$76,674
	=========	=========

          The Company expects to close 4 stores, open 4 new stores and relocate 3 stores from September 2001 through February 2002.

          With the change in ownership resulting from the Plan, the Company has adopted fresh-start reporting in accordance with the recommended accounting principles for entities emerging from Chapter 11 set forth in the American Institute of Certified Public Accountants Statement of Position 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code. The adjustments to reflect the consummation of the Plan, including the gain on discharge of pre-petition liabilities of $266.0 million and the adjustment of $35.2 million to record assets and liabilities at their fair values have been reflected in the accompanying consolidated financial data for the period ended September 1, 2001. Accordingly, the financial data as of September 1, 2001 and subsequent to September 1, 2001 for the Reorganized Company are not prepared on a basis comparable to the prior periods presented.

          Net interest expense for the current year decreased 59.5% to $10.7 million from $26.4 million for the prior year. The current year benefited from, among other things, (i) the suspension of interest accrued on the pre-petition borrowings and (ii) a lower level of average borrowings outstanding during the current year as compared to the prior year. In addition, all gains or losses associated with the Company's previously existing Accounts Receivable Securitization Program (which included $7.5 million of interest expense incurred on borrowings under the Accounts Receivable Securitization Program during the prior year) were charged to SG&A expenses in the prior year, while all interest expense incurred on borrowings subsequent to the Petition Date is charged to net interest expense. As discussed and defined in "Liquidity and Capital Resources" below, on the Effective Date the Company entered into a Revolving Facility and a Securitization Facility. Management believes that the majority of borrowings required to support the Company's funding needs going forward will be made under the Securitization Facility. As a result, most of the interest expense incurred on borrowings subsequent to the Effective Date will be charged to SG&A expenses. The amount of contractual interest expense not recognized in the Unaudited Consolidated Condensed Statement of Operations related to the pre-petition borrowings for the current year and prior year was $16.3 million and $6.7 million, respectively.

          As a result of the foregoing, the Company had net income of $232.4 million for the current year as compared to a net loss of $121.9 million for the prior year.

2000 Compared to 1999

          Sales for the year ended February 3, 2001, which included one extra week as compared to 1999, decreased 15.1% to $952.3 million from $1,121.6 million for the year ended January 29, 2000. The decrease in sales for 2000 reflects, among other things, (i) the impact of significantly fewer stores in operation during 2000 as compared to the number of stores in operation during 1999 and (ii) a 7.2% decline in comparable store sales. Comparable store sales declined 12.2% from February 2000 through September 2000 due to a significant disruption in the flow of merchandise from the Company's vendors due to the financial difficulties experienced by the Company. Subsequent to the Petition Date and the implementation of the DIP Facility, the level of trade support increased significantly. As a result, the flow of merchandise from the Company's vendors improved significantly, thereby allowing the Company to properly inventory its stores. As a result, comparable store sales increased 2.2% for the period October 2000 through January 2001.

          Gross profit increased 6.1% to $238.1 million for 2000 from $224.5 million for 1999. Gross profit, as a percent of sales, increased to 25.0% for 2000 from 20.0% for 1999. Both years gross profit percent were below historical rates. In 1999, gross profit included $69.3 million of charges related to store closings, lower of cost or market reserves for seasonal inventory and LIFO inventory reserves. Additionally, shrink expense for 1999 was $30.7 million, or 2.7% of sales, while in 2000 shrink expense was only $5.2 million, or 0.5% of sales. Negative factors affecting gross profit percentage for 2000 include, among other things, (i) the impact of the increased level of promotional and liquidation activity utilized during the 2000 first quarter, (ii) additional markdowns taken during the 2000 second quarter to implement the Company's new markdown program, (iii) the negative sales leverage associated with the Company's fixed buying, occupancy and distribution expenses which are included in cost of goods sold and (iv) lower vendor discounts during the first two quarters of 2000 as a result of reduced inventory purchases.

          Selling, general and administrative expenses for 2000 decreased 36.5% to $246.2 million from $387.8 million for 1999. SG&A expenses, as a percent of sales, decreased to 25.9% in 2000 from 34.6% in 1999. In 1999, SG&A expenses included $115.9 million of charges related to the write down of long-lived assets, including goodwill, and certain other charges. SG&A expenses for 2000 benefited from, among other things, (i) the net reduction of 300 stores during the year and (ii) the Company's continuing efforts in controlling SG&A expenses. SG&A expenses for 2000 also include $5.7 million of operating costs at the stores, which were in the process of being, closed prior to the Chapter 11 filing. The net revenues and expenses associated with stores in the process of closing subsequent to the Petition Date were recorded as a component of reorganization items and store closure costs.

          As discussed in Note 2 to the Audited Consolidated Financial Statements prior to the Petition Date, the Company securitized substantially all accounts receivable under the Company's private label credit card through a wholly-owned special purpose entity. The Company held a retained interest in the securitization vehicle, a special purpose trust. In connection with the bankruptcy filing and DIP Financing, the Company repurchased the accounts receivable from the Trust. The Company accounted for the repurchase as described in Note 2 to the Audited Consolidated Financial Statements. The following table summarizes the total credit card portfolio results when combining the Trust and the Company, the net of which is included in the Company's SG&A expense:

	Fiscal Year
	2000	1999
Billed service charge and late fee revenue, net of
reserves of $24,475 and $25,135, respectively	$ 74,243	$ 79,169
Interest expense on securitized receivables	(7,537)	(19,348)
Charge-offs on receivables sold and provision for
credit losses on unsold receivables	(27,963)	(32,671)
Change in fair value in Retained Interest	-	7,281
Adjustment to accrete yield on repurchased accounts receivable	(37,751)	-
	__________	__________
Net credit income (expense) before servicing costs	$ 992	$ 34,431
	=========	=========
          Average outstanding accounts receivable during 2000 and 1999 were $324.6 million and $349.7 million, respectively. Interest expense on securitized receivables represents the interest on the third party certificates outstanding in the Trust prior to repurchase. The estimated future cash flows on the repurchased portfolio resulted in an implicit yield of 15.0% on the investment. The adjustment to yield on repurchased receivables is intended to adjust the yield on the accounts comprising the repurchased accounts receivable to approximately 15.0%

          There were no store opening costs for 2000. Store opening costs of $0.8 million for 1999 reflect costs associated with the opening of 10 new stores during 1999's first quarter.

          Reorganization items and store closure costs for 2000 increased to $114.2 million from $44.2 million for 1999. The net expense for 2000 resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures is as follows (in thousands):

	Fiscal Year
	2000	1999
Costs associated with the store closures	$76,778	$44,237
Professional fees associated with the bankruptcy	10,515	-
Write-off of pre-petition debt issue costs
and original issue discount	17,987	-
Write-down of undivided interest in
accounts receivable trust	6,155	-
Other	2,801	-
	_________	_________
Total	$114,236	$44,237
	=======	=======

        Net interest expense for 2000 decreased 18.1% to $39.8 million from $48.6 million for 1999. The 2000 fiscal year benefited from the suspension of interest accrued on the pre-petition borrowings partially offset by a higher interest rate on the balance outstanding under the DIP Facility. In addition, all gains or losses associated with the Company's previously existing Accounts Receivable Securitization Program prior to the Petition Date were previously charged to SG&A expenses while all interest expense incurred on borrowings subsequent to the Petition Date is charged to net interest expense. The amount of contractual interest expense not recognized in the Consolidated Statement of Operations related to the pre-petition borrowings for the period June 1, 2000 through February 3, 2001 was $19.3 million.

          Because of the foregoing, the Company's net loss for 2000 was $162.2 million as compared to a net loss in 1999 of $277.2 million before extraordinary item and the cumulative effect of a change in accounting principle.

          In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), effective for fiscal years beginning after December 15, 1998. In connection with the adoption of SOP 98-5 in 1999, the Company recorded the cumulative effect of change in accounting principle, net of tax, of $3.9 million. The charge reflects the write-off of the unamortized organizational costs associated with the Company's accounts receivable trust and credit card bank. During the fourth quarter of 1999, the Company recorded an extraordinary item, net of tax, of $0.7 million in connection with the early retirement in November 1999 of the then outstanding $30.0 million aggregate principal amount of SRPC 12.5% Trust certificate-backed notes.

1999 Compared to 1998

          Sales for the year ended January 29, 2000 decreased 4.4% to $1,121.6 million from $1,173.5 million for the year ended January 30, 1999. The decrease in sales for 1999 reflects, among other things, the net reduction of 31 stores during the year and a 7.0% decline in comparable store sales. Management believes the majority of the decline in comparable store sales was attributable to (i) the impact on the first quarter of the aggressive management of the Company's inventory levels throughout the 1998 fall selling season, (ii) the impact on the second and third quarters of the Company's more conservative promotional strategy throughout the two periods and (iii) the impact on the fourth quarter of the softness in the Company's sales during the Christmas selling period.

          The Company's aggressive inventory management activities that were put into place during the 1998 fall selling season negatively impacted the Company's merchandise mix and, to a lesser extent, the Company's customer base. As a result, the Company began the first quarter with significantly lower levels of inventory on a comparable store basis as compared to the prior year's first quarter levels, particularly with respect to clearance merchandise. The lower levels of clearance inventory, as well as the continued aggressive pricing on this clearance merchandise throughout February, was a significant contributor to the decline in comparable store sales for the first quarter. In addition, sales for the Easter selling period were softer than expected as a result of lower than planned inventory levels during the period.

          Sales results for the second and third quarters were negatively impacted by a reduction in the number of promotional events and a lower level of price discounting as compared to the same periods in the prior year. While the Company anticipated that this strategy would negatively impact sales, the more conservative promotional strategy was designed to improve merchandise margins by increasing the sell-through of regular priced goods. In addition, comparable store sales for the third quarter were negatively impacted by a reduction in the level of clearance activities during the early part of the quarter as compared to last year. Due to inventory management initiatives that the Company put into place during the early part of 1999, the level of seasonal clearance merchandise on hand at the beginning of the third quarter of 1999 was significantly below the prior year's level and, therefore, sales for the third quarter of 1999 were negatively impacted as compared to the third quarter of 1998.

          Finally, management believes that the weakness in sales over the Christmas holiday period reflected an increased level of competitive promotional activity during the period as well as inventory management issues during the fourth quarter of 1999. As a result, the Company ended the year with an abnormally high portion of its inventory in fall clearance product that required significant markdowns to sell during the first quarter of 2000. As a result, the Company recorded a lower of cost or market reserve for this seasonal inventory during the fourth quarter.

           Gross profit decreased 32.8% to $224.5 million for 1999 from $334.3 million for 1998. Gross profit, as a percent of sales, decreased to 20.0% for 1999 from 28.5% for the prior year. The lower gross profit percentage for 1999 reflects, among other things, (i) the impact of the increased level of promotional activity utilized during the fourth quarter of 1999, (ii) the negative sales leverage associated with the Company's fixed buying, occupancy and distribution expenses which are included in cost of goods sold, (iii) lower vendor discounts on new store inventory purchases and reduced levels of store grand opening sales, which typically carry a higher level of gross margin, as a result of the reduction in the number of new stores opened during 1999 as compared to 1998, (iv) the recording of lower of cost or market reserves during the second and fourth quarters aggregating $61.3 million, (v) an $8.0 million LIFO charge relating to an overall decrease in inventories which resulted in the liquidation of certain high cost historical inventory layers and (vi) higher than anticipated net shrinkage expense. The lower of cost or market reserves recorded during these two periods relate to inventory liquidated in conjunction with store closures and the excess Christmas clearance inventory as discussed above. The decline in the gross profit percentage was partially offset by higher merchandise margins during the second and third quarters of 1999 resulting from a reduction in the level of clearance sales and a more conservative promotional strategy followed during these periods.

          SG&A expenses for 1999 increased 42.8% to $387.8 million from $271.5 million in the comparable period of 1998 and, as a percent of sales, increased to 34.6% from 23.1% in the comparable period last year. SG&A expenses for 1999 reflect, among other things, a $110.6 million write down of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 and Accounting Principles Board Opinion No. 17 consisting of increased depreciation and amortization of $26.0 million related to property, equipment and leasehold improvements associated with under performing stores and associated goodwill and other intangibles of $84.6 million, a $2.8 million provision against certain miscellaneous receivables, $0.6 million of severance for workforce reduction programs and $1.9 million associated with certain costs related to the refinancing of the Company's Accounts Receivable Program which was completed in November 1999. SG&A expenses for 1999 benefited from an increase in the fair value of the Company's retained interest in its accounts receivable trust, the result of which is included in SG&A expenses, reduced payroll and payroll related costs and the Company's continuing efforts in controlling SG&A expenses. The reduction in payroll related costs were primarily associated with reduced vacation expense resulting from a change in the Company's employee benefit program during the first quarter of 1999. SG&A expenses in 1999 also benefited from a reduction in operating costs associated with the stores included in the store closure program that was implemented during the second quarter of 1999.

          Store opening costs for 1999 of $0.8 million reflect the costs associated with 10 new stores opened during 1999.

          Reorganization items and store closure costs of $44.2 million in 1999 reflect costs associated with the Company's 1999 store closure program.

          Net interest expense for 1999 increased 4.5% to $48.6 million from $46.5 million for the comparable period in 1998 due to a higher level of average borrowings outstanding and an increase in overall borrowing rates.

          Income tax expense for 1999 of $20.2 million includes an $89.5 million valuation allowance provided for certain deferred tax assets.

          As a result of the foregoing, the Company's net loss, before extraordinary item and the cumulative effect of change in accounting principle, for the year ended January 29, 2000 was $277.2 million as compared to net income of $3.7 million for the year ended January 30, 1999.

          In connection with the adoption of SOP 98-5, the Company recorded the cumulative effect of change in accounting principle, net of tax, of $3.9 million during the first quarter of 1999. The charge reflects the write-off of the unamortized organizational costs associated with the Company's accounts receivable trust and credit card bank. During the fourth quarter of 1999, the Company recorded an extraordinary item, net of tax, of $0.7 million in connection with the early retirement in November 1999 of the $30.0 million aggregate principal amount of SRPC 12.5% Trust certificate-backed notes.

Seasonality and Inflation

          The Company's business is seasonal and sales traditionally are lower during the first three quarters of the year (February through October) and higher during the last three months of the year (November through January). Working capital requirements fluctuate during the year and generally reach their highest levels during the third and fourth quarters.

           Unaudited quarterly financial data is summarized as follows (in thousands, except per share amounts):

	Fiscal Year 2001
	Q1	Q2
Net sales	$195,549	$195,538
Gross profit	62,253	55,941
Net income	6,311	2,341
Basic earnings per common share	0.22	0.08
Diluted earnings per common share	0.22	0.08

	Fiscal Year 2000
	Q1	Q2	Q3	Q4
Net sales	$230,352	$215,455	$216,582	$289,885
Gross profit	58,318	39,204	50,155	90,405
Net loss	(24,201)	(97,837)	(15,938)	(24,239)
Basic loss per common share	(0.86)	(3.48)	(0.57)	(0.86)
Diluted loss per common share	(0.86)	(3.48)	(0.57)	(0.86)

	Fiscal Year 1999
	Q1	Q2	Q3	Q4
Net sales	$262,591	$269,848	$264,327	$324,801
Gross profit	70,359	74,021	77,203	2,867
Income (loss) before extraordinary item and
cumulative effect of change in accounting principle	(2,269)	(15,091)	224	(260,067)
Extraordinary item, net of tax - early retirement of debt	-	-	-	(749)
Cumulative effect of change in accounting principle, net of tax
reporting costs of start-up activities	(2,402)	-	-	(1,536)
Net income (loss)	(4,671)	(15,091)	224	(262,352)

Basic earnings (loss) per common share data:
Basic earnings (loss) per common share before extraordinary
item and cumulative effect of change in accounting principle	(0.08)	(0.54)	0.01	(9.26)
Extraordinary item - early retirement of debt, net of tax	-	-	-	(0.03)
Cumulative effect of change in accounting principle - reporting
costs of start-up activities, net of tax	(0.09)	-	-	(0.05)
Basic earnings (loss) per common share	(0.17)	(0.54)	0.01	(9.34)

Diluted earnings (loss) per common share data:
Diluted earnings (loss) per common share before extraordinary
item and cumulative effect of change in accounting principle	(0.08)	(0.54)	0.01	(9.26)
Extraordinary item - early retirement of debt, net of tax	-	-	-	(0.03)
Cumulative effect of change in accounting principle - reporting
costs of start-up activities, net of tax	(0.09)	-	-	(0.05)
Diluted earnings (loss) per common share	(0.17)	(0.54)	0.01	(9.34)

          The Company does not believe that inflation had a material effect on its results of operations during the past two years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

Liquidity and Capital Resources

          The Company's liquidity is currently provided by (i) existing cash balances, (ii) operating cash flows, (iii) normal trade credit terms from the vendor and factor community and (iv) the Financing Agreements (as defined below).

          In conjunction with the Company's emergence from the Chapter 11 Proceedings, on the Effective Date the Company entered into a three year, $125 million senior secured revolving credit facility (the "Revolving Facility"), which also supports the Company's outstanding letters of credit, and a three year, $200 million accounts receivable securitization facility (the "Securitization Facility") (collectively, the "Financing Agreements"). The initial proceeds from the Securitization Facility were used by the Company to (i) repay the total amount outstanding under the DIP Facility as of the Effective Date, (ii) make certain payments under the Plan in connection with priority claims, administrative claims and secured claims and (iii) pay related transaction costs, fees and expenses. On a go-forward basis, the Financing Agreements will be used by the Company, in conjunction with other liquidity sources, to provide financing for working capital, letters of credit, capital expenditures, interest payments and other general corporate purposes.

          Borrowings under the Revolving Facility are limited to the availability under a borrowing base based on eligible inventory, while borrowings under the Securitization Facility are limited to eligible accounts receivable under the Company's private label credit card program. Borrowings under both facilities are payable upon maturity. The daily interest rates under the Revolving Facility are based upon a Base rate or Eurodollar rate plus an applicable margin based on availability as set forth in the Revolving Facility agreement, while the daily interest rates under the Securitization Facility are based upon commercial paper rates of the applicable conduit purchasers. On September 1, 2001, there were no borrowings outstanding under the Revolving Facility, while borrowings under the Securitization Facility totaled $175.0 million. On September 1, 2001, availability under the Revolving Facility, net of letters of credit outstanding of $14.1 million, was $105.4 million, while availability under the Securitization Facility was $25.0 million. In addition, the Company had permitted cash investments of $13.0 million on September 1, 2001.

          The Company continually monitors its liquidity position and compliance with its Financing Agreements. The Revolving Facility contains covenants which, among other things, restrict the (i) incurrence of additional debt, (ii) incurrence of capital lease obligations, (iii) aggregate amount of capital expenditures and (iv) transactions with related parties. In addition, the Revolving Facility requires the Company to maintain compliance with specific financial covenants, including specified Leverage Ratio, Fixed Charge Coverage Ratio and Tangible Net Worth levels calculated quarterly. Further, the Securitization Facility describes certain conditions and events that could cause an early amortization of the amounts then outstanding under the Securitization Facility. These include such things as the Company not maintaining compliance with certain financial covenants, having a material adverse change in the ability of the Company to perform its obligations under the Securitization Facility, having a material adverse change in the collectibility of the accounts receivable and other specific conditions and events. Each facility contains cross default provisions.

          Capital expenditures are generally for new store openings, remodeling of existing stores and facilities, customary store maintenance and operating and information system enhancements and upgrades. For the thirty weeks ended September 1, 2001, capital expenditures were $6.3 million as compared to $2.8 million for the prior year period. This year's capital expenditures have primarily been related to information system enhancements and upgrades and store maintenance. Management estimates that capital expenditures will be approximately $17.0 million for the full fiscal year 2001. While there can be no assurances, management believes that there should be sufficient liquidity to cover both the Company's short-term and long-term funding needs.

Recent Accounting Pronouncements

          In June 1998 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activity. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133, as amended, effective February 4, 2001. The adoption did not have a material effect on the Company's financial statements.

          In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 140, which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", provides accounting and reporting standards for securitizations and other transfers of assets. Those standards are based on consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of assets, an entity recognizes the assets it controls and derecognizes assets when control has been surrendered. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings. The accounting requirements of this standard are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and must be applied prospectively. The Company has accounted for the Securitization Facility entered into on the Effective Date in accordance with SFAS No. 140.

          On July 20, 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."  The statements will change the accounting for business combinations and goodwill in two significant ways.  SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001.  Use of the pooling-of-interests method will be prohibited.  SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach.  Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of that statement, which for the Company will be February 3, 2002.  In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company is currently evaluating the effects, if any, of adopting these pronouncements.

Risk Factors

          Events of September 11, 2001 and Subsequent Events: As of the date of this Registration Statement, the Company cannot predict, with any degree of certainty, what effect, if any, the tragic events of September 11, 2001 and subsequent and continuing events of terrorism, such as those related to the use of the U.S. Postal System to spread anthrax, will have on the Company, its operations, the other risk factors discussed below and the forward-looking statements made by the Company in this Registration Statement. However, the consequences of these events could have a material and adverse effect on the Company's business and financial condition.

          Economic and Market Conditions: A substantial portion of the Company's operations is located in the south central United States. In addition, many of the Company's stores are situated in small towns and rural environments that are substantially dependent upon the local economy. The retail apparel business is dependent upon the level of consumer spending, which may be adversely affected by an economic downturn or a decline in consumer confidence. An economic downturn or decline in consumer confidence, particularly in the south central United States and any state (such as Texas) from which the Company derives a significant portion of its net sales, could have a material and adverse effect on the Company's business and financial condition, including affecting demand for the Company's product and the underlying quality of the private label credit card portfolio.

          The Company's success depends, in part, upon its ability to anticipate and respond to changing consumer preferences and fashion trends in a timely manner. Although the Company attempts to stay abreast of emerging lifestyle and consumer preferences affecting its merchandise, any sustained failure by the Company to identify and respond to such trends could have a material and adverse effect on the Company's business and financial condition.

          The Company's business is seasonal and its quarterly sales and profits traditionally have been lower during the first three fiscal quarters of the year (February through October) and higher during the fourth fiscal quarter (November through January). In addition, working capital requirements fluctuate throughout the year, increasing substantially in October and November in anticipation of the holiday season due to requirements for significantly higher inventory levels. Any substantial decrease in sales for the last three months of the year could have a material and adverse effect on the Company's business and financial condition.

          The Company's business depends, in part, on normal weather patterns across its markets. Any unusual weather patterns in the Company's markets can have a material and adverse impact on the Company's business and financial condition.

          Competition: The retail apparel business is highly competitive. Although competition varies widely from market to market, the Company faces the risk of increased competition, particularly in its more highly populated markets, from national, regional and local department and specialty stores. In fact, Kohl's, who has a similar retailing concept only in larger stores, has recently opened or announced their intention to open new stores in and around several of the Company's larger market areas, namely El Paso (2), Austin (3), Oklahoma City (4) and Houston (12 - as reported in the Houston Chronicle). As a result, the Company will face increased competition in these markets once these stores are opened. Some of the Company's competitors are considerably larger than the Company and have substantially greater financial and other resources. Although the Company currently offers labels not available at certain other retailers (including regional department stores, such as Goody's, national department stores, such as JC Penney and large national discounters, such as Wal-Mart) in its small to mid-size market stores, there can be no assurance that existing or new competitors will not carry similar branded merchandise in the future, which could have a material and adverse effect on the Company's business and financial condition.

          Dependence on Key Personnel: The success of the Company depends largely on its executive management team, including the Company's Chief Executive Officer and President, James Scarborough. Although the Company has entered into employment agreements with certain of its executive officers, it is possible that members of executive management may leave the Company, and such departures could have a material and adverse effect on the Company's business and financial condition.

          Expansion Strategy: The Company's current expansion strategy focuses on carefully managed growth. The success of the Company's expansion strategy depends upon many factors, including the ability of the Company to obtain suitable sites for new stores at acceptable costs, to hire, train and retain qualified personnel and to integrate new stores into existing information systems and operations. The Company cannot guarantee that it will reach its targets for opening new stores or that such stores will operate profitably when opened. If the Company fails to effectively implement its expansion strategy, it could have a material and adverse effect on the Company's business and financial condition.

          Consumer Credit Risks - Private Label Credit Card Program: Sales under the Company's private label credit card program represent a significant portion of the Company's business. Any significant deterioration in the quality of the Company's accounts receivable portfolio or any adverse changes in laws regulating the granting or servicing of credit (including late fees and the finance charge applied to outstanding balances) could have a material and adverse effect on the Company's business and financial condition. In addition, the ability of GNB to maintain its bank charter and to continue to generate new accounts receivable under the Company's private label credit card program is dependant upon its ability to maintain compliance with all applicable banking laws and regulations.

          Compliance with Financing Agreements: The Company's Financing Agreements impose operating and financial restrictions on the Company and certain of its subsidiaries. Such restrictions limit the Company's ability to incur additional indebtedness, to make dividend payments, to make capital expenditures in excess of authorized amounts and to enter into related party transactions. In addition, any material or adverse developments affecting the business of the Company could significantly limit its ability to meet its obligations as they become due or to comply with the various covenant requirements contained in the Company's Financing Agreements.

          Availability of Merchandise Product on Normal Trade Terms: The Company is highly dependent on obtaining merchandise product on normal trade terms. If the Company does not meet its performance objectives, the Company's key vendors and factors may become more restrictive in granting trade credit by either reducing the Company's credit lines or shortening payment terms. The tightening of credit from the vendor or factor community would have a material adverse impact on the Company's business and financial condition.

          Interest Rate Risk: Borrowings under the Company's Financing Agreements bear a floating rate of interest. If market rates of interest increase, the Company's financial results could be materially and adversely affected. See Item 2A. "Quantitative and Qualitative Disclosures about Market Risk".

          Centralized Operations: The Company's buying, credit, distribution and other corporate operations are highly centralized in three main locations. The Company's operations could be materially and adversely affected if a catastrophic event (such as, but not limited to, fire, hurricanes or floods) impacts the use of these facilities. There can be no assurances that the Company would be successful in obtaining alternative servicing facilities in a timely manner if such a catastrophic event should occur.

ITEM 2A.          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Borrowings under the Company's Securitization Facility, which totaled $175.0 million at September 1, 2001, bear a floating rate of interest. A hypothetical 10% change in interest rates from the September 1, 2001 levels would have an approximate $0.6 million effect on the Company's annual results of operations and cash flows.

ITEM 3.           PROPERTIES

          The Company's corporate headquarters is located in a 130,000 square foot building in Houston, Texas. The Company leases the building and most of the land at its Houston facility. The Company owns a 450,000 square foot distribution center, as well as a credit department facility, which are located in Jacksonville, Texas. The Jacksonville distribution center and credit department facility, along with substantially all of the Company's other assets, serve as collateral for the Company's Revolving Facility.

          At September 1, 2001, the Company operated 342 stores, located in 13 states, as follows:

Number of
State	Stores

Alabama	3
Arizona	2
Arkansas	16
Colorado	1
Florida	2
Iowa	1
Kansas	5
Louisiana	39
Mississippi	8
Missouri	10
New Mexico	18
Oklahoma	42
Texas	195
_________
Total	342
=======

          Full line stores generally range in size from 10,000 to 35,000 selling square feet, with the average being approximately 17,190 selling square feet. As discussed in Item 1. "Review of Current Operations", the Company's stores are primarily located in strip shopping centers. All store locations are leased except for three Bealls stores, aggregating approximately 93,000 selling square feet, which are owned. The majority of leases provide for a base rent plus contingent rentals, generally based upon a percentage of net sales.

ITEM 4.          SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

          The table below sets forth certain information regarding ownership of Common Stock as of September 21, 2001 (the Plan Initial Distribution Date) by (i) any person or entity who is known to the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, (ii) each director and each named executive officer and (iii) all directors and executive officers as a group.

			Percentage of
		Number of Shares	Shares of
		of	Common
NAME		Common Stock	Stock
5% Stockholders

Oak Hill Securities Fund LP	(1)	1,681,506	8.42%
Oak Hill Securities Fund II LP	(1)	1,546,879	7.74%
Lerner Enterprises, LP	(1)	37,473	0.19%
P&PK Family Ltd. Partnership	(1)	46,263	0.23%
65 East 55th St. 32nd Floor
New York, NY 10022

Union Bank of California NA		1,616,924	8.10%
445 South Figueroa St.
Los Angeles, CA 90071

Washington Mutual Bank, FA		1,154,946	5.78%
3200 Southwest Freeway, Suite 1
Houston, TX 77027

Greenlight Capital Qualified LP		1,154,946	5.78%
420 Lexington Ave. Suite 1740
New York, NY 10170

Directors and Named Executive Officers:

James Scarborough		-
Michael McCreery		-
Ron Lucas		-
Ernest Cruse		-
Dennis Abramcyzk		-
John Wiesner		-
Glenn August	(1)	172,330	0.86%
Scott Davido		-
Alan Gilman		-
Michael Glazer		-
John Mentzer		-
Walter Salmon		-
Ronald Wuensch		-

All executive officers and directors as a group (19 persons)		172,330	0.86%

(1)      Affiliated parties - Total shares of 3,484,451 represent a combined ownership interest of 17.44%.

ITEM 5.          DIRECTORS AND EXECUTIVE OFFICERS

          The following table lists the names, ages and all positions held by the directors and executive officers of Stage Stores as of September 1, 2001. All of the executive officers in the table were employed by the Company's predecessors or a subsidiary during the Chapter 11 Proceedings.
Name	Age	Position
James Scarborough	51	President, Chief Executive Officer and Chairman of the Board of Directors
Michael McCreery	53	Executive Vice President, Chief Financial Officer, Secretary and Director
Ron Lucas	54	Executive Vice President, Human Resources
Ernest Cruse	50	Executive Vice President, Store Operations
Dennis Abramczyk	54	Senior Vice President, General Merchandise Manager
Vivian Baker	59	Senior Vice President, General Merchandise Manager
Ken Brumfield	37	Senior Vice President, Credit
Jeff Kish	37	Senior Vice President, Chief Information Officer
Richard Stasyszen	41	Senior Vice President, Finance, Controller and Treasurer
Joanne Swartz	42	Senior Vice President, Advertising and Marketing
Mel Ward	48	Senior Vice President, Real Estate
Glenn August	40	Director
Scott Davido	40	Director
Alan Gilman	57	Director
Michael Glazer	53	Director
John Mentzer	49	Director
Walter Salmon	70	Director
Ronald Wuensch	59	Director

          Mr. Scarborough joined the Company's predecessor as President and Chief Executive Officer in August 2000. Mr. Scarborough also acts as the Company's Chief Merchandising Officer. He has been a Director of the Company since August 24, 2001. Between 1996 and 2000, Mr. Scarborough was President and Chief Executive Officer of Busy Body, Inc. and held the same positions with Seattle Lighting, Inc. from 1993 to 1996. From 1989 to 1993 he held the positions of President and Chief Operating Officer of Enstar Specialty Retail, Inc. and previous to that, between 1982 and 1989, he held various senior level positions, ultimately attaining the position of Executive Vice President in the merchandising division of Bealls Department Stores, which is now part of Stage Stores. Prior to joining Bealls, Mr. Scarborough held various merchandising and store positions at Filene's of Boston, formerly a division of Federated Department Stores, where he was employed between 1972 and 1982.

          Mr. McCreery joined the Company's predecessor as Executive Vice President and Chief Financial Officer in February 2001. He has been a Director of the Company since August 24, 2001. Previously, Mr. McCreery was Senior Vice President and Chief Financial Officer of Levitz Furniture from 1998 to 2001. From 1990 to 1997, Mr. McCreery held various positions at C.R. Anthony Company, where he served as Vice Chairman and Chief Administrative Officer from 1995 to 1997, as Senior Executive Vice President and Chief Financial Officer from 1992 to 1995 and as Executive Vice President and Chief Financial Officer from 1990 to 1992. Before joining C.R. Anthony Company, Mr. McCreery was employed at Deloitte & Touche LLP from 1973 to 1990, where he served as an audit partner from 1983 to 1990.

          Mr. Lucas joined the Company in July 1995 as Senior Vice President, Human Resources and was promoted to Executive Vice President, Human Resources in March 1998. Between 1987 and 1995, Mr. Lucas served as Vice President, Human Resources at two different divisions of Limited, Inc., the Limited Stores Division and Lane Bryant. Previously, he spent seventeen years at the Venture Stores Division of May Co. where from 1985 to 1987 he was Vice President, Organization Development.

          Mr. Cruse, who was promoted to Executive Vice President, Store Operations in August 2001, joined Bealls Department Stores, which is now part of Stage Stores, in 1966 and held various store positions. In 1983, Mr. Cruse was promoted to Vice President District Manager. He served as Senior Vice President Regional Manager from 1994 to 1998, as Senior Vice President Planning and Allocation from 1999 to 2000, and prior to his promotion to Executive Vice President, served as Senior Vice President, Director of Stores.

          Mr. Abramczyk joined the Company in 1999 as Vice President of mens sportswear and furnishings. He was promoted to Senior Vice President, General Merchandise Manager of mens, young mens, cosmetics and shoes in May of 1999. In January 2000, the childrens and intimate apparel divisions were added to his responsibility. From 1996 to 1999 Mr. Abramczyk was Chief Operations Officer of Ralph Marlin, a manufacturer, wholesaler and retailer of licensed mens neckwear, womens neckwear and apparel. At Ralph Marlin he was responsible for sourcing, manufacturing, sales and marketing. From 1988 to 1996 Mr. Abramczyk held several positions at Carson Pirie Scott that included Senior Vice President, General Merchandise Manager of mens, young mens and childrens divisions. Prior to that, Mr. Abramczyk was Senior Vice President, Director of Stores for the Boston Stores division of Carson Pirie Scott Co. Mr. Abramczyk started his career as an executive trainee with the Boston Stores, which was a division of Federated Department Stores, where he worked from 1970 to 1988.

          Ms. Baker came out of retirement to rejoin the Company as General Merchandise Manager in September 2000. From 1983 and 1998, Ms. Baker held various merchandising positions at Bealls Department Stores, which is now part of Stage Stores, where she served as Divisional Merchandise Manager and later was promoted to Vice President, General Merchandise Manager. Between 1979 and 1983, Ms. Baker served as Divisional Merchandise Manager at Dillard's. Prior to joining Dillard's, Ms. Baker was employed at Woodward and Lothrop, where she served as Buying and Store Management from 1964 to 1979.

          Mr. Brumfield joined the Company in November 1997 as Vice President, Credit Services and was promoted to Senior Vice President, Credit Services in November 2000. Prior to taking over responsibility for the entire division, Mr. Brumfield had been involved in establishing/managing Granite National Bank, NA, directing credit systems development/implementation, directing the human resources/staffing/training functions for the credit division, and leading all budgeting/accounting activities for the credit division. Between 1986 and 1997, Mr. Brumfield served as Senior Operations Manager at Zale Corp., where he established and managed credit-marketing function, helped establish Customer Marketing Database infrastructure for the corporation, managed budgeting and accounting functions for the credit division, provided staff oversight of all Authorization Department activities, and was the Audit Team Leader for operational audits of all credit processing centers.

          Mr. Kish joined the Company in May 1999 as Vice President, Systems Development and was promoted to Senior Vice President and Chief Information Officer in August 2000. From 1994 to 1999, he held various positions with Caldor Corporation, including Director of Store Systems and Vice President, Systems Development. Between 1993 and 1994, Mr. Kish served as Director of Store Systems for Ann Taylor. Previously, he held various positions within the Information Systems organization at Walden Books from 1988 to 1993, and was with the United States Surgical Corporation during 1987 and 1988. Prior to United States Surgical, he held various positions with Allied stores from 1983 to 1987.

          Mr. Stasyszen joined the Company in March 1998 as Assistant Controller and was subsequently promoted to Vice President and Controller in February 1999. In July 2001, Mr. Stasyszen was promoted to Senior Vice President Finance and Controller. Previously, Mr. Stasyszen was Vice President and Controller of C.R. Anthony Company between August 1992 and February 1998 and was Assistant Controller from April 1991 to July 1992. Before joining C.R. Anthony Company, Mr. Stasyszen was employed at Deloitte & Touche LLP from May 1982 to March 1991, where he served as an audit manager from 1988 to 1991.

          Ms. Swartz joined the Company in January 1994 as Vice President, Marketing and was subsequently promoted to Senior Vice President, Marketing in November 1995. Between 1988 and 1994, Ms. Swartz served as Advertising Director for the Southwest Retail Division of U.S. Shoe and NAL Texas Specialty Stores. Between 1985 and 1988, she held the position of Advertising Manager at Foley's, formerly a division of Federated Department Stores. Prior to joining Foley's, Ms. Swartz spent four years in the advertising agency industry, where she held various media planning and retail account management positions.

          Mr. Ward started with Beall's Department Stores in March of 1979. In April of 1980 he became a Contract Assistant Manager in San Antonio. In June of 1983 he was relocated to the corporate office as Store Opener. He began his career in Real Estate in May of 1985 as a Real Estate Negotiator. In April of 1993 he was promoted to Vice President, Real Estate and as of April 1996 he has been Senior Vice President, Real Estate. Prior to his career with Stage Stores, he was a buyer for various department stores in Central Texas from 1976 to 1979.

          Mr. August has been a Director since August 24, 2001. Since August 1996, he has served as President of Oak Hill Advisors, Inc., an investment management firm. Mr. August and affiliates of Oak Hill Advisors, Inc. hold an aggregate of approximately 17.4% of the Company's Common Stock. Mr. August is also a Director of Ivex Packaging Corporation.

          Mr. Davido has been a Director since August 24, 2001. Since March 1999, he has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of The Elder-Beerman Stores Corp. ("Elder-Beerman"). Elder-Beerman operates department stores that sell a wide range of moderate to better branded merchandise, including women's, men's and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods. From January 1998 to March 1999, Mr. Davido served as Senior Vice President, General Counsel and Secretary of Elder-Beerman. From September 1994 to December 1997, he was a partner at Jones, Day, Reavis & Pogue, a law firm located in Pittsburgh, Pennsylvania, where he specialized in corporate and bankruptcy law.

          Mr. Gilman has been a Director since August 24, 2001. Since July 2000, he has been a financial and business consultant. From September 1978 to July 2000, Mr. Gilman was a partner at Arthur Andersen LLP, during the last twelve years of which he served as Worldwide Managing Partner of Consumer Products and Retail Industry Programs. He is also a Director of Catuity, Inc.

          Mr. Glazer has been a Director since August 24, 2001. Since May of 1996, he has served as President and Chief Executive Officer of KB Toys, a division of Consolidated Stores. Prior to that, from 1995, Mr. Glazer served as President of Consolidated Stores. He is also a Director of Big Lots, Inc., Brookstone, Inc. and Berkshire Life Insurance Company.

          Mr. Mentzer has been a Director since August 24, 2001. Since January 1994, he has been a professor of Business Policy in the Department of Marketing, Logistics and Transportation at the University of Tennessee. Mr. Mentzer is also President of JTM & Associates, a consulting firm.

          Mr. Salmon has been a Director since August 24, 2001. Since 1997, he has been the Stanley Roth Sr., Professor of Retailing, Emeritus at the Harvard University Graduate School of Business Administration. He has been a member of the Harvard Business School faculty since 1956. Professor Salmon is also a Director of Cole National Corporation, Harrah's Entertainment, Inc., Luby's Cafeterias, Inc., The Neiman Marcus Group, PetsMart, Inc. and Party City, Inc.

          Mr. Wuensch has been a Director since August 24, 2001. Since 1992, he has been the President of Wuensch Consulting Group. In his position with Wuensch Consulting Group, Mr. Wuensch provides executive and financial consulting services to other companies. Mr. Wuensch is also a Director of American Homestar Corporation.

ITEM 6.           EXECUTIVE COMPENSATION

Compensation of Directors

          Directors who are full-time employees of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not full-time employees of the Company (the "Outside Directors"), namely Messrs. August, Davido, Gilman, Glazer, Mentzer, Salmon and Wuensch, receive monthly cash compensation of $2,500 for services rendered as a Director including quarterly Board of Director meetings, periodic telephone consultations and any other occasional actions requiring a Board Resolution. The Outside Directors also receive $1,500 for each special meeting of the Board and committee meeting held at times other than regularly scheduled quarterly meetings. In addition, the Outside Directors, in the aggregate, have been granted 140,000 options effective August 24, 2001 pursuant to the 2001 Equity Incentive Plan.

          At the direction of Mr. August, the options to purchase 20,000 shares of Company Common Stock granted to Mr. August were issued to Oak Hill Advisors L.P. rather than to Mr. August. In addition, Mr. August has directed that any fees payable to him for his service as a director are to be paid to Oak Hill Advisors L.P.

Compensation of Executive Officers

          The following table summarizes, for the fiscal years indicated, the principal components of compensation for the Company's Chief Executive Officer (the "CEO"), the Company's former CEO who held the position during 2000 and the Company's four most highly compensated executive officers other than the CEO (collectively, the "named executive officers")

						Long-term
						Compensation
		Annual Compensation				Awards
				Other			Securities
				Annual		Restricted	Underlying		All Other
	Fiscal	Salary	Bonus	Compensation		Stock	Options/		Comp.
Name and Principal Position	Year	($)	($)(1)	($)		($)(2)	SARs (#)		($)(3)

James Scarborough,	2000	302,308	300,000	219,418	(4)	-	-		1,112
Chairman, Chief Executive	1999	-	-	-		-	-		-
Officer and President	1998	-	-	-		-	-		-

Michael E. McCreery	2000	-	-	-	(5)	-	-		-
Executive Vice President and	1999	-	-	-		-	-		-
Chief Financial Officer	1998	-	-	-		-	-		-

Ron Lucas	2000	232,500	69,750	540,937	(6)	-	-		2,107
Executive Vice President,	1999	231,250	46,500	17,002	(7)	62,500	12,500		3,408
Human Resources	1998	222,500	-	1,027,495	(8)	165,500	22,500		5,313

Ernest Cruse,	2000	223,958	67,500	150,777	(9)	-	10,000		1,544
Executive Vice President,	1999	197,917	17,500	-		16,312	3,000		1,344
Store Operations	1998	172,500	-	327,481	(10)	66,200	8,000		1,794

Dennis Abramczyk	2000	227,500	72,000	43,337	(11)	-	10,000		1,701
Senior Vice President,	1999	183,750	-	66,714	(12)	-	10,000		851
General Merchandise Manager	1998	-	-	-		-	-		-

John J. Wiesner	2000	325,460	-	102,975	(13)	-	-	(14)	-
Former Chairman, Chief	1999	-	-	300,000	(13)	-	-		-
Executive Officer and President	1998	-	-	820,333	(13)	-	-		-

(1)	Amounts reflect bonuses earned during the fiscal year covered (and paid during the subsequent fiscal year).
(2)

Represents the restricted stock awards of the Company's predecessor to the named executives multiplied by the market price of the underlying common stock as of the grant date. These shares, which were subject to various vesting requirements, were cancelled upon effectiveness of the Plan of Reorganization.

(3)	Amounts reflect premiums paid for life insurance coverage.
(4)	Amount shown reflects moving expenses of $127,918, automobile allowance of $5,000, health insurance benefits of $1,257 and gross up for taxes of $85,243 paid to Mr. Scarborough during 2000.
(5)	Mr. McCreery joined the Company's predecessor as Executive Vice President and Chief Financial Officer in February 2001.
(6)

Amount shown reflects debt forgiveness of $150,000 during 2000. Amount shown also reflects deferred compensation distribution of $257,999, pension equalization benefit of $23,954, gross up for taxes of $50,000, Key Employee Retention Program bonus of $41,850, automobile allowance of $12,000 and health insurance benefits of $5,134 paid to Mr. Lucas during 2000.

(7)	Amount reflects automobile allowance of $12,000 and health insurance benefits of $5,002 paid to Mr. Lucas during 1999.
(8)

Amount shown reflects the value realized upon the exercise of options for common stock of $985,139 during 1998. Value realized is based upon the fair market value of the stock at the exercise date minus the exercise price. Amount shown also reflects imputed interest on executive loans of $25,788, automobile allowance of $12,000 and health insurance benefits of $4,568 paid to Mr. Lucas during 1998.

(9)	Amount shown reflects deferred compensation distribution of $109,801, pension equalization benefit of $476 and a Key Employee Retention Program bonus of $40,500 paid to Mr. Cruse during 2000.
(10)

Amount shown reflects the value realized upon the exercise of options for common stock of $326,657 during 1998. Value realized is based upon the fair market value of the stock at the exercise date minus the exercise price. Amount shown also reflects miscellaneous compensation of $824 paid to Mr. Cruse during 1998.

(11)	Amount shown reflects deferred compensation distribution of $137 and a Key Employee Retention Program bonus of $43,200 paid to Mr. Abramczyk during 2000.
(12)	Amount shown reflects moving expenses of $16,339, gross up for taxes of $10,375 and a lump sum relocation allowance of $40,000 paid to Mr. Abramczyk during 1999.
(13)	Amounts shown reflect payments to Mr. Wiesner pursuant to employment and severance agreements with C.R. Anthony Company, which the Company's predecessor acquired in 1997.
(14)

At the time of Mr. Wiesner's appointment by the Company's predecessor to the positions of Chairman, Interim Chief Executive Officer and President in February 2000, he signed an Employment Agreement, which provided a fully vested stock option for 200,000 shares. Although fully vested, the option was not exercised. On May 5, 2000, Mr. Wiesner signed a First Amendment to his Employment Agreement by which he voluntarily and unconditionally revoked any and all previously granted stock option agreements he had with the Company's predecessor.

Employment Agreements

          On July 31, 2000 and February 28, 2001, the Company entered into Employment Agreements (the "Agreements") with James Scarborough and Michael McCreery, respectively (individually, the "Executive" and collectively, the "Executives"). Under the terms of the Agreements, Mr. Scarborough is employed as Chief Executive Officer and President of the Company, while Mr. McCreery is employed as Executive Vice President and Chief Financial Officer. The Agreements provide for a Base Salary, as well as a Merit Bonus commencing with the fiscal year ending February 2, 2002 based upon the Company's operating results for, and the Executives' performance during, the applicable fiscal year and such other performance targets and criteria as the Board and the Executives may establish and adjust for that fiscal year. The Agreements also provide for the Executives' participation in all other bonus and benefit plans available to executive officers of the Company. The specific details of the Agreements are contained in copies included as exhibits to the Registration Statement.

          The Agreements provide that if any Executive is terminated by the Company for Good Cause (as defined in the Agreements), he will be entitled to receive any Base Salary earned through the date of termination. If any Executive is terminated by the Company without Good Cause, he will be entitled to receive (i) any Base Salary earned through the date of termination and (ii) an amount equal to the sum of (1) one times the Base Salary in effect as of the date of termination and (2) one times the targeted Merit Bonus of fifty percent (50%), in the case of Mr. Scarborough, and forty percent (40%), in the case of Mr. McCreery, of Base Salary (collectively, payments under clause (i) and (ii) constitute the "Severance Payment"). If any Executive terminates his Employment Agreement for Good Reason (as that term is defined in the Agreements and which includes the assignment of duties or responsibilities materially inconsistent with his position or status with the Company at the time of a Change of Control, as defined in the Agreements), he will be entitled to receive (i) any Base Salary earned through termination and (ii) the Severance Payment. If any Executive terminates his Employment Agreement without Good Reason, he will be entitled to receive only any Base Salary earned through the date of termination.

Company Retirement Plans

Retirement Plan

          The Stage Stores, Inc. Retirement Plan (the "Plan") is a qualified defined benefit plan. Benefits under the Plan are administered through a trust arrangement providing benefits in the form of monthly payments or a single lump sum payment. The Plan covers substantially all employees who have completed one year of service with 1,000 hours of service as of June 30, 1998. Effective June 30, 1998, the Plan was frozen. There are no future benefit accruals after that date. Any service after that date will continue toward vesting and eligibility for normal and early retirement.

          The Plan is administered by the retirement plan committee (the "Retirement Committee"), and the Company appoints its three to five members. All determinations of the Retirement Committee are made in accordance with the provisions of the Plan in a uniform and nondiscriminatory manner.

          Generally, a participant is eligible for a benefit on his/her normal retirement date, which is the later of age 65 or the fifth anniversary of the date of hire. A participant may elect an early retirement benefit if he/she is at least 55 years old, has ten (10) Years of Service (as defined below) and retires from active employment with the Company. Early retirement benefits are reduced according to a formula established in the Plan based upon each full month that the participant's age is less than 65 on the date the payments commence. If a participant who is vested terminates employment, he/she is entitled to a deferred benefit payable at his/her normal retirement date or an earlier date, if requested, but not before age 55.

          The amount of a participant's retirement benefit is based on each Year of Credited Service (as defined below) and on his/her earnings for that year. The individual yearly benefits are then totaled to determine the annual benefit at age 65. The annual amount of the participant's normal retirement benefit is derived, subject to certain limitations, by adding (i) 1% of earnings up to $30,600 plus 1-1/2% of the excess of such earnings over $30,600 for each Year of Credited Service earned on or after July 1, 1989 through December 31, 1991, (ii) 1% of earnings up to $31,800 plus 1-1/2% of the excess of such earnings over $31,800 for each Year of Credited Service earned after December 31, 1991 and (iii) 1% of earnings up to $42,500 plus 1-1/2% of the excess of such earnings over $42,500 for each Year of Credited Service earned after December 31, 1994 through June 30, 1998. The normal retirement benefit formula produces an annual benefit which is paid to the participant in equal monthly installments. The standard form of payment for a single participant is a monthly benefit payable for the participant's life only. The standard form of payment for a married participant is a 50% joint and survivor benefit, which provides a reduced monthly benefit to the participant during his/her lifetime, and 50% of that benefit to the participant's spouse for his/her lifetime in the event of the participant's death. Other forms of the payment are also provided including lump sum payouts, but they require participant election. In addition, the Retirement Committee may elect to pay the benefit equivalent of a benefit payable at normal retirement date in the form of a lump sum payment, if the lump sum payment does not exceed $5,000.

          Any participant who is credited with 1,000 or more hours of service in a calendar year receives a "Year of Service", while any participant who is credited with 1,284 or more hours of service in a calendar year receives a "Year of Credited Service". Years of Service determine a participant's eligibility for benefits under the Plan, and the percentage vested in those benefits. After five Years of Service, a participant is 100% vested.

          The Plan is funded entirely by Company contributions that are held by a trustee for the exclusive benefit of the participants. The Company voluntarily agreed to contribute the amounts necessary to provide the assets required to meet the future benefits payable to Plan participants. Under the Retirement Plan, contributions are not specifically allocated to individual participants.

401(K) Savings Plan

          The Company has a contributory 401(k) savings plan covering substantially all qualifying employees. Under the 401(k), participants may contribute up to 15% of their qualifying earnings, subject to certain restrictions. The Company currently matches 50% of each participant's contributions, limited to 6% of each participant's salary. The Company's matching contributions were approximately $0.8 million for 2000, $1.0 million for 1999 and $0.8 million for 1998.

2001 Equity Incentive Plan

          Pursuant to the Plan, the Company has established the 2001 Equity Incentive Plan to reward, retain and attract key personnel and has reserved 4,000,000 shares for issuance of awards under the 2001 Equity Incentive Plan. The 2001 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors, who has the power to select the key employees and other key individuals to be granted awards under the 2001 Equity Incentive Plan, to determine the size, type and term of awards to be made to each individual selected, to modify the terms of any award that has been granted, to determine the time when awards will be granted, to establish performance objectives and to prescribe the form of the instruments embodying awards under the 2001 Equity Incentive Plan. Key employees and Outside Directors are eligible to receive grants of options under the 2001 Equity Incentive Plan. Awards under the 2001 Equity Incentive Plan include, but need not be limited to, qualified and non-qualified stock options, stock appreciation rights or restricted stock grants. See also Item 11. "Options".

ITEM 7.           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Directors

          Glenn August, a Director of the Company, is also the President of Oak Hill Advisors, Inc. As of September 21, 2001, by virtue of their positions as holders of allowed pre-petition claims in the Chapter 11 Proceedings, Mr. August and his affiliates were issued Common Stock as detailed in Item 4.

Certain Business Relationships

          Beginning in April 2000, Ronald Wuensch, a Director of the Company, began providing certain bankruptcy related consulting services to the Company's predecessors through Wuensch Consulting Group. Under the consulting agreement, Wuensch Consulting Group was paid $440,906 plus $2,473 as reimbursement for expenses during the 2000 fiscal year and $265,212 plus $1,100 as reimbursement for expenses during the 2001 fiscal year. The consulting agreement expired on August 24, 2001 and Mr. Wuensch is no longer providing consulting services to the Company.

Transactions with Management

          Pursuant to the Plan and for their efforts during the Chapter 11 Proceedings, the following executive officers received bonuses upon the Company's emergence from bankruptcy on August 24, 2001 and, effective August 24, 2001, were granted options to purchase the Company's Common Stock under the Company's 2001 Equity Incentive Plan, as follows:
Executive	Emergence Bonus	Stock options

James Scarborough	$ 1,000,000	1,175,000
Michael McCreery	500,000	235,000
Ron Lucas	100,000	150,000
Ernest Cruse	100,000	150,000
Dennis Abramczyk	100,000	150,000
Vivian Baker	100,000	150,000
Jeff Kish	100,000	150,000
Joanne Swartz	100,000	150,000
Mel Ward	100,000	-
John Wiesner	200,000	-

Indebtedness of Management

          As part of his retention agreement, Ron Lucas, the Company's Executive Vice President, Human Resources, had the $143,252 balance of his indebtedness to the Company forgiven upon the Company's emergence from bankruptcy on August 24, 2001.

ITEM 8.          LEGAL PROCEEDINGS

         From time to time the Company and its subsidiaries are involved in various litigation matters arising in the ordinary course of their business.

          On March 30, 1999, a class action lawsuit was filed against one of the predecessors, Stage Stores, Inc., a Delaware corporation ("Stage Delaware"), and certain of its officers, directors and stockholders in the United States District Court for the Southern District of Texas, Houston Division by John C. Weld, Jr., a stockholder who purchased 125 shares of Stage Delaware's common stock on August 3, 1998, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated there under (the "Weld Suit"). Stage Delaware believed that the allegations of the Weld Suit were without merit, and on July 23, 1999, Stage Delaware filed a motion to dismiss. United States District Judge Kenneth Hoyt entered an order on December 8, 1999 dismissing the Weld Suit. Mr. Weld appealed the order to the United States Court of Appeals for the Fifth Circuit (the "Fifth Circuit"). Because of Stage Delaware's bankruptcy proceeding (see below), the appeal was stayed as to Stage Delaware. On May 16, 2001, the Fifth Circuit affirmed the District Court's dismissal of the Weld Suit as to the other defendants in the case. The plaintiffs have now consented to the dismissal of the action against  the Company pending in the Fifth Circuit, and that Court entered its order dismissing those claims on October 15, 2001.   In addition, in the Chapter 11 Proceedings, Mr. Weld filed and asserted a "Class Proof of Claim" making the same allegation as in the Weld Suit. The Company filed a claim objection to the Weld Class Proof of Claim which claim objection has been sustained by the Bankruptcy Court.

          In March 2000, eleven former employees of one of the Company's subsidiaries, Specialty Retailers, Inc., a Texas corporation d/b/a Palais Royal ("SRI"), filed two separate suits in the United States District Court for the Southern District of Texas against Stage Delaware, SRI and Mary Elizabeth Pena, arising out of alleged conduct occurring over an unspecified time while the plaintiffs were working at one or more Palais Royal stores in the Houston, Texas area. The plaintiffs allege that on separate occasions they were falsely accused of stealing merchandise and other company property and giving discounts for purchases against company policy. The suits accuse the defendants of defamation, false imprisonment, intentional infliction of mental distress, assault and violation of the Racketeer Influenced and Corrupt Organizations (RICO) Act. The claims seek unspecified damages for mental anguish, lost earnings, exemplary damages, treble damages, interest, attorneys' fees and costs. SRI denies the allegations and intends to vigorously defend the claims. These claims are currently stayed pursuant to the provisions of the Plan. SRI has agreed to liquidate the claims through its compulsory ADR program for employee disputes. The payment of any amounts deemed owed by SRI, however, is subject to the Plan.

          On June 1, 2000, the Company's predecessors (Stage Delaware and Specialty Retailers, Inc. (NV)) and SRI (collectively, the "Debtors") filed voluntary petitions under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. During the Chapter 11 Proceedings, the Debtors continued to manage and operate their assets and business as a debtors-in-possession, pending the formulation and confirmation of a plan of reorganization and subject to the supervision and orders of the Court. Additionally, an unsecured creditor committee was formed and had the right to review and participate in the Chapter 11 Proceedings. On April 24, 2001, the Debtors filed, and subsequently amended on May 14, May 21, May 25 and June 6, 2001, a "Disclosure Statement," pursuant to Section 1125 of the Bankruptcy Code, and a "Plan of Reorganization" with the Court. On June 6, 2001, the Court approved the Disclosure Statement. On August 8, 2001, the Plan, as modified on August 8, 2001, was confirmed by the Court (the "Confirmation Order"). On August 24, 2001 (the "Effective Date") the Debtors emerged from the Chapter 11 Proceedings. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over the Chapter 11 Proceedings after the Effective Date as is legally permissible, including jurisdiction over matters set forth in Article XII Retention of Jurisdiction in the Plan including, but not limited to, jurisdiction to (i) issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order; (ii) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed; and (iii) determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order. One pre-petition shareholder has appealed the Confirmation Order. The Bankruptcy Court has denied his request for a stay pending appeal.

          On November 3, 2000, Stage Delaware received a copy of the United States Securities and Exchange Commission's (the "SEC") August 3, 2000 Order Directing Private Investigation "In the Matter of Stage Stores, Inc." (the "SEC Order"). The SEC Order is a confidential document directing a non-public investigation into related party transactions previously reported by Stage Delaware on Form 8-K dated March 9, 2000. The Company is cooperating with the SEC in the investigation, which is still ongoing.

          On April 14, 2000, Stage Delaware was named as one of 135 defendants in a patent infringement action brought by The Lemelson Medical, Education & Research Foundation, in the United States District Court for the District of Arizona. The plaintiff claims to be the owner of various patents covering optical scanning devices commonly used by retail outlets at checkout counters to scan prices for customer purchases. The complaint seeks injunctive relief to prevent alleged continuing infringement and unspecified damages for alleged past infringement. The court and the plaintiff were advised of the Chapter 11 Proceedings, and Stage Delaware asserted the protection of the automatic stay. The remaining defendants have formed a common defense group and plan to vigorously defend against the claims. The plaintiffs' several actions against retailers allegedly using the scanning technology have been stayed, pending the outcome of the affirmative actions filed by certain manufacturers of the scanning equipment to declare the plaintiffs' patents invalid. The Company disputes the plaintiff's allegations and plans to monitor the action closely.

          In the Chapter 11 Proceedings, Stage Delaware engaged in litigation with General Electric Capital Corporation ("GE Capital") regarding the proceeds received from Stage Delaware's sale of an aircraft (the "Aircraft"), which was financed by GE Capital. On July 19, 2000, the Court entered its Order Authorizing Sale of Aircraft Located in Houston, Texas, Subject to All Liens Attaching to the Proceeds and Pursuant to 11 U.S.C. Section 363, which enabled Stage Delaware to sell the Aircraft but provided that excess proceeds in the amount of $1,065,217 would be held in escrow, pending resolution of the entitlement to such proceeds. On January 1, 2001, in its Order Authorizing Disbursement of "Excess Proceeds" Upon Sale of Aircraft and the Findings of Fact and Conclusions of Law Concerning Entitlement to "Excess Proceeds" After Sale of Aircraft, the Court ordered that GE Capital was entitled to the excess proceeds. Stage Delaware appealed this ruling and this matter is currently before the United States District Court for the Southern District of Texas, Houston Division. The Company has obtained court approval of a settlement in principle. Generally, the Company will keep certain leased equipment not involved in the litigation for a limited period of time. The disputed escrow funds will be applied to reduce other obligations due to GE Capital. The pending litigation will be dismissed. The details of the final settlement agreement are being negotiated. The settlement is contingent on the final settlement agreement.

          Management believes that none of the litigation matters described above, either individually or in the aggregate, is material to the financial position, results of operations or cash flows of the Company or its subsidiaries.

ITEM 9.          MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

          While the Common Stock is currently being quoted over-the-counter on the Pink Sheets Electronic Quotation Service under the symbol "STGS," trading is sporadic and there is no established public trading market for the Common Stock and Warrants.

Holders

          Common Stock. As of October 1, 2001, 19,972,653 shares of Common Stock were outstanding and held by approximately 580 holders of record.

          Warrants. Pursuant to the Plan, the Company intends to issue up to 512,821 Series A Warrants and up to 1,079,622 Series B Warrants.

          Options. As of October 1, 2001, options to purchase an aggregate of 2,450,000 shares of Common Stock were outstanding and held by 8 officers and 7 Outside Directors of the Company under the Company's 2001 Equity Incentive Plan. The Company intends to issue an additional 1,191,000 options to other key employees with an effective date of August 24, 2001 at the same exercise price and vesting provisions as those outstanding.

          For a description of the Common Stock, Warrants and Options, see Item 11. "Description of Registrant's Securities to be Registered".

Dividends

          The Company has not declared or paid any cash dividends on its Common Stock and does not expect to pay cash dividends in the foreseeable future. The Company anticipates that, for the foreseeable future, earnings will be reinvested in the business and used to service indebtedness. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors (the "Board"). Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions under its Financing Agreements and other factors deemed relevant by the Board. See Item 2. Financial Information - Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.

ITEM 10.          RECENT SALES OF UNREGISTERED SECURITIES

          As of October 1, 2001 under the Plan, the Company has issued 19,972,653 shares of Common Stock to former creditors, of which 904,166 shares were issued to escrow related to unresolved claims of unsecured creditors under the Plan. Pursuant to the cash share option under the Plan, up to approximately 28,500 of the shares held in escrow may be cancelled if the eligible claimholders subject to the escrow shares elect the partial cash payment option.

          Pursuant to the Plan, the Company intends to issue up to 512,821 Series A Warrants and up to 1,079,622 Series B Warrants to purchase Common Stock to former creditors.

          The Company believes that the offer and sale of Common Stock and Warrants under the Plan satisfies the requirements under Section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act of 1933 (the "Securities Act") and state securities laws.

          As of October 1, 2001, there were outstanding options to purchase an aggregate of 2,450,000 shares of Common Stock granted by the Company to key executives and Outside Directors of the Company and its subsidiaries pursuant to the 2001 Equity Incentive Plan. The Company has approved a maximum of 4,000,000 shares of restricted Common Stock for sale pursuant to the 2001 Equity Incentive Plan. These grants of options were made, or will be made, pursuant to Rule 701 under the Securities Act, which exempts issuances of security under certain written compensatory employee benefit plans. The Company intends to issue an additional 1,191,000 options to other key employees with an effective date of August 24, 2001 at the same exercise price and vesting provisions as those outstanding.

ITEM 11.          DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Common Stock

          The Company is authorized to issue 50,000,000 shares of Common Stock, par value $0.01. As of October 1, 2001, 19,972,653 shares of Common Stock were outstanding, of which 904,166 shares were issued to escrow related to unresolved claims of unsecured creditors under the Plan. Pursuant to the cash share option under the Plan, up to approximately 28,500 of the shares held in escrow may be cancelled if the eligible claimholders subject to the escrow shares elect the partial cash payment option.

          The holders of Common Stock are entitled to one vote per share upon each matter submitted to a vote at a meeting of shareholders. A majority of the outstanding shares of the Company, represented by person or by proxy, constitutes a quorum at each meeting of the shareholders. If a quorum exists, action on a matter, other than the election of directors is approved if the votes cast favoring the action exceeds the votes cast opposing the action. Every shareholder entitled to vote for the election of directors has the right to cast, in person or by proxy, all of the votes to which the shareholder's shares are entitled for as many persons as there are directors to be elected and for whom election such shareholder has the right to vote. Directors are elected by a plurality of the votes cast by the shares entitled to vote for each director in the election at a meeting at which a quorum is present. The Articles of Incorporation and Bylaws do not provide for cumulative voting for the election of directors. A director may be removed only if the number of votes cast to remove him is at least two thirds (2/3) of the votes cast.

          Holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the Board out of funds legally available for them. In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and any shares of Common Stock to be issued by the Company will be fully paid and non-assessable.

Preferred Stock

          The Company's Board of Directors may provide by resolution for the issuance of preferred stock, in one or more series, and fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions upon, preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series of preferred stock or the designation of any series of preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of the Common Stock and could adversely affect the voting and other rights of the holders of the Common Stock.

Certain Provisions of Restated Articles of Incorporation and Bylaws

          Some provision of the Company's Restated Articles of Incorporation and Bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder may consider in its best interest, including those attempts that might result in a premium over the market price for the Common Stock held by shareholders.

          Acquisition of Controlling Interest. In Article VIII-Acquisition of Controlling Interest of the Company's Restated Articles of Incorporation, the Company expressly elected to be governed by Chapter 78 of the Nevada Revised Statutes. However, the Amended or Restated Articles of Incorporation, the Bylaws, or a resolution adopted by the Directors of the Company may impose stricter requirements on the acquisition of a controlling interest in the Company than the provisions of Chapter 78 of the Nevada Revised Statutes. Furthermore, this election to be governed by Chapter 78 of the Nevada Revised Statutes is not intended to, and shall not, restrict the Directors of the Company from taking any action to protect the interests of the Company and its shareholders including, but not limited to, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

          Shareholder Action; Special Meeting of Shareholders. The Bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting and without prior notice if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote with respect to the subject matter thereof were present and voted. Special meetings of the shareholders, for any purpose or purposes described in the meeting notice, may be called by the Company's President, or by the Board, and shall be called by the President at the request of the holders of not less than one-fourth of all outstanding votes of the Company entitled to be cast on any issue at the meeting.

          Classified Board. Pursuant to the Company's Bylaws, the Board, at its discretion, is authorized to fix the number of Directors constituting the Board up to eleven. While the Bylaws currently provide that the term of office for each Director is one year, the Board may, in its discretion, increase the term of office and divide the Board into classes with staggered terms so that only a percentage of the Board will be elected each year. That provision, when coupled with the provision limiting the voting rights of certain persons, may prevent a shareholder from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by such removal with its own nominees. In addition, a director may be removed only if the number of votes cast to remove him is at least two thirds (2/3) of the votes cast.

          Authorized But Unissued Shares. The authorized but unissued shares of Common Stock and preferred stock, if any, will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future pubic or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

          Nevada Business Combination Statute. The Company is organized under Nevada law. Under Section 78.438 of the Nevada Revised Statutes, the Company may not engage in any "combination" with any "interested shareholder" of the Company for three years after the shareholder's date of acquiring shares unless the combination or the purchase of shares made by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the Board before that date. Under Section 78.439 of the Nevada Revised Statutes, the Company may not engage in any combination with an interested shareholder of the Company after the expiration of 3 years after his date of acquiring shares unless either (i) the combination is approved by the Board before the interested shareholder's date of acquiring shares, or as to which the purchase of shares made by the interested shareholder on that date had been approved by the Board, or (ii) the combination is approved by the affirmative vote of the holders of the Common Stock representing a majority of the outstanding voting power not beneficially owned by the interested shareholder proposing the combination, or any affiliate or associate of the interested shareholder proposing the combination, at a meeting called for that purpose no earlier than 3 years after the interested shareholder's date of acquiring shares. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares. A "combination" includes any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with the interested shareholder or any affiliate or associate of the interested shareholder of the assets of the corporation or any subsidiary of the corporation.

Options

          Pursuant to the Plan, the Company has established the 2001 Equity Incentive Plan to reward, retain and attract key personnel. To fund the 2001 Equity Incentive Plan, 4,000,000 shares of the Company's Common Stock have been reserved.

          Of the 4,000,000 shares of Common Stock reserved for issuance under the 2001 Equity Incentive Plan, the Company has issued options to key executives and directors for 2,450,000 shares as of August 24, 2001, in three equal groupings, and with per share exercise prices of $13.75, $15.00 and $16.25 respectively. The right to exercise these options will vest over four years from August 24, 2001, with 25% of each grouping vesting at the end of each of the first four years following the date of grant, and will expire if not exercised ten years from the date of the grant. The Company intends to issue an additional 1,191,000 options to other key employees with an effective date of August 24, 2001 at the same price and vesting provisions as those outstanding.

Warrants

          Pursuant to the Plan, the Company intends to issue up to 512,821 Series A Warrants (exercise price: $15 per share) and up to 1,079,622 Series B Warrants (exercise price: $20 per share). The Series A and Series B Warrants expire on August 23, 2006.

ITEM 12.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers

          As permitted by Section 78.7502 of the Nevada Revised Statutes, Article 5 of the Company's First Amended Bylaws provides that the Company will indemnify any individual made a party to a proceeding because the individual is or was a director or officer of the Company against liability and expenses incurred in the proceeding, but only if the individual demonstrates that (a) he or she conducted himself or herself in good faith, and (b) he or she reasonably believed (i) in the case of conduct in his or her official capacity with the Company, that his or her conduct was in the Company's best interests; (ii) in all other cases, that his or her conduct was at least not opposed to the Company's best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Indemnification of PricewaterhouseCoopers LLP

            The Company requested PricewaterhouseCoopers LLP ("PWC"), as the Company's former independent accountant, to consent to the inclusion in this Registration Statement of its audit report on the consolidated financial statements of the Company as of January 29, 2000 and for each of the two years in the period ended January 29, 2000.  As one of the terms under which PWC agreed to give its consent, the Company agreed to indemnify PWC for the payment of all legal costs and expenses incurred in PWC's successful defense of any legal action or proceeding that arises as a result of the inclusion of PWC's previous audit report on the Company's past financial statements in this Registration Statement.

ITEM 13.           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 2. "Seasonality and Inflation" and "Index to Consolidated Financial Statements and Schedules" included on page 42 for information required under this Item 13.

ITEM 14.           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          On January 4, 2001, PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the independent accountant which was previously engaged as the principal accountant to audit the Company's financial statements, was dismissed so that the Company could engage the auditing services of Deloitte & Touche LLP.

          PricewaterhouseCoopers' report on the Company's financial statements for the fiscal year ended January 30, 1999 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. However, in its report on the Company's financial statements for the fiscal year ended January 29, 2000, it described certain adverse financial developments, which resulted in the Company's filing for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code on June 1, 2000, and qualified its report as follows: "These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

          The decision to change accountants was recommended by the Company's audit committee.

          During the Company's two most recent fiscal years and through January 4, 2001, there were not any disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement if not resolved to the satisfaction of PricewaterhouseCoopers would have (i) caused them to make reference thereto in their report on the financial statements for such years and/or (ii) required disclosure herein.

          The year ended February 3, 2001 was audited by Deloitte & Touche LLP. There were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

ITEM 15.           FINANCIAL STATEMENTS AND EXHIBITS

(a)       Financial Statements - See "Index to Consolidated Financial Statements and Schedules" included on page 42.

(b)       Exhibits - See "Exhibit Index" at X-1.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Stage Stores, Inc.

Date:    October 29, 2001

By:  /s/ Michael E. McCreery
        Michael E. McCreery

      Executive Vice President, Chief Financial Officer

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES
Audited Financial Statements:	Page
Number

Independent Auditors' Report	F-1
Report of Independent Accountants	F-2
Consolidated Balance Sheets at February 3, 2001 and January 29, 2000	F-3
Consolidated Statements of Operations for 2000, 1999 and 1998	F-4
Consolidated Statements of Cash Flows for 2000, 1999 and 1998	F-5
Consolidated Statements of Stockholders' Equity (Deficit) for 2000, 1999 and 1998	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Financial Statements:

Consolidated Unaudited Balance Sheets at September 1, 2001 (Reorganized Company)
and February 3, 2001 (Predecessor Company)	F-33
Consolidated Unaudited Statements of Operations (Predecessor Company) for the Thirty Weeks
ended September 1, 2001 and August 26, 2000	F-34
Consolidated Unaudited Statements of Cash Flows (Predecessor Company) for the Thirty Weeks
ended September 1, 2001 and August 26, 2000	F-35
Consolidated Unaudited Statements of Stockholders' Equity (Deficit)
for the Thirty Weeks Ended September 1, 2001	F-36
Notes to Unaudited Consolidated Financial Statements	F-37

Schedules

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Independent Auditors' Report

To the Board of Directors and Stockholders of
Stage Stores, Inc.

We have audited the accompanying consolidated balance sheet of Stage Stores, Inc. and subsidiaries (debtor-in-possession) (the "Company") as of February 3, 2001 and the related statement of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of February 3, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $162.2 million for the year ended February 3, 2001 and had a stockholders' deficit of $240.5 million at February 3, 2001. As discussed in Note 1 to the consolidated financial statements, on June 1, 2000 the Company filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code. The Company's ability to continue as a going concern is dependent upon confirmation of a plan of reorganization, future profitable operations, the ability to comply with the debtor-in-possession financing agreement and the ability to generate sufficient cash from operations and financing sources to meet the Company's obligations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP
Houston, Texas
April 13, 2001

Report of Independent Accountants

To the Board of Directors and Stockholders of
Stage Stores, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Stage Stores, Inc. and its subsidiaries (the "Company") at January 29, 2000, and the results of their operations and their cash flows for each of the two years in the period ended January 29, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of the Company and its subsidiaries for any period subsequent to January 29, 2000.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $281.9 million for the year ended January 29, 2000 and had a working capital deficit and stockholders' deficit of $268.6 million and $75.0 million, respectively, at January 29, 2000. As described in Note 1 to the financial statements, the Company's financial performance to date for the year ending February 3, 2001 has resulted in restrictions on the credit terms for the purchase of merchandise inventory. Additionally, the Company is in violation of certain terms of its loan agreements. As a result, on June 1, 2000 the Company filed for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, the Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," during the year ended January 29, 2000.

PricewaterhouseCoopers LLP
Houston, Texas
March 9, 2000, except as to Notes 1, 5, 11, 13 and 14 to the financial statements, which are as of June 1, 2000

Stage Stores, Inc.
Debtor-in-Possession
Consolidated Balance Sheets
(in thousands, except par values)

	February 3, 2001	January 29, 2000

ASSETS
Cash and cash equivalents	$20,510	$20,179
Undivided interest in accounts receivable trust	-	41,600
Accounts receivable, net	272,435	-
Merchandise inventories, net	218,683	261,104
Prepaid expenses and other current assets	15,577	23,866
	______________	______________
Total current assets	527,205	346,749

Property, equipment and leasehold improvements, net	128,811	181,834
Other assets	9,983	26,104
	______________	______________
Total assets	$665,999	$554,687
	===========	===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable	$56,224	$40,955
Accrued expenses and other current liabilities	46,644	72,177
Debtor-in-possession facility	224,288	-
Current portion of long-term debt	-	9,830
Long-term debt classified as current	-	492,393
	______________	______________
Total current liabilities	327,156	615,355

Other long-term liabilities	4,362	14,299
Liabilities subject to compromise under reorganization proceedings	574,968	-
	______________	______________
Total liabilities	906,486	629,654
	______________	______________

Commitments and contingencies

Preferred stock, par value $1.00, non-voting,
3 shares authorized, no shares
issued or outstanding	-	-
Common stock, par value $0.01, 75,000 shares
authorized, 26,846 and 26,834 shares
issued and outstanding, respectively	268	268
Class B common stock, par value $0.01, non-voting,
3,000 shares authorized, 1,250 shares
issued and outstanding	13	13
Additional paid-in capital	267,002	266,590
Accumulated deficit	(499,715)	(337,500)
Accumulated other comprehensive loss	(8,055)	(4,338)
	______________	______________
Stockholders' deficit	(240,487)	(74,967)
	______________	______________
Total liabilities and stockholders' deficit	$665,999	$554,687
	===========	===========

                                The accompanying notes are an integral part of this statement.

Stage Stores, Inc.
(Debtor-in-Possession)
Consolidated Statements of Operations
(in thousands, except earnings per share)

	Fiscal Year
	2000	1999	1998
Net sales	$952,274	$1,121,567	$1,173,547
Cost of sales and related buying, occupancy and distribution expenses	714,192	897,117	839,238
	________	________	_________
Gross profit	238,082	224,450	334,309

Selling, general and administrative expenses	246,206	387,816	271,477
Store opening costs	-	749	10,192
Reorganization items and store closure costs	114,236	44,237	-
Interest, net	39,807	48,634	46,471
	________	________	_________
Income (loss) before income tax, extraordinary item and
cumulative effect of change in accounting principle	(162,167)	(256,986)	6,169
Income tax expense	48	20,217	2,455
	________	________	_________
Income (loss) before extraordinary item and cumulative
effect of change in accounting principle	(162,215)	(277,203)	3,714
Extraordinary item, net of tax - early retirement of debt	-	(749)	-
Cumulative effect of change in accounting principle, net
of tax - reporting costs of start-up activities	-	(3,938)	-
	________	________	_________
Net income (loss)	$(162,215)	$(281,890)	$3,714
	======	======	=======

Basic earnings (loss) per common share data:
Basic earnings (loss) per common share before
extraordinary item and cumulative effect of change in
accounting principle	$(5.77)	$(9.89)	$0.13
Extraordinary item, net of tax - early retirement of debt	-	(0.03)	-
Cumulative effect of change in accounting principle, net
of tax - reporting costs of start-up activities	-	(0.14)	-
	________	________	_________
Basic earnings (loss) per common share	$(5.77)	$(10.06)	$0.13
	======	======	=======

Basic weighted average common shares outstanding	28,098	28,028	27,885
	======	======	=======

Diluted earnings (loss) per common share data:
Diluted earnings (loss) per common share before
extraordinary item and cumulative effect of change in
accounting principle	$(5.77)	$(9.89)	$0.13
Extraordinary item, net of tax - early retirement of debt	-	(0.03)	-
Cumulative effect of change in accounting principle, net
of tax - reporting costs of start-up activities	-	(0.14)	-
	________	________	_________
Diluted earnings (loss) per common share	$(5.77)	$(10.06)	$0.13
	======	======	=======

Diluted weighted average common shares outstanding	28,098	28,028	28,428
	======	======	=======

                                        The accompanying notes are an integral part of this statement.

Stage Stores, Inc.
(Debtor-in-Possession)
Consolidated Statements of Cash Flows
(in thousands)
	Fiscal Year
	2000	1999	1998
Cash flows from operating activities:
Net income (loss)	$(162,215)	$(281,890)	$3,714
	________	________	________
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	23,765	63,554	33,474
Accretion of discount	436	1,254	1,138
Amortization of debt issue costs	6,409	2,930	2,577
Provision for bad debts	17,712	-	-
Adjustment to accrete yield on repurchased accounts receivable	37,751	-	-
Write-off of property, equipment and leasehold improvements
and other assets associated with closed stores	37,063	20,094	-
Write-off of pre-petition debt issue costs and original issue discount	17,987	-	-
Write-off of goodwill and other intangibles	3,130	92,808	-
Write-down of undivided interest in account receivable trust	6,155	-	-
Deferred income taxes	-	20,151	2,371
Loss on early retirement of debt	-	749	-
Cumulative effect of change in accounting principle	-	3,938	-
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(5,950)	28,216	(8,605)
Decrease (increase) in merchandise inventories	42,421	80,212	(38,201)
Decrease (increase) in other assets	7,348	21,804	(2,637)
Increase (decrease) in accounts payable and accrued liabilities	40,262	(29,919)	(9,341)
	________	________	________
Total adjustments	234,489	305,791	(19,224)
	________	________	________
Net cash provided by (used in) operating activities	72,274	23,901	(15,510)
	________	________	________
Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(5,390)	(22,037)	(88,719)
Proceeds from retirement of fixtures and equipment	567	-	-
	________	________	________
Net cash used in investing activities	(4,823)	(22,037)	(88,719)
	________	________	________
Cash flows from financing activities:
Proceeds from:
Debtor-in-possession credit facility	224,288	-	-
Pre-petition working capital facility	5,916	43,000	96,300
Issuance of common stock	-	128	955
Payments on:
Long-term debt	(204)	(34,813)	(2,596)
Addition to debt issue costs	(10,617)	(2,832)	(913)
Repurchase of accounts receivable from account receivable trust	(286,503)	-	-
	________	________	________
Net cash provided by (used in) financing activities	(67,120)	5,483	93,746
	________	________	________
Net increase (decrease) in cash and cash equivalents	331	7,347	(10,483)
Cash and cash equivalents:
Beginning of year	20,179	12,832	23,315
	________	________	________
End of year	$20,510	$20,179	$12,832
	======	======	======
Supplemental disclosures:
Cash flow information:
Interest paid	$21,623	$45,528	$43,015
	======	======	======
Income taxes paid (refunded)	$15	$197	$(2,872)
	======	======	======

                                        The accompanying notes are integral part of this statement

Stage Stores, Inc.
(Debtor-in-Possession)
Consolidated Statements of Stockholders' Equity (Deficit)
(in thousands)

	Fiscal Year
	2000	1999	1998
Shares Outstanding
Shares of common stock issued:
Beginning balance	26,834	26,718	26,500
Issuance of stock	12	116	218
Ending balance	26,846	26,834	26,718

Shares of Class B stock issued:
Beginning balance	1,250	1,250	1,250
Ending balance	1,250	1,250	1,250

Stockholders' Equity (Deficit)
Common stock issued:
Beginning balance	$268	$267	$265
Issuance of stock	-	1	2
Ending balance	268	268	267

Class B stock issued:
Beginning balance	13	13	13
Ending balance	13	13	13

Additional Paid-in Capital:
Beginning balance	266,590	265,716	264,679
Issuance of stock	412	874	953
Vested compensatory stock options	-	-	84
Ending balance	267,002	266,590	265,716

Accumulated deficit and accumulated other
comprehensive loss:
Beginning balance	(341,838)	(61,604)	(59,879)
Comprehensive income (loss):
Net income (loss)	(162,215)	(281,890)	3,714
Other comprehensive income (loss)	(3,717)	1,656	(5,439)
Total comprehensive loss	(165,932)	(280,234)	(1,725)
Ending balance	(507,770)	(341,838)	(61,604)
Total Stockholders' Equity (Deficit)	$(240,487)	$(74,967)	$204,392

Accumulated other comprehensive loss:
Beginning balance	$(4,338)	$(5,994)	$(555)
Comprehensive income (loss) -
Minimum pension liability adjustment,
net of tax	(3,717)	1,656	(5,439)
Ending balance	$(8,055)	$(4,338)	$(5,994)

                The accompanying notes are an integral part of this statement

NOTE 1 - REORGANIZATION AND BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

          As a result of many factors including, but not limited to, rapid growth during 1997 and 1998, significant turnover in key executive positions, significant leverage coupled with an inflexible capital structure and changes in the retail environment, Stage Stores, Inc.'s (the "Company" or "Stage Stores") financial performance deteriorated significantly during 1999 and 2000. The Company experienced a net loss of $281.9 million in 1999 and a net loss of $162.2 million in 2000. Because of the Company's rapidly deteriorating financial performance, the Company's suppliers significantly curtailed merchandise shipments to the Company during the spring of 2000, thereby further exacerbating the Company's financial difficulties. In order to address these financial and operational issues facing the Company, Stage Stores and its wholly owned subsidiaries, Specialty Retailers, Inc. ("SRI") and Specialty Retailers, Inc. (NV) ("SRI NV") (collectively, the "Debtors"), filed voluntary petitions under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") (the "Chapter 11 Proceedings") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Court") on June 1, 2000 (the "Petition Date"). During the Chapter 11 Proceedings, the Company has continued to manage and operate its assets and business as a debtor-in-possession, pending the formulation and confirmation of a reorganization plan and subject to the supervision and orders of the Court. Additionally, an unsecured creditor committee was formed and has the right to review and participate in the Chapter 11 Proceedings.

          As of the Petition Date, actions to collect pre-petition indebtedness were stayed and other contractual obligations may not be enforced against the Company. In addition, the Company may reject pre-petition executory contracts and lease obligations, and parties affected by these rejections may file claims with the Court in accordance with the Bankruptcy Code. Substantially all liabilities as of the Petition Date are subject to settlement under a plan of reorganization which will be voted upon by creditors and subject to approval by the Court. The Court has extended the Company's exclusive right to file a plan of reorganization until June 30, 2001 and until September 15, 2001 to obtain acceptance of a plan of reorganization. The Company has reserved the right to seek further extensions, if necessary.

          On April 24, 2001, the Debtors filed a "Disclosure Statement" and a "Plan of Reorganization" (the "Plan"), pursuant to Section 1125 of the Bankruptcy Code, with the Court. The Disclosure Statement sets forth certain information regarding, among other things, significant events that have occurred during the Chapter 11 Proceedings and the anticipated organization, operation and financing of "Reorganized Stage Stores". The Disclosure Statement describes the Plan of Reorganization, certain effects of Plan confirmation, certain risk factors associated with securities to be issued under the Plan and the manner in which distribution will be made under the Plan. In addition, the Disclosure Statement discusses the confirmation process and the voting procedures that holders of claims in impaired classes must follow for their votes to be counted. The Plan of Reorganization sets forth certain information regarding, among other things, the classification and treatment of claims and interests, means for implementation of the Plan, acceptance or rejection of the Plan and effect of rejection by one or more classes of claims or interests, provisions for governing distributions, the treatment of executory contracts and unexpired leases, conditions precedent to confirmation of the Plan and the occurrence of the Effective Date of the Plan. Upon confirmation of the Plan, all claims and interest of the Debtors will be discharged.

          The type and amount of distributions that each creditor receives will depend upon the class in which the claim is placed. The Plan, as filed, does not provide for any distribution to the holders of the Company's Common Stock or to the holders of the Company's Class B Common Stock. Further, the Plan calls for the cancellation of the currently outstanding Common Stock and Class B Common Stock upon confirmation of the Plan.

          The accompanying consolidated financial statements have been presented in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" and have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Because of the Chapter 11 Proceedings and circumstances related to this event, such realization of assets and liquidation of liabilities is subject to uncertainty. Further, a plan of reorganization could materially change the amounts reported in the consolidated financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary because of a plan of reorganization. The ability of the Company to continue as a going concern is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to comply with the debtor-in-possession financing agreement and the ability to generate sufficient cash from operations and financing sources to meet the Company's obligations. Additionally, the accompanying consolidated financial statements do not include any adjustments that would be required if the Company were in liquidation.

          Substantially all of the Company's pre-petition liabilities are subject to compromise under reorganization proceedings. The Company's pre-petition debt to banks and bondholders is in default with the terms of the applicable loan agreements, notes and debentures. For financial reporting purposes subsequent to the Petition Date, those liabilities and obligations have been segregated and reclassified as liabilities subject to compromise under reorganization proceedings on the Consolidated Balance Sheet. Certain pre-petition liabilities were paid during the Chapter 11 Proceedings after approval by the Bankruptcy Court and accordingly have been included in the appropriate liability captions on the Consolidated Balance Sheet. The Company discontinued accruing interest on all pre-petition debt obligations. The ultimate adequacy of security for any secured debt obligations and settlement of all liabilities and obligations cannot be determined until a plan of reorganization is confirmed.

NOTE 2 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

          Description of Business: The Company, through its wholly-owned subsidiary SRI, operates family apparel stores primarily under the names "Bealls", "Palais Royal" and "Stage" offering nationally recognized brand name family apparel, accessories, cosmetics and footwear. As of February 3, 2001 the Company operated 348 stores, excluding stores in the process of liquidation, in fourteen states located throughout the south central United States.

          Principles of Consolidation: The consolidated financial statements include the accounts of Stage Stores and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

          Fiscal Year: References to a particular year are to the Company's fiscal year which is the 52 or 53 week period ending on the Saturday closest to January 31 of the following calendar year (e.g., a reference to "2000" is a reference to the fiscal year ended February 3, 2001). Fiscal years 1999 and 1998 were 52 week years. Fiscal year 2000 is a 53 week year.

          Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          Cash and Cash Equivalents: The Company considers highly liquid investments with initial maturities of less than three months to be cash equivalents in its statement of cash flows.

          Accounts Receivable and Securitization: Prior to the Chapter 11 filing, the Company securitized substantially all of its trade accounts receivable (the "Accounts Receivable Securitization Program") through a wholly-owned special purpose entity, SRI Receivables Purchase Co., Inc. ("SRPC"). SRPC held a retained interest in the securitization vehicle (the "Retained Interest"), a special purpose trust (the "Trust"). The Company accounted for the Retained Interest in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under SFAS 115, the Retained Interest was accounted for as an investment in debt securities and classified as trading securities. Accordingly, the Retained Interest was recorded at fair value in the accompanying balance sheet with any change in fair value reflected currently in income. The unrealized gain (loss) recorded to income in 2000, 1999 and 1998 was $(6.2) million, $7.3 million and $3.2 million, respectively.

          On June 7, 2000, the Company paid the Trust $288.4 million in cash and surrendered its retained interest in the Trust in exchange for all accounts receivable balances held by the Trust on that date. The Trust used the cash proceeds to retire all remaining certificates and pay other costs associated with the termination of the Trust. The accounts receivable balances repurchased by the Company have been recorded at $312.3 million, the aggregate of the cash paid and the estimated fair value of the retained interest surrendered. The Company accretes the yield resulting from the estimated net future cash flows associated with these balances using the interest method. The yield is recorded in selling, general and administrative expenses in the accompanying financial statements. Service charge income, late fees and estimated bad debt expense related to credit sales made after June 7, 2000 are also included in selling, general and administrative expense in the accompanying financial statements. The Company maintains an allowance for doubtful accounts for uncollectible accounts receivable based upon management's estimate of the Company's risk of credit loss. At February 3, 2001, the recorded allowance for doubtful accounts receivable was $39.7 million.

         Merchandise Inventories: The Company states its merchandise inventories at the lower of cost or market based upon the retail method of accounting, cost being determined using the last-in, first-out ("LIFO") method. During 1999 inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at higher costs prevailing in prior years as compared with the cost of 1999 purchases, the effect of which increased cost of goods sold by approximately $8.8 million and increased net loss by approximately $8.8 million or $0.31 per share.

          Property, Equipment and Leasehold Improvements: Property, equipment and leasehold improvements are stated at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of leasehold improvements do not exceed the term of the related lease, including renewal options. The estimated useful lives in years are generally as follows:

Buildings	20-25
Store and office fixtures and equipment	5-12
Warehouse equipment	5-15
Leasehold improvements	5-30

          Goodwill and Other Intangibles: The Company amortizes goodwill and intangible assets on a straight-line basis over the estimated future periods benefited, not to exceed forty years. Amortization periods for goodwill and other intangibles associated with acquisitions was five to forty years. Each year, the Company evaluated the remaining useful life associated with goodwill based upon, among other things, historical and expected long-term results of operations. Due to the factors leading to the Company's filing for bankruptcy, the Company reevaluated the recoverability of its remaining goodwill and certain other intangible assets. As a result, the Company wrote-off the remaining balance of goodwill and certain other intangible assets during 1999.

          Debt Issue Costs: Debt issue costs are accounted for as a deferred charge and amortized on a straight-line basis over the term of the related issue.

          Liabilities Subject to Compromise Under Reorganization Proceedings: Those petition date liabilities that are expected to be paid or compromised under a plan of reorganization are separately classified in the consolidated balance sheet.

          Financial Instruments: Except for the Retained Interest, the Company records all financial instruments at cost. The cost of all financial instruments, except long-term debt and the Retained Interest, approximates fair value.

          Comprehensive income: Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are recorded directly as an adjustment to stockholders' equity. Minimum pension liability adjustment is the Company's only component of comprehensive income. The minimum pension liability adjustments recorded in the accompanying Consolidated Statement of Stockholders' Equity (Deficit) are net of tax expense (benefit) of ($1.5) million, $1.7 million, and $(3.5) million in 2000, 1999 and 1998, respectively. The minimum pension liability adjustment in the accompanying Consolidated  Statement of Stockholders' Equity is also net of the $1.5 million full valuation allowance provided against the net deferred tax asset due to the uncertainties concerning realization as a result of the Company's Chapter 11 filing.

          Revenue Recognition: Revenue from sales is recognized at the time of sale, net of any returns. A reserve has been established for the estimated merchandise returns.

          Store Pre-Opening Expenses: Costs related to the opening of new stores are expensed as incurred.

          Advertising Expenses: Advertising costs are charged to operations when the related advertising first takes place. Advertising costs were $35.7 million, $52.5 million and $50.4 million for 2000, 1999 and 1998, respectively. Prepaid advertising costs were $0.2 million and $1.3 million at February 3, 2001and January 29, 2000, respectively.

          Impairment of Assets: The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The amount of impairment recognized is determined by the excess of estimated discounted future cash flows over recorded book value.

          Income Taxes: The provision for income taxes is computed based on the pretax income included in the Consolidated Statement of Operations. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax basis of assets and liabilities. A valuation allowance is to be established if it is more likely than not that some portion of the deferred tax asset will not be realized.

          Earnings per Share: Basic earnings per share is computed using the weighted average number of common shares outstanding during the periods. Diluted earnings per share is computed using the weighted average number of common shares as well as all potentially dilutive common share equivalents outstanding. Stock options and restricted stock are the only potentially dilutive share equivalents the Company has outstanding for the periods presented. Incremental shares of 543 thousand in 1998 were used in the calculation of diluted earnings per common share. All common share equivalents (See Note 8) were excluded from the computation of diluted earnings per share in 2000 and 1999 as they were anti-dilutive. Common share equivalents of 408 thousand in 1998 were not included in the computation of diluted earnings per share as they were anti-dilutive.

          Start-up Costs: In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Initial adoption of SOP 98-5 is to be reported as the cumulative effect of a change in accounting principle. The Company adopted SOP 98-5 in the first quarter of 1999 which resulted in a net of tax charge of $3.9 million.

          Reclassifications: The accompanying Consolidated Financial Statements include reclassifications from financial statements issued in previous years.

          New Accounting Pronouncements: In June 1998 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, which as amended, establishes accounting and reporting standards for derivative instruments and hedging activity. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133, as amended, effective February 4, 2001. The adoption did not have a material effect on the Company's financial statements as all financial instruments and other contracts held or entered into by the Company either do not meet the definition of a derivative or qualify for the normal purchases and sales exemption.

          In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 140, which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", provides accounting and reporting standards for securitizations and other transfers of assets. Those standards are based on consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of assets, an entity recognizes the assets it controls and derecognizes assets when control has been surrendered. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings. The accounting requirements of this standard are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and must be applied prospectively. Under the Company's current structure for accounts receivable financing, adoption of the accounting requirements of this standard will not have a material effect on the statements of operations or financial position. The Company will re-evaluate application of this standard at the time of emergence from Chapter 11 Proceedings in the context of their exit financing and other contractual agreements related to credit.

NOTE 3 - ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

          As discussed in Note 2, on June 7, 2000, the Company paid the Trust $288.4 million in cash and surrendered its retained interest in the Trust in exchange for all accounts receivable balances held by the Trust on that date. The Trust used the cash proceeds to retire all remaining certificates and pay other costs associated with the termination of the Trust.

          Pursuant to the Accounts Receivable Securitization Program, the Company sold substantially all of the accounts receivable generated by the holders of the Company's private label credit card accounts to SRPC on a daily basis in exchange for cash or an increase in the Company's interest. SRPC is a separate limited-purpose subsidiary that is operated in a fashion intended to ensure that its assets and liabilities are distinct from those of the Company and its other affiliates as SRPC's creditors have a claim on its assets prior to becoming available to any creditor of the Company.

          On November 9, 1999, the Company completed a refinancing of the existing term and revolving certificates outstanding under its Accounts Receivable Securitization Program. In connection with the refinancing, the previously existing term and revolving certificates were replaced with new term and revolving certificates. Based upon the amount of receivables in the Trust at the time of closing, the Company received $292.4 million of proceeds. Of this amount, $259.3 million was used to retire the outstanding balances under the previously existing Trust certificates, which were scheduled to begin amortizing in December of 1999. The remainder of the proceeds were used to redeem the previously existing $30.0 million aggregate principal amount of SRPC 12.5% Trust certificate-backed notes and other costs associated with the refinancing. In connection with the refinancing, the Company recorded an after-tax extraordinary charge of approximately $0.7 million in the fourth quarter of 1999 related to the early retirement of debt.

          Total accounts receivable transferred to the Trust during 2000, 1999 and 1998 were $150.5 million, $567.1 million and $585.3 million, respectively. The cash flows generated from the accounts receivable in the Trust were dedicated to: (i) the purchase of new accounts receivable generated by the Company; (ii) payment of a return on the certificates; and (iii) the payment of a servicing fee to SRI. Any remaining cash flows were remitted to SRPC. The outstanding balances under term certificates and revolving certificates at January 29, 2000 totaled $46.4 million and $270.7 million, respectively. The certificates outstanding at January 29, 2000 entitled the holders to receive a return, based upon the London Interbank Offered Rate ("LIBOR"), plus a specified margin. At January 29, 2000, the blended rate of return on the outstanding certificates was 6.5%.

NOTE 4 - PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

          Property, equipment and leasehold improvements were as follows (in thousands):

	February 3,	January 29,
	2001	2000
Land	$3,074	$3,074
Buildings	16,980	16,980
Fixtures and equipment	184,738	203,832
Leasehold improvements	106,757	135,643
	_________	_________
	311,549	359,529
Accumulated depreciation	182,738	177,695
	_________	_________
	$128,811	$181,834
	=======	=======

          Depreciation expense was $28.3 million, $56.6 million and $25.9 million for 2000, 1999 and 1998, respectively. Depreciation expense for 2000 and 1999 includes impairment charges of $1.7 million and $26.0 million, respectively, related to property, equipment and leasehold improvements associated with underperforming stores.

NOTE 5 - FINANCING AND LONG-TERM DEBT

          On June 2, 2000, the Company entered into a three year, $450.0 million debtor-in-possession financing agreement (the "DIP Financing Agreement") with a lender to finance, among other things, the Company's working capital requirements during Chapter 11 reorganization proceedings. Borrowings under the DIP Financing Agreement are limited to the availability under a borrowing base which includes eligible inventory and accounts receivable and certain leasehold interests. Borrowings under the DIP Financing Agreement are payable upon maturity and the daily interest rates are based upon a Base rate or Eurodollar rate plus an applicable margin based on availability as set forth in the DIP Financing Agreement. As of February 3, 2001, availability under the DIP Financing Agreement was $116.2 million. The weighted average borrowing rate for the $224.3 million outstanding under the DIP Financing Agreement at February 3, 2001 was 9.3%.

          Initial borrowings under the DIP Financing Agreement were used to terminate the Company's existing Accounts Receivable Securitization Program, retire the Senior Revolving Credit Facility and for certain closing costs associated with the DIP Financing Agreement. As a result of the termination of the Company's existing Accounts Receivable Securitization Program, accounts receivable generated under the Company's private label credit card program are no longer transferred to the Trust, but, rather, owned by SRI. Such receivables, along with substantially all of the Company's other assets, serve as collateral for the DIP Financing Agreement.

          The DIP Financing Agreement contains covenants which, among other things, restrict the (i) incurrence of additional debt, (ii) incurrence of capital lease obligations, (iii) aggregate amount of capital expenditures and (iv) transactions with related parties. In addition, the DIP Financing Agreement requires the Company to maintain compliance with a certain specified level of earnings before depreciation, interest, taxes and special charges.

          As a result of the bankruptcy filing, all pre-petition debt has been classified as liabilities subject to compromise under reorganization proceedings after the Petition Date. As discussed in Note 1, payment of this debt, including principal and interest payments due on the maturity of debt obligations, is stayed during the Chapter 11 proceedings unless the stay is lifted by the Court.

          Pre-petition long-term debt consists of the following (in thousands):

	February 3,	January 29,
	2001	2000
Senior Notes	$200,000	$200,000
Senior Subordinated Notes, net of discount	100,000	99,721
Pre-Petition Credit Facility	190,916	185,000
Other long-term debt	24,799	17,502
	_________	_________
	515,715	502,223
Less debt classified as liabilities subject to
compromise under reorganization proceedings	515,715	-
Less debt classified as current	-	492,393
Less current maturities	-	9,830
	_________	_________
	$-	$-
	=======	=======

          As discussed in Note 1, the Company was in default under its various pre-petition debt agreements. Therefore, the Company's debt has been classified as current prior to the Petition Date.

          The Senior Notes were issued during June 1997 by SRI with a principal amount of $200.0 million, bear interest at 8.5% payable semi-annually on January 15 and July 15, and mature July 15, 2005. The Senior Notes are general unsecured obligations and rank senior to all subordinated debt of SRI including the Senior Subordinated Notes.

          The Senior Subordinated Notes were issued during June 1997 by SRI with a principal amount of $100.0 million and at a discount which results in a combined effective interest rate of 9.03%. The Senior Subordinated Notes bear interest at 9% payable semi-annually on January 15 and July 15 and mature July 15, 2007. The Senior Subordinated Notes are subordinated to the obligations under the Senior Notes.

          Concurrently with the issuance of the Senior Notes and Senior Subordinated Notes, SRI entered into a new credit facility, maturing on June 14, 2002, with a group of lenders (the "Pre-Petition Credit Facility"). The Pre-Petition Credit Facility provided for: (i) a $100.0 million working capital and letter of credit facility (the "Working Capital Facility"), of which up to $50 million could be used for letters of credit; and (ii) a $100.0 million expansion facility (the "Expansion Facility"). A commitment fee on the unused commitments of each of the Working Capital Facility and Expansion Facility was payable quarterly in arrears. The amount of the commitment fee was determined based on the Adjusted Leverage Ratio (as defined in the Pre-Petition Credit Facility), and ranged from 0.25% to 0.50% per annum. Advances under the Working Capital Facility and Expansion Facility bore interest at the Company's option, at the Base Rate plus the applicable Margin Percentage or at the Eurodollar Rate plus the applicable Margin Percentage (each as defined in the Pre-Petition Credit Facility). A portion of the Pre-Petition Credit Facility is collateralized by SRI's distribution center located in Jacksonville, Texas, including equipment located therein and a pledge of SRPC stock. The net book value of the distribution center was approximately $4.9 million at February 3, 2001.

          In connection with various acquisitions, the Company has other pre-petition indebtedness, which bears interest between 7% and 12% and have maturity dates between 2000 through 2004.

          Given the matters discussed in Note 1, the current market value of the Company's long-term debt would be substantially below the recorded amounts and is not readily estimable.

NOTE 6 - REORGANIZATION PROCEEDINGS

          Liabilities Subject to Compromise Under Reorganization Proceedings: Those petition date liabilities that are expected to be paid or compromised under a plan of reorganization are separately classified in the consolidated balance sheet and include the following items as of February 3, 2001:

Long-term debt	$515,715
Accrued interest on pre-petition long-term debt	10,706
Accounts payable	19,569
Reserve for lease rejection claims	25,014
Accrued expenses and other liabilities	3,964
________
Total	$574,968
======

          In accordance with the Chapter 11 reorganization process, the Company has complied with the requirement to notify all known or potential creditors for purpose of identifying all pre-petition date claims against the Company. Generally, creditors had until October 9, 2000 (the "bar date") to file claims or be barred from asserting claims in the future, except in instances where claims relating to any future rejection of executory contracts as part of the Chapter 11 Proceedings and certain other claims. A supplemental bar date of November 28, 2000 was established with respect to governmental agency claims.

          The amounts above vary significantly from the stated amount of proofs of claim that were filed by the bar date. The differences between claim amounts scheduled by the Company and the claim amounts filed are being investigated and will be either amicably resolved or adjudicated before the Court. The amounts in total will be subject to future adjustment depending on Court action, further developments with respect to potential disputed claims, determination as to the value of any collateral securing claims, or other events. Additional claims may arise from the rejection of additional real estate leases and executory contracts by the Company.

          As a result of the Chapter 11 filing, no principal or interest payments will be made on most pre-petition debt without Court approval or until a plan of reorganization providing for the repayment terms has been confirmed by the Court and becomes effective. Interest on pre-petition unsecured obligations has not been accrued after the Petition Date. Contractual interest expense of $19.3 million was not recorded for the period June 1, 2000 through February 3, 2001.

          Reorganization Items and Store Closure Costs: The net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and prior year store closures are as follows (in thousands):

	2000	1999
Costs associated with the store closures	$76,778	$44,237
Professional fees associated with the bankruptcy	10,515	-
Write-off of pre-petition debt issue costs and
original issue discount	17,987	-
Write-down of undivided interest in accounts
receivable trust	6,155	-
Other	2,801	-
	________	_______
Total	$114,236	$44,237
	======	======

          During 2000, as part of the restructuring process, the Court approved the Company's plan to close 241 stores (the "2000 Store Closing Program"). The 2000 Store Closing Program was conducted in two phases, the first of which was completed during the third quarter of 2000. The second phase, which commenced in January 2001, was completed in April 2001. The Company engaged third parties to manage the inventory liquidation process in these stores. Cost associated with these closures of $76.8 million consisted of approximately $16.9 million loss on inventory, including the cost to dispose, approximately $19.4 million for severance, for affected store employees, and lease termination damage claims, while the balance related primarily to the write-offs of prepaid supplies and signage, fixed assets and other intangibles associated with these stores.

          During the second quarter of 1999, the Company implemented a store closure program under which the Company closed 35 underperforming stores during the last three quarters of 1999. During the fourth quarter of 1999, the Company implemented a store closure program to close an additional 64 stores. In connection with these closures, the Company recorded $59.0 million of pretax costs, of which $14.8 million is included in cost of sales while the remaining $44.2 million is included in reorganization items and store closure costs. Of the $59.0 million of costs, approximately $9.4 million represents severance and lease termination costs, approximately $2.8 million represents a reserve for uncollectible accounts receivable associated with the Company's private label credit card program, approximately $3.4 million represents write-off of prepaid supplies and signage, approximately $14.8 million represents a lower of cost or market reserve related to the inventory being liquidated in the stores in the store closure program, while the balance relates primarily to the write-off of fixed assets and intangibles associated with these stores. As of January 29, 2000, the accompanying balance sheet includes a lower of cost or market reserve of $6.2 million related to the inventory remaining to be liquidated in the stores in the closure program and $8.2 million for estimated severance and lease termination costs to be paid.

          The 340 stores that were included in the 2000 and 1999 Store Closure Programs had the following operating results prior to store closure charges (in thousands):

	2000	1999	1998
Net sales	$195,030	$318,225	$337,367
Cost of sales including occupancy costs	163,632	250,741	255,157
Direct operating expense	39,517	73,383	72,084
	___________	___________	___________
Contribution before corporate allocations	$(8,119)	$(5,899)	$10,126
	=========	=========	=========
NOTE 7 - STOCKHOLDERS' EQUITY

          The Company's authorized common equity securities consist of par value $0.01 per share common stock ("Common Stock") and par value $0.01 per share Class B common stock ("Class B Common Stock"). Except as otherwise described herein, all shares of Common Stock and Class B Common Stock are identical and entitle the holders thereof to the same rights and privileges (except with respect to voting privileges). Holders of Class B Common Stock may elect at any time to convert any or all of such shares into Common Stock, on a share-for-share basis, to the extent the holder thereof is not prohibited from owning additional voting securities by virtue of regulatory restrictions. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Except as required by law, holders of Class B Common Stock do not have the right to vote on any matters to be voted upon by the stockholders.

          In November 1998, the Company adopted a Stockholder Rights Plan designed to protect Company stockholders in the event of takeover activity that would deny them the full value of their investment. Terms of this plan provide for a dividend distribution of one right for each share of Common Stock of the Company to holders of record at the close of business on November 13, 1998. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons accumulates 15% or more of the Company's voting stock, or if a person or group announces an offer to acquire 15% or more. The rights will expire on November 10, 2008. Each right will entitle the holder to buy one one-hundred thousandth of a share of a new series of preferred stock at a price of $60. In addition, upon the occurrence of certain events, holders of the rights would be entitled to purchase either Company stock or shares in an "acquiring entity" at half of market value. Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Company's outstanding voting stock, the Board of Directors may, at its option, exchange part or all of the Rights (other than Rights held by the acquiring person or group, which would become void) for shares of the Company's common stock on a one-for-one basis. The Company generally will be entitled to redeem the rights at $0.01 per right at any time until the tenth day following the acquisition of a 15% position in its voting stock.

NOTE 8 - STOCK OPTION PLANS

          In 1993, the Company adopted the Third Amended and Restated Stock Option Plan (the "1993 Stock Option Plan") designed to provide incentives to present and future executive, managerial and other key employees and advisors to the Company (the "Participants") as selected by the Board of Directors or the compensation committee of the Board of Directors (the "Board"). All options granted under the 1993 Stock Option Plan were non-qualified within the meaning of Section 422A of the Internal Revenue Code. The number of shares of common stock which could be granted under the 1993 Stock Option Plan was 1,894,540 shares. As of February 3, 2001, there were 201,524 options outstanding under the 1993 Stock Option Plan.

          During 1996, the Company adopted the 1996 Equity Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for the granting of the following types of awards: stock options, stock appreciation rights ("SARs"), restricted stock, performance units, performance grants and other types of awards that the Board deems to be consistent with the purposes of the Incentive Plan. An aggregate of 3,500,000 shares of common stock have been reserved for issuance under the Incentive Plan. No Participant shall be entitled to receive grants of common stock, stock options or SARs with respect to common stock, in any calendar year in excess of 400,000 shares in the aggregate. As of February 3, 2001, there were 567,282 options and 44,026 shares of restricted stock outstanding under the Incentive Plan.

          The Board has exclusive discretion to select the Participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Incentive Plan. The Incentive Plan is scheduled to terminate ten years from the date that the Incentive Plan was initially approved and adopted by the stockholders of the Company, unless extended for up to an additional five years by action of the Board. With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise determined by the Board, rights to these forms of contingent compensation are forfeited if a recipient's employment or performance of services terminates within a specified period following the award. Generally, a Participant's rights and interest under the Incentive Plan will not be transferable except by will or by the laws of descent and distribution.

          Options are rights to purchase a specified number of shares of common stock at a price fixed by the Board. The option price may be equal to or greater than the fair market value of the underlying shares of common stock, but in no event less than the fair market value on the date of grant. Options granted under the 1993 Stock Option Plan generally become exercisable in installments of 20% per year on each of the first through the fifth anniversaries of the grant date and have a maximum term of ten years. Options granted under the Incentive Plan generally become exercisable in installments of 25% per year on each of the first through fourth anniversaries of the grant date and have a maximum term of ten years.

A summary of the option activity under the various plans follows:

		Weighted
	Number of	Average
	Outstanding	Option
	Options	Price
Options outstanding at January 31, 1998	1,714,093	12.39
Granted	505,200	38.08
Surrendered	(147,185)	26.35
Exercised	(217,218)	4.57
	__________	__________
Options outstanding at January 30, 1999	1,854,890	19.15
Granted	497,608	6.80
Surrendered	(144,107)	25.94
Exercised	(97,784)	0.84
	__________	__________
Options outstanding at January 29, 2000	2,110,607	16.62
Granted	391,000	14.62
Surrendered	(1,732,801)	13.86
Exercised	-	-
	__________	__________
Options outstanding at February 3, 2001	768,806	14.62
	========	========

          Exercisable options under the various plans at January 29, 2000 and January 30, 1999 were 751,489 and 526,752 with a weighted average exercise price of $14.56 and $7.88, respectively. A summary of outstanding and exercisable options as of February 3, 2001 follows:
			Weighted
		Weighted	Average		Weighted
	Number of	Average	Remaining	Number of	Average
Option	Outstanding	Exercise	Contractual	Exercisable	Exercise
Price	Options	Price	Life	Options	Price
$0.11 - $3.75	227,649	$1.78	7.6	74,244	$2.72
5.28 - 8.00	257,829	6.42	7.0	106,218	5.97
10.50 - 11.63	53,651	10.52	7.6	27,876	10.52
19.50 - 22.38	103,527	21.81	6.0	63,284	21.97
28.88 - 37.63	10,500	36.67	6.8	7,375	36.61
51.63 - 51.88	115,650	51.63	7.2	57,825	51.63
	__________			__________
	768,806	14.62		336,822	17.15
	========			========

A summary of the restricted stock activity under the various plans follows:

		Weighted
		Average
		Grant
	Number of	Date
	Shares	Fair value
Restricted stock grants outstanding at January 31, 1998	220,000	$ 32.04
Granted	73,300	41.48
Surrendered	-	-
Issuance of vested shares	-	-
	________
Restricted stock grants outstanding at January 30, 1999	293,300	34.40
Granted	123,750	6.45
Surrendered	(20,475)	35.00
Issuance of vested shares	(18,050)	41.38
	________
Restricted stock grants outstanding at January 29, 2000	378,525	24.90
Granted	-	-
Surrendered	(322,676)	25.19
Issuance of vested shares	(11,823)	34.89
	________
Restricted stock grants outstanding at February 3, 2001	44,026	21.55
	======
          The 1999 and 1998 grants vest 25% per year on each of the first through fourth anniversary dates of the grant date and contain certain accelerated vesting provisions. Prior year grants vested at the end of a three-year period and contained certain accelerated vesting provisions. The issuance of shares, which have vested, has been recorded as non-cash increase in stockholders equity.

          The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its plans. Compensation expense was ($4.6) million, $3.1 million and $3.2 million in 2000, 1999 and 1998, respectively. The credit to expense in 2000 was the result of restricted stock grants surrendered during 2000. The following pro forma data is calculated as if compensation cost for the Company's stock option plans were determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation":

	Fiscal Year
	2000	1999	1998

Pro forma net income (loss) (in thousands)	$ (164,364)	$ (283,396)	$ 1,106
Pro forma basic earnings (loss) per common share	(5.85)	(10.11)	0.04
Pro forma diluted earnings (loss) per common share	(5.85)	(10.11)	0.04
Weighted average grant-date value of options granted	10.50	5.63	22.30
          The fair value of the options granted is estimated using the Black-Scholes option-pricing model with the following assumptions for 2000: no dividend yield; volatility of 100%; risk-free interest rate of 4.8%; assumed forfeiture rate at 100.00% and an expected life of 3.94 years. For 1999, the following assumptions were used: no dividend yield; volatility of 88.95%; risk-free interest rate of 6.7%; assumed forfeiture rate at 100.00% and an expected life of 7.86 years. For 1998, the following assumptions were used: no dividend yield; volatility of 47.32%; risk-free interest rate of 4.9%; assumed forfeiture rate of 71.27% and an expected life of 7.8 years.

NOTE 9 - EMPLOYEE BENEFIT PLANS

          Pension benefits for employees are provided under the SSI Restated Retirement Plan (the "Retirement Plan"), a qualified defined benefit plan. Benefits are administered through a trust arrangement which provides monthly payments or lump sum distributions. The Retirement Plan covers substantially all employees who have completed one year of service with 1,000 hours of service as of June 30, 1998. Benefits under the plan are based upon a percentage of the participant's earnings during each year of credited service. Supplemental pension benefits for certain key executives were provided under the SRI Supplemental Executive Retirement Plan (the "Supplemental Retirement Plan"), a non-qualified defined benefit plan. The Supplemental Retirement Plan was terminated by the Board of Directors on March 7, 2000. At the time of termination, there were no participants eligible for benefits under this plan. The Company recorded a $0.6 million gain associated with the plan termination.

Information regarding the Retirement Plan and the Supplemental Retirement Plan is as follows (in thousands):

	February 3,	January 29,
	2001	2000
Change in benefit obligation:
Benefit obligation at beginning of year	$29,170	$31,639
Service cost	222	731
Interest cost	2,153	2,109
Actuarial (gain) loss	1,957	(2,860)
Plan disbursements	(2,611)	(2,449)
Plan termination	(1,091)	-
	_________	_________
Projected benefit obligation at end of year	29,800	29,170
	_________	_________

Change in plan assets:
Fair value of plan assets at beginning of year	23,231	21,711
Actual return on plan assets	(13)	1,089
Employer contributions	6,733	2,880
Plan disbursements	(2,611)	(2,449)
	_________	_________
Fair value of plan assets at end of year	27,340	23,231
	_________	_________

Funded status	(2,460)	(5,939)
Unrecognized prior service cost	-	306
Unrecognized net actuarial loss	10,828	7,317
	_________	_________
Net amount recognized	$8,368	$1,684
	=======	=======
Amounts recognized in the consolidated balance sheet consist of:
Accrued benefit liability	$(2,460)	$(5,427)
Accumulated other comprehensive income	10,828	7,111
	_________	_________
Net amount recognized	$8,368	$1,684
	=======	=======
	February 3,	January 29,
	2001	2000
Weighted-average assumptions as of year end:
Discount rate	7.75%	7.00%
Expected long-term rate of return on plan assets	9.00%	9.00%
Rate of annual compensation increase	N/A	5.00%
Rate of increase in maximum benefit and compensation limits	N/A	N/A
Assumed rate of increase in taxable wage base	N/A	N/A

          The components of pension cost for the Retirement Plan and the Supplemental Retirement Plan were as follows (in thousands):

	Fiscal Year
	2000	1999	1998
Net periodic pension cost for the fiscal year ended:
Service cost	$222	$731	$917
Interest cost	2,153	2,109	2,191
Expected return on plan assets	(2,166)	(1,888)	(2,367)
Amortization of prior service cost	0	20	18
Recognized actuarial loss	419	512	127
	__________	__________	__________
Net periodic pension cost	$628	$1,484	$886
	========	========	========

          Included in accrued expenses and other accrued liabilities is $2.0 million and $6.3 million at February 3, 2001 and January 29, 2000, respectively, for estimated contributions to the Retirement Plan in 2001 and 2000, respectively.

          The Company's funding policy for the Retirement Plan is to contribute the minimum amount required by applicable regulations. Retirement Plan assets include 100,000 shares of Stage Stores common stock purchased during the Company's initial public offering.

          Effective June 30, 1998, the Retirement Plan was frozen. There will be no future benefit accruals after that date. Any service after that date will continue to count toward vesting and eligibility for normal and early retirement. The Company recorded a gain in 1998 of $2.0 million associated with the plan curtailment.

          The Company has a contributory 401(k) savings plan covering substantially all qualifying employees. Under the 401(k), participants may contribute up to 15% of their qualifying earnings, subject to certain restrictions. The Company currently matches 50% of each participant's contributions, limited to 6% of each participant's salary. The Company's matching contributions were approximately $0.8 million for 2000, $1.0 million for 1999 and $0.8 million for 1998.

NOTE 10 - OPERATING LEASES

          The Company leases stores, service center facilities, the corporate headquarters and equipment under operating leases. A number of store leases provide for escalating minimum rent. Rental expense is recognized on a straight-line basis over the life of such leases. The majority of the Company's store leases provide for contingent rentals, generally based upon a percentage of net sales. The Company has renewal options for most of its store leases; such leases generally require that the Company pay for utilities, taxes and maintenance expense. A summary of rental expense associated with operating leases follows (in thousands):

	Fiscal Year
	2000	1999	1998
Minimum rentals	$44,092	$51,926	$48,022
Contingent rentals	2,564	3,838	3,993
Equipment rentals	5,871	4,544	3,854
	_____________	_____________	_____________
	$52,527	$60,308	$55,869
	==========	==========	==========
          Minimum rental commitments on long-term operating leases at February 3, 2001, net of sub-leases, are as follows (in thousands):
Fiscal Year
2001	$28,862
2002	24,323
2003	20,307
2004	16,542
2005	12,169
Thereafter	56,742
________
$158,945
======

NOTE 11 - INCOME TAXES

          All Company operations are domestic. Income tax expense charged to continuing operations consisted of the following (in thousands):

	Fiscal Year
	2000	1999	1998
Federal income tax expense (benefit):
Current	$ -	$-	$(66)
Deferred	-	28,617	3,246
	________	________	________
	-	28,617	3,180
	________	________	________
State income tax expense (benefit):
Current	48	66	150
Deferred	-	(8,466)	(875)
	________	________	________
	48	(8,400)	(725)
	________	________	________
	$48	$20,217	$2,455
	======	======	======

          Reconciliation between the federal income tax expenses charged to continuing operations computed at statutory tax rates and the actual income tax expense recorded follows (in thousands):

	Fiscal Year
	2000	1999	1998
Federal income tax expense at the statutory rate	$(56,758)	$(91,585)	$2,159
State income taxes, net	(4,546)	(5,460)	(471)
Goodwill amortization	-	26,040	742
Permanent differences, net	1,070	1,674	25
Valuation allowance	60,282	89,548	-
	_______	_______	_______
	$48	$20,217	$2,455
	=====	=====	=====

          In connection with the early retirement of debt, the Company recorded an extraordinary charge of $0.7 million in 1999, net of applicable income taxes of $0.0 million. During 1999, the Company recorded a charge of $3.9 million in connection with the cumulative effect of a change in accounting principle reporting costs of start-up activities, net of applicable income taxes of $0.0 million.

Deferred tax liabilities (assets) consist of the following (in thousands):

	February 3,	January 29,
	2001	2000
Gross deferred tax liabilities:
State income taxes	$7,929	$5,183
Inventory reserves	5,101	-
Other	3,002	5,711
	_________	_________
	16,032	10,894
	_________	_________
Gross deferred tax assets:
Net operating loss carryforwards	(116,307)	(74,747)
Bad debt reserve	(13,367)	-
Retained Certificates	-	(3,033)
AMT tax credit carryforward	(2,686)	(2,686)
Depreciation and amortization	(12,984)	(2,860)
Accrued expenses	(8,893)	(5,109)
Pensions	(1,048)	(2,599)
Lease obligations	(11,470)	(5,884)
Inventory reserves	-	(2,841)
Other	(557)	(683)
	_________	_________
	(167,312)	(100,442)
Valuation allowance	151,280	89,548
	_________	_________
Net deferred tax assets	$-	$-
	=======	=======

          The net change in the valuation allowance for deferred tax assets was an increase of $61.7 million and $89.5 million in 2000 and 1999, respectively. The Company has provided a full valuation allowance against the net deferred tax assets due to the uncertainties concerning realization as a result of the Company's Chapter 11 filing.

          The Company has net operating loss carry forwards for federal income tax purposes of approximately $283.1 million, which if not utilized will expire in varying amounts between 2007 and 2022. The Company has net operating loss carry forwards for state income tax purposes of approximately $303.9 million, which if not utilized, will expire in varying amounts between 2002 and 2022. The Company's ability to utilize net operating loss carry forwards may be limited if certain changes in ownership occur or as a result of the bankruptcy process.

NOTE 12 - QUARTERLY FINANCIAL INFORMATION

Unaudited quarterly financial data is summarized as follows (in thousands, except per share amounts):

	Fiscal Year 2000
	Q1	Q2	Q3	Q4
Net sales	$230,352	$215,455	$216,582	$289,885
Gross profit	58,318	39,204	50,155	90,405
Net loss	(24,201)	(97,837)	(15,938)	(24,239)
Basic loss per common share	(0.86)	(3.48)	(0.57)	(0.86)
Diluted loss per common share	(0.86)	(3.48)	(0.57)	(0.86)

	Fiscal Year 1999
	Q1	Q2	Q3	Q4
Net sales	$262,591	$269,848	$264,327	$324,801
Gross profit	70,359	74,021	77,203	2,867
Income (loss) before extraordinary item and
cumulative effect of change in accounting principle	(2,269)	(15,091)	224	(260,067)
Extraordinary item, net of tax - early retirement of debt	-	-	-	(749)
Cumulative effect of change in accounting principle, net of tax
reporting costs of start-up activities	(2,402)	-	-	(1,536)
Net income (loss)	(4,671)	(15,091)	224	(262,352)

Basic earnings (loss) per common share data:
Basic earnings (loss) per common share before extraordinary
item and cumulative effect of change in accounting principle	(0.08)	(0.54)	0.01	(9.26)
Extraordinary item - early retirement of debt, net of tax	-	-	-	(0.03)
Cumulative effect of change in accounting principle - reporting
costs of start-up activities, net of tax	(0.09)	-	-	(0.05)
Basic earnings (loss) per common share	(0.17)	(0.54)	0.01	(9.34)

Diluted earnings (loss) per common share data:
Diluted earnings (loss) per common share before extraordinary
item and cumulative effect of change in accounting principle	(0.08)	(0.54)	0.01	(9.26)
Extraordinary item - early retirement of debt, net of tax	-	-	-	(0.03)
Cumulative effect of change in accounting principle - reporting
costs of start-up activities, net of tax	(0.09)	-	-	(0.05)
Diluted earnings (loss) per common share	(0.17)	(0.54)	0.01	(9.34)

          During the fourth quarter of 1999, the Company recorded certain one-time pretax charges aggregating $205.7 million, including $62.0 million of charges to cost of sales related to store closings, lower of cost or market reserves for seasonal inventory and LIFO inventory reserves, $26.0 million of impairment charges associated with underperforming stores, $89.6 million write-off of goodwill and other intangible assets and $22.8 million of other store closure costs.

NOTE 13 - RELATED PARTY TRANSACTIONS

          At February 3, 2001, the Company has a loan outstanding with a current executive officer in the amount of $0.3 million. The loan bears interest of 8.0% and is secured by a pledge of the shares of common stock owned by such executive.

          During 2000, the Company settled loans, which were outstanding at January 29, 2000, with two former executive officers in an aggregate principal amount of $1.0 million, of which $0.5 million was charged to the reserve for uncollectibility provided for during 1999.

          On February 21, 2000, Carl Tooker left employment with the Company, effective that date. Mr. Tooker was Chairman, Chief Executive Officer and President of the Company. Mr. Tooker's departure followed an inquiry conducted by a Special Committee consisting of all of the non-management members of the Board of Directors, which reviewed certain transactions between the Company and Mr. Tooker. The effects of the transactions reviewed have been reflected in the Company's results for prior periods, and the Committee believes they are not material to the financial condition or operations of the Company. However, these transactions had not been properly reported to the Company's Board of Directors.

          The Company purchased Mr. Tooker's personal residence in 1997 at a price specified by him, and assumed all liability for the property, including upkeep and existing debt payments, until it was sold in 1999. The Company sustained a loss of $806,556 as a result of this transaction.

          In May 1997 the Company entered into a severance agreement and a separate consulting contract in connection with the separation of an employee who shortly thereafter became Mr. Tooker's spouse. The Company recorded in its books and records payments to or for the benefit of his spouse beginning in May 1997, and ending in August 1998, totaling $608,317. The Special Committee also determined that while employed by the Company in 1996 and 1997, this employee entered into transactions with a company with whom her sister was believed to be affiliated, in which the Company paid a total of $313,260 for purchases of clothing inventory. The Special Committee did not find any overcharges with respect to the inventory purchases.

          The Special Committee further determined that during the years 1997 through 1999, the Company maintained a contractual relationship with Stage Planning and Design, Inc. ("SPAD"), believed to be a wholly owned subsidiary of U.S. Builders, Inc., to manage the construction of store remodeling. Under the terms of this agreement, the Company was required to and did reimburse or pay direct all of SPAD's costs, including all payroll expenses. In 1997, the Company paid SPAD in excess of $2.4 million, and in 1998 in excess of $9.9 million. Until late 1999, Mr. Tooker's son-in-law was an officer and project manager for SPAD, whose compensation was included as a reimbursable expense billed to the Company during this time. Although the expenditures were recorded on the Company's books and records for the years in which they were accrued, the relationship involving Mr. Tooker's son-in-law was not previously discussed with and approved by the Board of Directors.

          The Company sought to recover not less than an aggregate of $2,755,672 for debt owed by Mr. Tooker to the Company pursuant to loans and promissory notes Mr. Tooker caused the Company to make to him while serving as President, Chief Executive Officer and Chairman of the Board and for damages as a result of other transactions between the Company and Mr. Tooker. On March 20, 2001, the Bankruptcy Court in the Chapter 11 Proceedings entered an order that authorized the Company and its subsidiaries to enter into and perform a Compromise, Settlement and Release Agreement dated January 31, 2001 with Mr. Tooker and his wife (the "Settlement Agreement"). Pursuant to the Settlement Agreement, Mr. Tooker and his wife executed a promissory note dated March 30, 2001 payable to SRI in the principal sum of $1,215,567 (the "Maximum Principal Amount"), with an annual interest rate of 6.5%, and with a maturity date of February 11, 2011 (the "Note"). The Note provides that in the event $532,000 of the Maximum Principal Amount is paid on or before August 1, 2008 as provided in the Note, the remaining unpaid Maximum Principal Amount will not be payable and will be irrevocably waived by SRI. On March 30, 2001, Mr. Tooker also resigned from the Company's Board of Directors and as an officer of the Company and all of its affiliates, in both cases with the resignations to be deemed effective as of February 21, 2000.

          In connection with the aforementioned matters, the Company has received and responded to an information request as part of an informal inquiry by the Securities and Exchange Commission.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

          Litigation: From time to time the Company and its subsidiaries are involved in various litigation matters arising in the ordinary course of their business. Due to the bankruptcy case described below, certain of the cases described below have been stayed pursuant to the automatic stay of the Court. These cases require Court approval or must be specifically exempt for litigation proceedings to continue.

          On March 30, 1999, a class action lawsuit was filed against the Company and certain of its officers, directors and stockholders in the United States District Court for the Southern District of Texas, Houston Division by John C. Weld, Jr., a stockholder who purchased 125 shares of the Company's common stock on August 3, 1998, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated there under (the "Weld Suit"). The Company believes that the allegations of the Weld Suit are without merit, and on July 23, 1999, the Company filed a motion to dismiss. United States District Judge Kenneth Hoyt entered an order on December 8, 1999 dismissing the Weld Suit. Mr. Weld has appealed the order, and the Company has now agreed to an order by the Bankruptcy Court lifting the automatic stay to permit the appeal to go forward. The matter has been briefed and is pending for review by the United States Court of Appeals for the Fifth Circuit (the "Fifth Circuit"). The Company believes that the Fifth Circuit should affirm the dismissal. If the Fifth Circuit affirms this ruling, the plaintiffs in the Weld Suit will have the option to appeal that decision to the United States Supreme Court, but the United States Supreme Court may or may not decide to hear the appeal.

          In March 2000, eleven former employees of SRI d/b/a Palais Royal, filed two separate suits in the United States District Court for the Southern District of Texas against the Company, SRI and Mary Elizabeth Pena, arising out of alleged conduct occurring over an unspecified time while the plaintiffs were working at one or more Palais Royal stores in the Houston, Texas area. The plaintiffs allege that on separate occasions they were falsely accused of stealing merchandise and other company property and giving discounts for purchases against company policy. The suits accuse the defendants of defamation, false imprisonment, intentional infliction of mental distress, assault and violation of the Racketeer Influenced and Corrupt Organizations (RICO) Act. The claims seek unspecified damages for mental anguish, lost earnings, exemplary damages, treble damages, interest, attorneys' fees and costs. The Company denies the allegations and intends to vigorously defend the claims. It is expected that these claims will be submitted to binding arbitration through the Company's compulsory ADR Program for employee disputes.

          On June 1, 2000, the Company, SRI and SRI NV filed voluntary petitions under chapter 11 of title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. During the Chapter 11 Proceedings, the Company has continued to manage and operate its assets and business as a debtor-in-possession, pending the formulation and confirmation of a reorganization plan and subject to the supervision and orders of the Court. Additionally, an unsecured creditor committee was formed and has the right to review and participate in the Chapter 11 Proceedings.

          On November 3, 2000, the Company received a copy of the SEC's August 3, 2000 Order Directing Private Investigation "In the Matter of Stage Stores, Inc." (the "SEC Order"). The SEC Order is a confidential document directing a non-public investigation into related party transactions previously reported by the Company on Form 8-K dated March 9, 2000. The Company is cooperating with the SEC in the investigation.

          The Company was named as one of 135 defendants in a patent infringement action brought by The Lemelson Medical, Education & Research Foundation, in the United States District Court for the District of Arizona. The plaintiff claims to be the owner of various patents covering optical scanning devices commonly used by retail outlets at checkout counters to scan prices for customer purchases. The complaint seeks injunctive relief to prevent alleged continuing infringement and unspecified damages for alleged past infringement. The court and the plaintiff were advised of the Company's Chapter 11 Proceeding, and the Company has asserted the protection of the automatic stay. The remaining defendants have formed a common defense group and plan to vigorously defend against the claims. The Company disputes the plaintiff's allegations and plans to monitor the action closely.

          In the Chapter 11 Proceedings, the Company engaged in litigation with General Electric Capital Corporation ("GE Capital") regarding the proceeds received from the Company's sale of an aircraft (the "Aircraft") which was financed by GE Capital. On July 19, 2000, the Court entered its Order Authorizing Sale of Aircraft Located in Houston, Texas, Subject to All Liens Attaching to the Proceeds and Pursuant to 11 U.S.C. Section 363, which enabled the Company to sell the Aircraft but provided that excess proceeds in the amount of $1,065,217 would be held in escrow, pending resolution of the entitlement to such proceeds. On January 1, 2001, in its Order Authorizing Disbursement of "Excess Proceeds" Upon Sale of Aircraft and the Findings of Fact and Conclusions of Law Concerning Entitlement to "Excess Proceeds" After Sale of Aircraft, the Court ordered that GE Capital was entitled to the excess proceeds. The Company has appealed this ruling and this matter is currently before the United States District Court for the Southern District of Texas.

          Management believes that none of the matters in which the Company or its subsidiaries are currently involved, either individually or in the aggregate, is material to the financial position, results of operations or cash flows of the Company or its subsidiaries.

          Letters of Credit: The Company issues letters of credit to support certain merchandise purchases which are required to be collateralized. The Company had outstanding letters of credit totaling approximately $2.4 million at February 3, 2001, all of which were collateralized by the DIP Financing Agreement (see Note 5). These letters of credit expire within twelve months of issuance.

          Concentration of Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company's cash management and investment policies restrict investments to low-risk, highly-liquid securities and the Company performs periodic evaluations of the relative credit standing of the financial institutions with which it deals. The credit risk associated with the accounts receivable is limited by the large number of customers in the Company's customer base. The Company's customers primarily reside in the central United States.

NOTE 15 - CONSOLIDATING FINANCIAL STATEMENTS

          SRI is the primary obligor under the long-term indebtedness issued in connection with the Senior Notes and Senior Subordinated Notes (see Note 5). Stage Stores and SRI NV, a wholly-owned subsidiary of Stage Stores (which was incorporated during June, 1997), are guarantors under such indebtedness. The consolidating condensed financial information for Stage Stores and its wholly-owned subsidiaries are presented below.

Consolidating Condensed Balance Sheet
February 3, 2001
(in thousands)

	Specialty		Specialty
	Retailers,	Stage	Retailers,		Stage Stores
	Inc.	Stores, Inc.	Inc. (NV)	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$17,285	$2	$3,223	$-	$20,510
Accounts receivable	272,435	-	-	-	272,435
Merchandise inventories, net	218,683	-	-	-	218,683
Prepaid expenses and other current assets	15,577	-	-	-	15,577
	_________________________________________
Total current assets	523,980	2	3,223	-	527,205

Property, equipment and leasehold
improvements, net	128,811	-	-	-	128,811
Other assets	9,921	-	62	-	9,983
	_________________________________________
Total assets	$662,712	$2	$3,285	$-	$665,999
	====================================

LIABILITIES AND
STOCKHOLDERS' EQUITY
(DEFICIT)
Accounts payable	$56,224	$-	$-	$-	$56,224
Accrued expenses and other current liabilities	46,644	-	-	-	46,644
Debtor-in-possession facility	224,288	-	-	-	224,288
	_________________________________________
Total current liabilities	327,156	-	-	-	327,156

Other long-term liabilities	4,362	-	-	-	4,362
Intercompany notes/advances	192,370	(472)	(191,898)	-	-
Investment in subsidiaries	-	240,961	-	(240,961)	-
Liabilities subject to compromise under
reorganization proceedings	574,968	-	-	-	574,968
	_________________________________________
Total liabilities	1,098,856	240,489	(191,898)	(240,961)	906,486
	_________________________________________
Preferred Stock	-	-	-	-	-
Common stock	-	268	-	-	268
Class B common stock	-	13	-	-	13
Additional paid-in capital	3,317	267,002	160,915	(164,232)	267,002
Accumulated earnings (deficit)	(431,406)	(499,715)	34,268	397,138	(499,715)
Accumulated other comprehensive income	(8,055)	(8,055)	-	8,055	(8,055)
	_________________________________________
Stockholders' equity (deficit)	(436,144)	(240,487)	195,183	240,961	(240,487)
	_________________________________________

Total liabilities and stockholders' equity (deficit)	$662,712	$2	$3,285	$-	$665,999
	====================================

Consolidating Condensed Balance Sheet
January 29, 2000
(in thousands)

	Specialty		Specialty
	Retailers,	Stage	Retailers,		Stage Stores
	Inc.	Stores, Inc.	Inc. (NV)	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$18,077	$102	$2,000	$-	$20,179
Undivided interest in accounts receivable trust	41,600	-	-	-	41,600
Merchandise inventories, net	261,104	-	-	-	261,104
Prepaid expenses and other current assets	23,866	-	-	-	23,866
	___________________________________________
Total current assets	344,647	102	2,000	-	346,749

Property, equipment and leasehold
improvements, net	180,761	-	1,073	-	181,834
Other assets	26,044	-	60	-	26,104
	___________________________________________
Total assets	$551,452	$102	$3,133	$-	$554,687
	======================================
LIABILITIES AND
STOCKHOLDERS' EQUITY
(DEFICIT)
Account payable	$40,955	$-	$-	$-	$40,955
Accrued expenses and other current liabilities	72,155	22	-	-	72,177
Current portion of long-term debt	9,830	-	-	-	9,830
Long-term debt classified as current	492,393	-	-	-	492,393
	_________________________________________________
Total current liabilities	615,333	22	-	-	615,355

Long-term debt	-	-	-	-	-
Other long-term liabilities	14,299	-	-	-	14,299
Intercompany notes/advances	187,279	18	(187,297)	-	-
Investment in subsidiaries	-	75,029	-	(75,029)	-
	_________________________________________________
Total liabilities	816,911	75,069	(187,297)	(75,029)	629,654
	_________________________________________________
Preferred stock	-	-	-	-	-
Common stock	-	268	-	-	268
Class B common stock	-	13	-	-	13
Additional paid-in capital	3,317	266,590	160,915	(164,232)	266,590
Accumulated earnings (deficit)	(264,438)	(337,500)	29,515	234,923	(337,500)
Accumulated other comprehensive income	(4,338)	(4,338)	-	4,338	(4,338)
	_________________________________________________
Stockholders' equity (deficit)	(265,459)	(74,967)	190,430	75,029	(74,967)
	_________________________________________________
Total liabilities and stockholders' equity (deficit)	$551,452	$102	$3,133	$-	$554,687
	======================================

Consolidating Condensed Statement of Operations
Fiscal Year ended February 3, 2001
(in thousands)

	Specialty		Specialty
	Retailers,	Stage	Retailers,		Stage Stores
	Inc.	Stores, Inc.	Inc. (NV)	Eliminations	Consolidated
Net sales	$952,274	$-	$-	$-	$952,274
Cost of sales and related buying, occupancy
and distribution expenses	714,192	-	-	-	714,192
	__________________________________________
Gross profit	238,082	-	-	-	238,082

Selling, general and administrative expenses	247,721	-	(1,515)	-	246,206
Reorganization items and store closure costs	114,236	-	-	-	114,236
Interest expense, net	45,604	-	(5,797)	-	39,807
	__________________________________________
Income (loss) before income taxes	(169,479)	-	7,312	-	(162,167)
Income tax expense (benefit)	(2,511)		2,559		48
	__________________________________________
Income (loss) before equity in net earnings of
subsidiaries	(166,968)	-	4,753	-	(162,215)
Equity in net earnings of subsidiaries	-	(162,215)	-	162,215	-
	__________________________________________
Net income (loss)	$(166,968)	$(162,215)	$4,753	$162,215	$(162,215)
	======================================

Consolidating Condensed Statement of Operations
Fiscal Year ended January 29, 2000
(in thousands)

	Specialty		Specialty
	Retailers,	Stage	Retailers,		Stage Stores
	Inc.	Stores, Inc.	Inc. (NV)	Eliminations	Consolidated
Net sales	$1,121,567	$-	$-	$-	$1,121,567
Cost of sales and related buying, occupancy
and distribution expenses	897,117	-	-	-	897,117
	_________________________________________
Gross profit	224,450	-	-	-	224,450

Selling, general and administrative expenses	388,276	125	(585)	-	387,816
Store opening costs	749	-	-	-	749
Reorganization items and store closure costs	44,237	-	-	-	44,237
Interest expense, net	65,351	-	(16,717)	-	48,634
	___________________________________________
Income (loss) before income taxes, equity in net
earnings of subsidiaries, extraordinary item and
cumulative effect of change in accounting principle	(274,163)	(125)	17,302	-	(256,986)
Income tax expense (benefit)	14,205	(44)	6,056	-	20,217
	___________________________________________
Income (loss) before equity in net earnings of
subsidiaries, extraordinary item and cumulative
effect of change in accounting principle	(288,368)	(81)	11,246	-	(277,203)
Equity in net earnings of subsidiaries	-	(281,809)	-	281,809	-
	___________________________________________
Income (loss) before extraordinary item and cumulative
effect of change in accounting principle	(288,368)	(281,890)	11,246	281,809	(277,203)
Extraordinary item - early retirement of debt, net of tax	(749)	-	-	-	(749)
Cumulative effect of change in accounting principle -
reporting costs of start-up activities, net of tax	(3,938)	-	-	-	(3,938)
	___________________________________________
Net income (loss)	$(293,055)	$(281,890)	$11,246	$281,809	$(281,890)
	======================================

Consolidating Condensed Statement of Operations
Fiscal Year ended January 30, 1999
(in thousands)

	Specialty		Specialty
	Retailers,	Stage	Retailers,		Stage Stores
	Inc.	Stores, Inc.	Inc. (NV)	Eliminations	Consolidated
Net sales	$1,173,547	$-	$-	$-	$1,173,547
Cost of sales and related buying, occupancy
and distribution expenses	839,238	-	-	-	839,238
	______________________________________________
Gross profit	334,309	-	-	-	334,309

Selling, general and administrative expenses	276,056	93	(4,672)	-	271,477
Store opening costs	10,192	-	-	-	10,192
Interest expense, net	61,910	-	(15,439)	-	46,471
	______________________________________________
Income (loss) before income taxes	(13,849)	(93)	20,111	-	6,169
Income tax expense (benefit)	(4,551)	(33)	7,039	-	2,455
	______________________________________________
Income (loss) before equity in net earnings of
subsidiaries	(9,298)	(60)	13,072	-	3,714
Equity in net earnings of subsidiaries	-	3,774	-	(3,774)	-
	______________________________________________
Net income (loss)	$(9,298)	$3,714	$13,072	$(3,774)	$3,714
	=========================================

Consolidating Condensed Statement of Cash Flows
Fiscal Year ended February 3, 2001
(in thousands)

	Specialty		Specialty
	Retailers,	Stage	Retailers,		Stage Stores
	Inc.	Stores, Inc.	Inc. (NV)	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating
activities	71,151	$(100)	$1,223	$-	$72,274
	__________________________________________
Cash flows from investing activities:
Additions to property, equipment and leasehold
improvements	(5,390)	-	-	-	(5,390)
Proceeds from retirement of fixtures and equipment	567	-	-	-	567
	__________________________________________
Net cash used in investing activities	(4,823)	-	-	-	(4,823)
	__________________________________________
Cash flows from financing activities:
Proceeds from debtor-in-possession credit facility	224,288	-	-	-	224,288
Proceeds from pre-petition working capital facility	5,916	-	-	-	5,916
Payments on long-term	(204)	-	-	-	(204)
Additions to debt issue costs	(10,617)	-	-	-	(10,617)
Repurchase of accounts receivable from accounts
receivable trust	(286,503)	-	-	-	(286,503)
	__________________________________________
Net cash used in financing activities	(67,120)	-	-	-	(67,120)
	__________________________________________
Net increase (decrease) in cash and cash equivalents	(792)	(100)	1,223	-	331
Cash and cash equivalents:
Beginning of period	18,077	102	2,000	-	20,179
	__________________________________________
End of period	$17,285	$2	$3,223	$-	$20,510
	=====================================

Consolidating Condensed Statement of Cash Flows
Fiscal Year ended January 29, 2000
(in thousands)

	Specialty		Specialty
	Retailers,	Stage	Retailers,		Stage Stores
	Inc.	Stores, Inc.	Inc. (NV)	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by operating
activities	$23,877	$-	$24	$-	$23,901
	__________________________________________
Cash flows from investing activities:
Investment in subsidiaries	-	(128)	-	128	-
Additions to property, equipment and leasehold
improvements	(22,037)	-	-	-	(22,037)
Dividend from subsidiary	-	100	-	(100)	-
	__________________________________________
Net cash provided by (used in) investing activities	(22,037)	(28)	-	28	(22,037)
	__________________________________________
Cash flows from financing activities:
Proceeds from working capital facility	43,000	-	-	-	43,000
Proceeds from issuance of common stock	-	128	-	-	128
Proceeds from capital contribution	-	-	128	(128)	-
Payments on long-term debt	(34,813)	-	-	-	(34,813)
Additions to debt issue costs	(2,832)	-	-	-	(2,832)
Dividend paid	-	-	(100)	100	-
	__________________________________________
Net cash provided by (used in) financing activities	5,355	128	28	(28)	5,483
	__________________________________________
Net increase in cash and cash equivalents	7,195	100	52	-	7,347
Cash and cash equivalents:
Beginning of period	10,882	2	1,948	-	12,832
	__________________________________________
End of period	$18,077	$102	$2,000	$-	$20,179
	=====================================

Consolidating Condensed Statement of Cash Flows
Fiscal Year ended January 30, 1999
(in thousands)

	Specialty		Specialty
	Retailers,	Stage	Retailers,		Stage Stores
	Inc.	Stores, Inc.	Inc. (NV)	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating
activities	$(17,161)	$(31)	$1,682	$-	$(15,510)
	_________________________________________

Cash flows from investing activities:
Investment in subsidiaries	-	(1,038)	-	1,038	-
Additions to property, equipment and leasehold
improvements	(88,047)	-	(672)	-	(88,719)
Dividend from subsidiary	-	100	-	(100)	-
	_________________________________________
Net cash provided by (used in) investing activities	(88,047)	(938)	(672)	938	(88,719)
	_________________________________________
Cash flows from financing activities:
Proceeds from working capital facility	96,300	-	-	-	96,300
Proceeds from issuance of common stock	-	955	-	-	955
Proceeds from capital contribution	-	-	1,038	(1,038)	-
Payments on long-term debt	(2,596)	-	-	-	(2,596)
Additions to debt issue costs	(913)	-	-	-	(913)
Dividend paid	-	-	(100)	100	-
	_________________________________________
Net cash provided by (used in) financing activities	92,791	955	938	(938)	93,746
	_________________________________________
Net increase (decrease) in cash and cash equivalents	(12,417)	(14)	1,948	-	(10,483)
Cash and cash equivalents:
Beginning of period	23,299	16	-	-	23,315
	_________________________________________
End of period	$10,882	$2	$1,948	$-	$12,832
	====================================

Stage Stores, Inc.
Consolidated Balance Sheets
(in thousands, except par values)

	Reorganized	Predecessor
	Company	Company
	September 1, 2001	February 3, 2001
	(Unaudited)
ASSETS
Cash and cash equivalents	$28,107	$20,510
Retained interest in receivables sold	82,058	-
Accounts receivable, net	9,621	272,435
Merchandise inventories, net	181,839	218,683
Prepaid expenses and other current assets	12,945	15,577
	______________	______________
Total current assets	314,570	527,205

Property, equipment and leasehold improvements, net	100,324	128,811
Other assets	6,207	9,983
	______________	______________
Total assets	$421,101	$665,999
	===========	===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable	$56,277	$56,224
Accrued expenses and other current liabilities	49,687	46,644
Debtor-in-possession facility	-	224,288
Current portion of long-term debt	197	-
	______________	______________
Total current liabilities	106,161	327,156

Long-term debt	873	-
Other long-term liabilities	14,067	4,362
Liabilities subject to compromise under reorganization proceedings	-	574,968
	______________	______________
Total liabilities	121,101	906,486
	______________	______________
Commitments and contingencies

Preferred stock, par value $1.00, non-voting,
3 shares authorized, no shares
issued or outstanding	-	-
Common stock, par value $0.01, 50,000 shares authorized,
19,973 shares issued and outstanding	200	-
Common stock, par value $0.01, 75,000 shares
authorized, 26,846 shares issued
and outstanding	-	268
Class B common stock, par value $0.01, non-voting,
3000 shares authorized, 1250 shares
issued and outstanding	-	13
Additional paid-in capital	299,800	267,002
Accumulated deficit	-	(499,715)
Accumulated other comprehensive income (loss)	-	(8,055)
	______________	______________
Stockholders' equity (deficit)	300,000	(240,487)
	______________	______________
Total liabilities and stockholders' equity (deficit)	$421,101	$665,999
	===========	===========

                                           The accompanying notes are an integral part of this statement

Stage Stores, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)

	Predecessor
	Company
	Thirty Weeks	Thirty Weeks
	Ended	Ended
	September 1, 2001	August 26, 2000
	(unaudited)	(unaudited)

Net sales	$461,642	$525,066
Cost of sales and related buying, occupancy and distribution expenses	322,029	396,422
Gross profit	139,613	128,644
Selling, general and administrative expenses	104,103	147,330
Reorganization items and store closure costs	23,141	76,674
Fresh-start adjustments	35,249	-
Interest, net	10,651	26,448
	_____________	_____________
(Loss) before income tax and extraordinary item	(33,531)	(121,808)
Income tax expense	15	75
	_____________	_____________
(Loss) before extraordinary item	(33,546)	(121,883)
Extraordinary item - gain on debt discharge	265,978	-
	_____________	_____________
Net income (loss)	$232,432	$(121,883)
	==========	==========

Basic earnings (loss) per common share data:
Basic (loss) per common share before
extraordinary item	$(1.19)	$(4.34)
Extraordinary item - gain on debt discharge	9.47	-
	_____________	_____________
Basic earnings (loss) per common share	$8.27	$(4.34)
	==========	==========

Basic weighted average common shares outstanding	28,096	28,093
	==========	==========

Diluted earnings (loss) per common share data:
Diluted (loss) per common share before
extraordinary item	$(1.19)	$(4.34)
Extraordinary item - gain on debt discharge	9.47	-
	_____________	_____________
Diluted earnings (loss) per common share	$8.27	$(4.34)
	==========	==========
Diluted weighted average common shares outstanding	28,096	28,093
	==========	==========

                                            The accompanying notes are an integral part of this statement

Stage Stores, Inc.
Consolidated Statements of Cash Flows
(in thousands)
	Predecessor
	Company
	Thirty Weeks	Thirty Weeks
	Ended	Ended
	September 1, 2001	August 26, 2000
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$232,432	$(121,883)
	_____________	_____________
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	13,165	12,947
Accretion of discount	-	436
Amortization of debt issue costs	2,882	3,428
Provision for bad debts	12,606	5,979
Adjustment to accrete yield on repurchased accounts receivable	9,000	13,747
Write-off of property, equipment and leasehold improvements
and other assets associated with closed stores	1,931	15,000
Fresh-start adjustments	35,249	-
Gain on debt discharge	(265,978)	-
Write-off of pre-petition debt issue costs and original issue discount	-	17,987
Write-off of goodwill and other intangibles	-	3,130
Write-down of undivided interest in account receivable trust	-	6,155
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(255)	7,837
Decrease in merchandise inventories	26,988	29,204
Decrease in other assets	858	3,131
Increase (decrease) in accounts payable and accrued liabilities	(2,547)	62,941
	_____________	_____________
Total adjustments	(166,101)	181,922
	_____________	_____________
Net cash provided by operating activities	66,331	60,039
	_____________	_____________
Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(6,318)	(2,773)
Proceeds from retirement of fixtures and equipment	355	-
	_____________	_____________
Net cash used in investing activities	(5,963)	(2,773)
	_____________	_____________
Cash flows from financing activities:
Proceeds from (payments on):
Debtor-in-possession credit facility	(224,288)	252,257
Pre-petition working capital facility	832	(13,000)
Sale (repurchase) of accounts receivable to (from) account receivable trust	175,000	(286,503)
Long-term debt	(185)	(204)
Addition to debt issue costs	(4,130)	(10,605)
	_____________	_____________
Net cash provided by (used in) financing activities	(52,771)	(58,055)
	_____________	_____________
Net increase (decrease) in cash and cash equivalents	7,597	(789)
Cash and cash equivalents:
Beginning of year	20,510	20,179
	_____________	_____________
End of period	$28,107	$19,390
	==========	==========
Supplemental disclosures:
Cash flow information:
Interest paid	$11,053	$11,654
	==========	==========
Income taxes paid (refunded)	$-	$(14)

                                               The accompanying notes are an integral part of this statement

Stage Stores, Inc.
Consolidated Statements of Stockholder's Equity (Deficit)
For the Thirty Weeks Ended September 1, 2001
(in thousands)

					Accumulated
	Common		Additional	Retained	Other
	Stock		Paid-in	Earnings	Comprehensive
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Total
Predecessor Company:

Balance, February 3, 2001	28,096	$281	$267,002	$(499,715)	$(8,055)	$(240,487)
Comprehensive Income:
Net income (unaudited)		-	-	232,432	-	232,432
Fresh-start adjustment -
minimum pension liability
adjustment, net of tax (unaudited)		-	-	-	8,055	8,055
Cancellation of predecessor
stock (unaudited)	(28,096)	(281)	(267,002)	267,283	-	-
Issuance of new stock (unaudited)	19,973	200	299,800	-	-	300,000
	______	_______	________	________	____________	________

Reorganized Company:

Balance, September 1, 2001 (unaudited)	19,973	$200	$299,800	$-	$-	$300,000
	=====	======	======	======	=========	======

                                                     The accompanying notes are an integral part of this statement

NOTE 1 - BASIS OF PRESENTATION

          The accompanying Unaudited Consolidated Condensed Financial Statements of Stage Stores, Inc. ("Stage Stores" or the "Company") have been prepared in accordance with Rule 10-01 of Regulation S-X and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Those adjustments that are, in the opinion of management, necessary for a fair presentation of the results of the interim periods, have been made. The results of operations for such interim periods are not necessarily indicative of the results of operations for a full year. The Unaudited Consolidated Condensed Financial Statements should be read in conjunction with the Audited Consolidated Financial Statements and notes thereto filed with this Registration Statement for the year ended February 3, 2001. References to a particular year are to Stage Stores' fiscal year, which is the 52 or 53 week period ending on the Saturday closest to January 31 of the following calendar year. For example, references to "2001" mean the fiscal year ending February 2, 2002. Certain reclassifications have been made to prior year balances to conform to the current year presentation.

NOTE 2 - DESCRIPTION OF BUSINESS

          Stage Stores conducts its business primarily through its wholly-owned subsidiary Specialty Retailers (TX) LP, ("SRLP") which, as of September 1, 2001, operated 342 family apparel stores in 13 states located primarily in the south central United States. Stage Stores and SRLP are collectively referred to herein as the "Company".

NOTE 3 - CHAPTER 11 PROCEEDINGS

          Stage Stores and its wholly owned subsidiaries, Specialty Retailers, Inc ("SRI") and Specialty Retailers, Inc. (NV) ("SRI NV") (collectively, the "Debtors"), filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") (the "Chapter 11 Proceedings") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Court") on June 1, 2000 (the "Petition Date"). During the Chapter 11 Proceedings, the Company continued to manage and operate its assets and business as a debtor-in-possession, pending the formulation and confirmation of a plan of reorganization and subject to the supervision and orders of the Court. On April 24, 2001, the Debtors filed, and subsequently amended on May 14, May 21, May 25 and June 6, 2001, a "Disclosure Statement", pursuant to Section 1125 of the Bankruptcy Code, and a "Plan of Reorganization" (the "Plan" or "Plan of Reorganization") with the Court. On June 29, 2001, the Bankruptcy Court approved the Disclosure Statement, as amended, which allowed the Company to proceed with the solicitation of creditors' votes in favor of the Plan. The Company's Plan, as modified on August 8, 2001, was confirmed by the Court on August 8, 2001 and was consummated on August 24, 2001 (the "Effective Date"). For financial reporting purposes here, the Effective Date of the Plan was assumed to be September 1, 2001, the last day of the Company's seventh fiscal period.

          Under the Plan, the Company generally settled pre-petition debt claims by issuing shares of a new class of Common Stock in a reorganized Stage Stores to those pre-petition creditors entitled to receive such distribution under the Plan. As set forth in the Plan, the pre-petition bank group, in the aggregate, received approximately 46% of the new Common Stock while the previous holders of the Company's pre-petition 8 1/2% Senior Notes, in the aggregate, similarly received approximately 46% of the new Common Stock. The remaining shares of new Common Stock were either distributed to other classes of pre-petition creditors or are currently being held in escrow for future distribution. As of October 1, 2001, 904,166 of the shares issued were held in escrow related to unresolved claims of former creditors under the Plan. Pursuant to the cash share option under the Plan, up to approximately 28,500 of the shares held in escrow may be cancelled. In addition, pursuant to the Plan, the Company intends to issue up to 512,821 Series A Warrants with an exercise price of $15.00 and up to 1,079,622 Series B Warrants with an exercise price of $20.00 to other subordinated pre-petition note holders. These warrants will expire August 23, 2006. The Plan did not provide for any distribution to the holders of pre-petition equity interest in the Company, including holders of the Company's old Common Stock and holders of the Company's old Class B Common Stock. Further, under the Plan, all pre-petition equity interests, including all shares of old Common Stock and old Class B Common Stock outstanding on the Effective Date were cancelled.

          The net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures has been classified as reorganization items and store closure costs in the accompanying Unaudited Consolidated Condensed Statements of Operations. Components of reorganization items and store closure costs are as follows (in thousands):

	Predecessor Company
	Thirty Weeks	Thirty Weeks
	Ended	Ended
	September 1,	August 26,
	2001	2000
Costs associated with the store closures	$2,454	$47,135
Professional fees associated with the bankruptcy	14,600	5,993
Write-off of pre-petition debt issue costs
and original issue discount	-	17,987
Write-down of undivided interest in
accounts receivable trust	-	6,155
Key employee retention and emergence bonuses	5,925	-
Other	162	(596)
	__________	__________
Total	$23,141	$76,674
	========	========

          The Company ceased accruing interest on pre-petition long-term debt on June 1, 2000. Reported interest does not include contractual interest on pre-petition debt of $16.3 million and $6.7 million for the thirty weeks ended September 1, 2001 and August 26, 2000 respectively.

NOTE 4 - FINANCING AGREEMENTS

          In conjunction with the Company's emergence from the Chapter 11 Proceedings, on the Effective Date the Company entered into a three year, $125 million senior secured revolving credit facility (the "Revolving Facility"), which also supports the Company's outstanding letters of credit, and a three year, $200 million accounts receivable securitization facility (the "Securitization Facility") (collectively, the "Financing Agreements"). The initial proceeds from the Securitization Facility were used by the Company to (i) repay the total amount outstanding under the DIP Facility as of the Effective Date, (ii) make certain payments under the Plan in connection with priority claims, administrative claims and secured claims and (iii) pay related transaction costs, fees and expenses. On a go-forward basis, the Financing Agreements will be used by the Company, in conjunction with other liquidity sources, to provide financing for working capital, letters of credit, capital expenditures, interest payments and other general corporate purposes.

          Borrowings under the Revolving Facility are limited to the availability under a borrowing base based on eligible inventory, while borrowings under the Securitization Facility are limited to eligible accounts receivable under the Company's private label credit card program. Borrowings under both facilities are payable upon maturity. The daily interest rates under the Revolving Facility are based upon a Base rate or Eurodollar rate plus an applicable margin based on availability as set forth in the Revolving Facility agreement, while the daily interest rates under the Securitization Facility are based upon commercial paper rates of the applicable conduit purchasers. On September 1, 2001, there were no borrowings outstanding under the Revolving Facility, while borrowings under the Securitization Facility totaled $175.0 million. On September 1, 2001, availability under the Revolving Facility, net of letters of credit outstanding of $14.1 million, was $105.4 million, while availability under the Securitization Facility was $25.0 million. In addition, the Company had permitted cash investments of $13.0 million on September 1, 2001.

          The Company continually monitors its liquidity position and compliance with its Financing Agreements. The Revolving Facility contains covenants which, among other things, restrict the (i) incurrence of additional debt, (ii) incurrence of capital lease obligations, (iii) aggregate amount of capital expenditures and (iv) transactions with related parties. In addition, the Revolving Facility requires the Company to maintain compliance with specific financial covenants, including specified Leverage Ratio, Fixed Charge Coverage Ratio and Tangible Net Worth levels calculated quarterly. Further, the Securitization Facility describes certain conditions and events that could cause an early amortization of the amounts then outstanding under the Securitization Facility. These include such things as the Company not maintaining compliance with certain financial covenants, having a material adverse change in the ability of the Company to perform its obligations under the Securitization Facility, having a material adverse change in the collectibility of the accounts receivable and other specific conditions and events. Each facility contains cross default provisions.

NOTE 5 - INCOME TAXES

          The Company has net operating loss deduction carryforwards for federal income tax purposes of approximately $66.0 million, after reduction for the extraordinary gain on debt discharge, which arose from pre-reorganization operations and will expire in 2021. The Company's ability to utilize the operating loss is limited to an annual deduction of approximately $15.0 million annually under the Internal Revenue Code. There is no tax calculated on the extraordinary gain on debt discharge in the thirty weeks ended September 1, 2001, as such gain is specifically excluded from taxable income under the Internal Revenue Code.

          SFAS 109 requires recognition of future tax benefits of deferred tax assets to the extent such realization is more likely than not. Prior to the Effective Date, the Company provided a full valuation allowance against the net deferred tax assets due to uncertainties concerning realization as a result of the Chapter 11 Proceedings (see Note 11 to the Company's Consolidated Financial Statements). Consistent with the requirements of SFAS 109, any tax benefits recognized related to pre-reorganization deferred assets in future periods will be recorded as a direct addition to additional paid-in capital.

NOTE 6 - FRESH-START ACCOUNTING

          With the change in ownership resulting from the Plan, the Company has adopted fresh-start reporting in accordance with the recommended accounting principles for entities emerging from Chapter 11 set forth in the American Institute of Certified Public Accountants Statement of Position 90-7 Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. The adjustments to reflect the consummation of the Plan, including the gain on discharge of pre-petition liabilities and the adjustment to record assets and liabilities at their fair value have been reflected in the accompanying unaudited consolidated financial statements for the period ended September 1, 2001. Accordingly, the financial position as of September 1, 2001 and subsequent to September 1, 2001 for the Reorganized Company are not prepared on a basis comparable to the prior periods presented.

          In adopting "fresh-start" reporting, the Company was required to determine its enterprise value, which represents the fair market value of all assets of a business available to satisfy the fixed debt obligations of the firm.   The Company's enterprise value was determined with the assistance of its financial advisors to be within a range that centered around a point estimate of $307,500,000. The enterprise value of the Company was determined by consideration of several factors and reliance on various valuation methods, including discounted future cash flows, peer group comparables, sales and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Based on the comparative assessment of the Company to its peer group, a 5.25 multiple of EBITDA and a 0.375 multiple of sales was selected. In addition, a discount rate of 14.2% was selected for use in discounting projected future cash flows.  After taking into account appropriate deductions from enterprise value, a reorganized equity value, on a fair market value basis, of $300,000,000 was derived.

          The adjustments made to record the effect of the Plan on the Company's Consolidated Balance Sheet as of September 1, 2001 were as follow:

		Adjustment to record plan confirmation
		(a)	(b)	(c)
			Financing
			Agreements,
			Debt
	Predecessor	Cancellation	Discharge,		Reorganized
	Company	of	and	Fresh-Start	Company
	Balance Sheet	Predecessor	Issuance of	Fair Value	Balance Sheet
	September 1, 2001	Stock	New Stock	Adjustments	September 1, 2001
ASSETS
Cash and cash equivalents	$20,558	$-	$7,549	$-	$28,107
Retained interest in receivables sold	-	-	82,058		82,058
Accounts receivable, net	247,922	-	(253,896)	15,595	9,621
Merchandise inventories, net	191,695	-	-	(9,856)	181,839
Prepaid expenses and other current assets	14,679	-	(150)	(1,584)	12,945
	_____________	_____________	_____________	_____________	_____________
Total current assets	474,854	-	(164,439)	4,155	314,570

Property, equipment and leasehold
improvements, net	119,830	-	-	(19,506)	100,324
Other assets	7,006	-	2,896	(3,695)	6,207
	_____________	_____________	_____________	_____________	_____________
Total assets	$601,690	$-	$(161,543)	$(19,046)	$421,101
	==========	==========	==========	==========	==========

LIABILITIES AND
STOCKHOLDERS' EQUITY
(DEFICIT)
Account payable	$57,476	$-	$(1,199)	$-	$56,277
Accrued expenses and other current liabilities	59,694	-	(10,007)		49,687
Debtor-in-Possession facility	137,133		(137,133)	-	-
Current portion long-term debt	197	-	-	-	197
	_____________	_____________	_____________	_____________	_____________
Total current liabilities	254,500	-	(148,339)	-	106,161

Long-term debt	873	-	-	-	873
Other long-term liabilities	7,006	-	(1,087)	8,148	14,067
Liabilities subject to compromise under
reorganization proceedings	578,095	-	(578,095)	-	-
	_____________	_____________	_____________	_____________	_____________
Total liabilities	840,474	-	(727,521)	8,148	121,101
	_____________	_____________	_____________	_____________	_____________

Common stock	268	(268)	200	-	200
Class B common stock	13	(13)	-	-	-
Additional paid-in capital	267,002	(267,002)	299,800	-	299,800
Accumulated earnings (deficit)	(498,012)	267,283	265,978	(35,249)	-
Accumulated other comprehensive income	(8,055)	-	-	8,055	-
	_____________	_____________	_____________	_____________	_____________
Stockholders' equity (deficit)	(238,784)	-	565,978	(27,194)	300,000
	_____________	_____________	_____________	_____________	_____________
Total liabilities and stockholders' equity (deficit)	$601,690	$-	$(161,543)	$(19,046)	$421,101
	==========	==========	==========	==========	==========

(a)	To record the cancellation of all pre-petition ownership interests as of the Effective Date.
(b)

To write-off Debtor-in-Possession debt issue cost, record settlement of liabilities subject to compromise under reorganization proceedings by payment of cash of $46.4 million and issuance of 19,972,653 shares of new common stock valued at $300,000,000, and record proceeds received from the sale of accounts receivable under the Securitization Facility.

(c)	To record the adjustments to state assets and liabilities at the reorganization value.

NOTE 7 - ACCOUNTS RECEIVABLE SECURITIZATION

          Prior to the Chapter 11 Proceedings, the Company securitized substantially all of its trade accounts receivable (the "Accounts Receivable Securitization Program") through a wholly-owned special purpose entity, SRI Receivables Purchase Co., Inc. ("SRPC"). SRPC held a retained interest in the securitization vehicle (the "Retained Interest"), a special purpose trust (the "Trust"). Accordingly, the Company accounted for its Retained Interest as an investment in trading securities, which was recorded at fair value. Any change in the fair value in the Retained Interest was reflected currently in income.

          In connection with the Chapter 11 Proceedings, on June 7, 2000, the Company paid the Trust $288.4 million in cash and surrendered its Retained Interest in exchange for all accounts receivable balances held by the Trust. The Trust used the cash proceeds to retire all remaining certificates and pay other costs associated with the termination of the Trust. The accounts receivable balances repurchased by the Company were recorded at the aggregate of the cash paid and the estimated fair value of the Retained Interest surrendered. The Company accreted the yield resulting from the estimated net future cash flows associated with the accounts receivable repurchased at June 1, 2000 using the interest method. The yield is recorded in selling, general and administrative expenses in the accompanying financial statements. Service charge income, late fees and estimated bad debt expense related to credit sales made subsequent to June 1, 2000 are included in selling, general and administrative expenses in the accompanying financial statements.

          As part of the Financing Agreements, the Company entered into the Securitization Facility to finance up to $200.0 million of accounts receivable purchases. The Company originates receivables through Granite National Bank, N.A. ("GNB"), a nationally chartered bank founded in 1998 and indirectly wholly-owned by the Company. On a daily basis, GNB sells the receivables to SRLP. Pursuant to the accounts receivable securitization (the "Accounts Receivable Program"), SRLP sells all of the accounts receivable generated that meet certain eligibility requirements of the Accounts Receivable Program to Stage Receivable Funding LP ("SRFLP"), a wholly-owned entity, which simultaneously conveys the receivables to a special purpose trust (the "Securitization Trust"). SRFLP is a separate special purpose, bankruptcy remote entity. The accounts receivable that are sold pursuant to the Accounts Receivable Program are accounted for as a sale pursuant to the guidelines of SFAS No. 140, Accounting for the Transfer and Servicing of Financial Assets and the Extinguishment of Liabilities.

          The initial sale of receivables to the Securitization Trust on the Effective Date were $271.0 million. As part of fresh-start adjustments, the Company adjusted the carrying value of receivables to estimated fair value. The cash flows generated from the accounts receivable in the Securitization Trust are dedicated to: (i) the purchase of new accounts receivable generated by the Company; (ii) payment of a return on the certificates; and (iii) the payment of a 2% servicing fee on the average outstanding third party certificates. Any remaining cash flows are remitted to SRFLP. The outstanding balances under the revolving third party certificates at September 1, 2001 was $175.0 million.

          The Company's retained ownership interest in receivables sold under the program is comprised of an exchangeable transferor certificate, a subordinated transferor certificate, an uncertificated ownership of interest-only strips and amounts held in cash reserve accounts. The retained interest is recorded at estimated fair value of $78.9 million using management's best estimates of the key assumptions of repayment speed, expected credit losses, future yield and discount rate commensurate with the risks involved. Changes in the estimated fair value of the retained interest and gains (losses) on receivables sold are recorded as a component of selling, general and administrative expense. The key assumptions used to measure the fair value were as follows:

Repayment speed	14.0%
Weighted average life (in months)	7.1
Expected credit losses as a % of net sales (annual rate)	4.5%
Residual cash flows discount rate	15.0%
Variable return to certificate holders:	30 day commercial paper plus 0.37%

          At September 1, 2001, the reduction in the carrying amount of the retained interest caused by immediate 10% and 20% adverse changes in those key assumptions are as follows (in thousands):
Repayment speed:
Impact on fair value of 10% adverse change	$(1,643)
Impact on fair value of 20% adverse change	(3,502)
Expected credit losses as a % of net sales (annual rate):
Impact on fair value of 10% adverse change	(2,201)
Impact on fair value of 20% adverse change	(4,360)
Residual cash flows discount rate:
Impact on fair value of 10% adverse change	(612)
Impact on fair value of 20% adverse change	(1,218)
Variable return to certificate holders:
Impact on fair value of 10% adverse change	(146)
Impact on fair value of 20% adverse change	(293)

          These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

NOTE 8 - STOCK OPTIONS

          Pursuant to the Plan, the Company has established the 2001 Equity Incentive Plan to reward, retain and attract key personnel. To fund the 2001 Equity Incentive Plan, 4,000,000 shares of the Company's common stock have been reserved. Although discretionary with the Company, the Company anticipates that the options under the 2001 Equity Incentive Plan will be grouped into three equal groupings, with separate per share exercise prices. The Company also anticipates that the right to exercise these options will vest over four years from the date the options are granted, with 25% of each grouping vesting at the end of each of the first four years following the date of grant, and will expire if not exercised ten years from the date of the grant.

          Of the 4,000,000 shares of Common Stock reserved for issuance under the 2001 Equity Incentive Plan, the Company has issued options to key executives and directors for 2,450,000 shares as of August 24, 2001, in three equal groupings, and with per share exercises prices of $13.75, $15.00 and $16.25, respectively. The right to exercise these options will vest over four years from August 24, 2001, with 25% of each grouping vesting at the end of each of the first four years following the date of grant, and will expire if not exercised ten years from the date of the grant. The Company intends to issue an additional 1,191,000 options to other key employees with an effective date of August 24, 2001 at the same exercise price and vesting provisions as those outstanding.

NOTE 9 - NEW ACCOUNTING PRONOUNCEMENTS

          In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activity. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133, as amended, effective February 4, 2001. The adoption did not have a material effect on the Company's financial statements.

          In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 140, which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", provides accounting and reporting standards for securitizations and other transfers of assets. Those standards are based on consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of assets, an entity recognizes the assets it controls and derecognizes assets when control has been surrendered. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings. The accounting requirements of this standard are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and must be applied prospectively.

          On July 20, 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."  The statements will change the accounting for business combinations and goodwill in two significant ways.  SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001.  Use of the pooling-of-interests method will be prohibited.  SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach.  Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of that statement, which for the Company will be February 3, 2002.  In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company is currently evaluating the effects, if any, of adopting these pronouncements.

NOTE 10 - LITIGATION

          From time to time the Company and its subsidiaries are involved in various litigation matters arising in the ordinary course of their business.

          On March 30, 1999, a class action lawsuit was filed against one of the predecessors, Stage Stores, Inc., a Delaware corporation ("Stage Delaware"), and certain of its officers, directors and stockholders in the United States District Court for the Southern District of Texas, Houston Division by John C. Weld, Jr., a stockholder who purchased 125 shares of Stage Delaware's common stock on August 3, 1998, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated there under (the "Weld Suit"). Stage Delaware believed that the allegations of the Weld Suit were without merit, and on July 23, 1999, Stage Delaware filed a motion to dismiss. United States District Judge Kenneth Hoyt entered an order on December 8, 1999 dismissing the Weld Suit. Mr. Weld appealed the order to the United States Court of Appeals for the Fifth Circuit (the "Fifth Circuit"). Because of Stage Delaware's bankruptcy proceeding (see below), the appeal was stayed as to Stage Delaware. On May 16, 2001, the Fifth Circuit affirmed the District Court's dismissal of the Weld Suit as to the other defendants in the case. The plaintiffs have now consented to the dismissal of the action against the Company pending in the Fifth Circuit, and that Court entered its order dismissing those claims on October 15, 2001.   In addition, in the Chapter 11 Proceedings, Mr. Weld filed and asserted a "Class Proof of Claim" making the same allegation as in the Weld Suit. The Company filed a claim objection to the Weld Class Proof of Claim which claim objection has been sustained by the Bankruptcy Court.

          In March 2000, eleven former employees of one of the Company's subsidiaries, Specialty Retailers, Inc., a Texas corporation d/b/a Palais Royal ("SRI"), filed two separate suits in the United States District Court for the Southern District of Texas against Stage Delaware, SRI and Mary Elizabeth Pena, arising out of alleged conduct occurring over an unspecified time while the plaintiffs were working at one or more Palais Royal stores in the Houston, Texas area. The plaintiffs allege that on separate occasions they were falsely accused of stealing merchandise and other company property and giving discounts for purchases against company policy. The suits accuse the defendants of defamation, false imprisonment, intentional infliction of mental distress, assault and violation of the Racketeer Influenced and Corrupt Organizations (RICO) Act. The claims seek unspecified damages for mental anguish, lost earnings, exemplary damages, treble damages, interest, attorneys' fees and costs. SRI denies the allegations and intends to vigorously defend the claims. These claims are currently stayed pursuant to the provisions of the Plan. SRI has agreed to liquidate the claims through its compulsory ADR program for employee disputes. The payment of any amounts deemed owed by SRI, however, is subject to the Plan.

          On June 1, 2000, the Company's predecessors (Stage Delaware and Specialty Retailers, Inc. (NV)) and SRI (collectively, the "Debtors") filed voluntary petitions under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. During the Chapter 11 Proceedings, the Debtors continued to manage and operate their assets and business as a debtors-in-possession, pending the formulation and confirmation of a plan of reorganization and subject to the supervision and orders of the Court. Additionally, an unsecured creditor committee was formed and had the right to review and participate in the Chapter 11 Proceedings. On April 24, 2001, the Debtors filed, and subsequently amended on May 14, May 21, May 25 and June 6, 2001, a "Disclosure Statement," pursuant to Section 1125 of the Bankruptcy Code, and a "Plan of Reorganization" with the Court. On June 6, 2001, the Court approved the Disclosure Statement. On August 8, 2001, the Plan, as modified on August 8, 2001, was confirmed by the Court (the "Confirmation Order"). On August 24, 2001 (the "Effective Date") the Debtors emerged from the Chapter 11 Proceedings. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over the Chapter 11 Proceedings after the Effective Date as is legally permissible, including jurisdiction over matters set forth in Article XII Retention of Jurisdiction in the Plan including, but not limited to, jurisdiction to (i) issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order; (ii) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed; and (iii) determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order. One pre-petition shareholder has appealed the Confirmation Order. The Bankruptcy Court has denied his request for a stay pending appeal.

          On November 3, 2000, Stage Delaware received a copy of the United States Securities and Exchange Commission's (the "SEC") August 3, 2000 Order Directing Private Investigation "In the Matter of Stage Stores, Inc." (the "SEC Order"). The SEC Order is a confidential document directing a non-public investigation into related party transactions previously reported by Stage Delaware on Form 8-K dated March 9, 2000. The Company is cooperating with the SEC in the investigation, which is still ongoing.

          On April 14, 2000, Stage Delaware was named as one of 135 defendants in a patent infringement action brought by The Lemelson Medical, Education & Research Foundation, in the United States District Court for the District of Arizona. The plaintiff claims to be the owner of various patents covering optical scanning devices commonly used by retail outlets at checkout counters to scan prices for customer purchases. The complaint seeks injunctive relief to prevent alleged continuing infringement and unspecified damages for alleged past infringement. The court and the plaintiff were advised of the Chapter 11 Proceedings, and Stage Delaware asserted the protection of the automatic stay. The remaining defendants have formed a common defense group and plan to vigorously defend against the claims. The plaintiffs' several actions against retailers allegedly using the scanning technology have been stayed, pending the outcome of the affirmative actions filed by certain manufacturers of the scanning equipment to declare the plaintiffs' patents invalid. The Company disputes the plaintiff's allegations and plans to monitor the action closely.

          In the Chapter 11 Proceedings, Stage Delaware engaged in litigation with General Electric Capital Corporation ("GE Capital") regarding the proceeds received from Stage Delaware's sale of an aircraft (the "Aircraft"), which was financed by GE Capital. On July 19, 2000, the Court entered its Order Authorizing Sale of Aircraft Located in Houston, Texas, Subject to All Liens Attaching to the Proceeds and Pursuant to 11 U.S.C. Section 363, which enabled Stage Delaware to sell the Aircraft but provided that excess proceeds in the amount of $1,065,217 would be held in escrow, pending resolution of the entitlement to such proceeds. On January 1, 2001, in its Order Authorizing Disbursement of "Excess Proceeds" Upon Sale of Aircraft and the Findings of Fact and Conclusions of Law Concerning Entitlement to "Excess Proceeds" After Sale of Aircraft, the Court ordered that GE Capital was entitled to the excess proceeds. Stage Delaware appealed this ruling and this matter is currently before the United States District Court for the Southern District of Texas, Houston Division. The Company has obtained court approval of a settlement in principle.  Generally, the Company will keep certain leased equipment not involved in the litigation for a limited period of time. The disputed escrow funds will be applied to reduce other obligations due to GE Capital. The pending litigation will be dismissed. The details of the final settlement agreement are being negotiated. The settlement is contingent on the final settlement agreement.

          Management believes that none of the litigation matters described above, either individually or in the aggregate, is material to the financial position, results of operations or cash flows of the Company or its subsidiaries.

EXHIBIT INDEX

          The following documents are the exhibits to the Form 10. For convenient reference, each exhibit is listed according to the Exhibit Table of Regulation S-K.
Exhibit Number	Exhibit
2.1	Third Amended Plan of Reorganization of Stage Stores, Inc., Specialty Retailers, Inc. and Specialty Retailers, Inc. (NV), as Modified.
2.2	Agreement and Plan of Merger dated August 15, 2001, between Stage Stores, Inc., a Delaware corporation, and Specialty Retailers, Inc. (NV), a Nevada corporation.
2.3	Articles of Merger of Stage Stores, Inc. (A Delaware Corporation) Into Specialty Retailers, Inc. (NV)(A Nevada Corporation) dated August 24, 2001.
3.1	Restated Articles of Incorporation of Specialty Retailers, Inc. (NV).
3.2	Articles of Incorporation of Specialty Retailers, Inc. (NV).
3.3	First Amended By-Laws of Stage Stores, Inc.
3.4	Bylaws of Specialty Retailers, Inc. (NV).
4.1	Form of Common Stock Certificate
4.2	Series A Warrant Agreement dated as of August 24, 2001 by and among Stage Stores, Inc. and the holders named therein with form of warrant certificate.
4.3	Series B Warrant Agreement dated as of August 24, 2001 by and among Stage Stores, Inc. and the holders named therein with form of warrant certificate.
10.1	Stage Stores, Inc. 2001 Equity Incentive Plan.
10.2	Consulting Agreement between Wuensch Consulting Group and Stage Stores, Inc. dated April 29, 2000.
10.3	Employment Agreement between James Scarborough and Stage Stores, Inc. dated July 31, 2000.
10.4	Employment Agreement between Michael McCreery and Stage Stores, Inc. dated February 28, 2001.
10.5

Credit Agreement dated as of August 24, 2001 by and among Specialty Retailers (TX) LP, Stage Stores, Inc. and the named subsidiaries of Stage Stores, Inc. and the initial lenders named therein, Citicorp USA, Inc. and Salomon Smith Barney Inc.

10.6	Amended and Restated Receivables Transfer Agreement dated August 24, 2001, by and between Granite National Bank and Specialty Retailers (TX) LP.
10.7	Purchase and Sale Agreement dated August 24, 2001, by and between Specialty Retailers (TX) LP and Stage Receivable Funding LP.
10.8	Pooling and Servicing Agreement dated August 24, 2001, by and among Stage Receivable Funding LP, Specialty Retailers (TX) LP and Bankers Trust Company.
10.9	Series 2001-1-VFC Supplement to Pooling and Servicing Agreement dated August 24, 2001, by and among Stage Receivable Funding LP, Specialty Retailers (TX) LP and Bankers Trust Company.
10.10

Series 2001-1-VFC Certificate Purchase Agreement dated August 24, 2001, by and among Stage Receivable Funding LP, Specialty Retailers (TX) LP, Corporate Receivables Corporation, Blue Keel Funding, LLC, other commercial paper conduits from time to time parties thereto, Citibank, N.A., Fleet National Bank and other financial institutions from time to time parties thereto, Citicorp North America, Inc., Fleet Securities, Inc., Citicorp North America, Inc. and Bankers Trust Company.

10.11

Intercreditor Agreement dated August 24, 2001, by and among Citicorp North America, Inc., Stage Receivable Funding LP, Specialty Retailers (TX) LP, Granite National Bank, Stage Stores, Inc., Bankers Trust Company and Citicorp USA, Inc.

10.12	Parent Undertaking Agreement dated August 24, 2001, by and between Stage Stores, Inc. and Bankers Trust Company.
10.13	Engagement Letter dated October 17, 2001 by and between Stage Stores, Inc. and PricewaterhouseCoopers LLP.
16.1	Letter of PricewaterhouseCoopers LLP dated January 11, 2001.
16.2	Letter of Deloitte & Touche LLP dated January 11, 2001.
21.1.	List of Registrant's Subsidiaries
99.1	Charter for the Audit Committee of Stage Stores, Inc. dated September 13, 2001.